SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

PLAINS RESOURCES INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Shares of Plains Resources common stock, $0.10 par value per share (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

22,599,200 shares of Common Stock, $0.10 par value per share, 76,500 restricted units representing the right to acquire Common Stock and 1,610,785 options representing the right to acquire Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $48,799.96 was calculated pursuant to Exchange Act Rule 0-11(c)(1) and is based on (1) the aggregate number of 22,675,700 shares of Common Stock consisting of 22,599,200 shares of Common Stock outstanding plus the 76,500 restricted units representing the right to purchase Common Stock multiplied by the $16.75 per share merger consideration; plus (ii) the cash-out value of 1,610,785 options representing the right to purchase Common Stock. The filing fee was then calculated by multiplying the resulting transaction cash value of $385,161,498.00 by 0.00012670.

(4)	Proposed maximum aggregate value of transaction:

$385,161,498.00

(5)	Total fee paid:

$48,799.96

☐    Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PLAINS RESOURCES INC.

700 Milam Street, Suite 3100

Houston, Texas 77002

Dear Plains Resources Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Plains Resources Inc. The meeting will be held at [time], local time, on [            ], 2004, at [            ], Houston, Texas. Your Board of Directors and management look forward to greeting those of you able to attend in person. We have included a map and directions to the meeting site on the back page of this proxy statement. This proxy statement is dated [            ], 2004, and is first being mailed to stockholders on or about [            ], 2004.

At the special meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of February 19, 2004, by and among us, Vulcan Energy Corporation and Prime Time Acquisition Corporation, a newly formed Delaware corporation wholly owned by Vulcan Energy Corporation, and the merger of Prime Time Acquisition Corporation with and into Plains Resources Inc., which will survive the merger.

Vulcan Energy Corporation is a Delaware corporation currently owned solely by investor Paul G. Allen. James C. Flores, our Chairman of the Board of Directors, and John T. Raymond, our President and Chief Executive Officer, will each acquire a significant interest in Vulcan Energy in connection with the transaction. In this letter and the accompanying proxy statement, Messrs. Flores and Raymond (and their respective affiliates) will be referred to as the “Management Stockholders.” Prior to the merger, the Management Stockholders will contribute their shares of vested and restricted common stock to Vulcan Energy and will together hold approximately 11% of the outstanding common shares of Vulcan Energy following the merger.

If the merger agreement is approved and adopted and the merger is completed in accordance with its terms you will be entitled to $16.75 in cash per share of our common stock you own. We will pay the merger consideration without interest and less any applicable withholding taxes.

If the merger is completed, we will no longer be a publicly traded company and will become a wholly owned subsidiary of Vulcan Energy.

A special committee of our Board of Directors has unanimously determined that the proposed merger is advisable, fair to and in the best interests of Plains Resources and its stockholders, other than the Management Stockholders, and recommends the approval and adoption of the merger agreement and the merger by our stockholders. The special committee consists of two directors who are not our officers or employees, are not directly or indirectly affiliated with Vulcan Energy or the Management Stockholders, and who will not have an economic interest in us or Vulcan Energy following the merger. Accordingly, the Board of Directors, taking into account the unanimous recommendation of the special committee, through a unanimous vote of the directors present (with Mr. Flores not in attendance) approved the merger agreement and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger.

In reaching its decision, the special committee considered many factors, including an oral opinion delivered by Petrie Parkman & Co., the special committee’s financial advisor, on February 18, 2004 and subsequently confirmed in writing that, as of that date, and based on and subject to the matters set forth in the opinion, the consideration to be received by our stockholders in the merger was fair from a financial point of view to our stockholders (other than the Management Stockholders).

The accompanying proxy statement explains the proposed merger and provides specific information concerning the merger agreement and the special meeting. We urge you to read these materials, including the merger agreement and other appendices, completely and carefully.

Your vote is important. The proposed merger cannot occur unless, among other things, the merger agreement and the merger are approved and adopted by an affirmative vote of the holders of a majority of the outstanding shares of our common stock. The Board of Directors appreciates and encourages stockholder participation in our affairs. Whether or not you can attend the meeting, please read the proxy statement carefully, then sign, date and return the enclosed proxy card promptly in the enclosed pre-addressed postage-paid envelope, so that your shares will be represented at the meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Failure to return a properly executed proxy card or vote at the special meeting will have the same effect as a vote against the approval and adoption of the merger agreement and the merger. If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, [            ] toll-free at (      )       -        .

On behalf of the Board of Directors, thank you for your continued support.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [            ], 2004, and is first being mailed to stockholders on or about [            ], 2004.

PLAINS RESOURCES INC.

700 Milam Street, Suite 3100

Houston, Texas 77002

NOTICE OF SPECIAL MEETING TO BE HELD ON [            ], 2004

We cordially invite you to attend a special meeting of stockholders of Plains Resources Inc., a Delaware corporation. This special meeting will be held at [time], local time, on [            ], 2004, at [            ] Houston, Texas. The meeting is being held:

1.	To vote on the approval and adoption of the Agreement and Plan of Merger, dated as of February 19, 2004, by and among us, Vulcan Energy Corporation and Prime Time Acquisition Corporation, a newly formed Delaware corporation wholly owned by Vulcan Energy Corporation, and the merger of Prime Time Acquisition Corporation with and into Plains Resources, which will survive the merger;

2.	To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting; and

3.	To consider any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on [            ], 2004, as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting.

The Board of Directors, in accordance with the unanimous recommendation of a special committee of the board consisting of two directors who are not our officers or employees, are not directly or indirectly affiliated with Vulcan Energy or the Management Stockholders, and who will not have an economic interest in us or Vulcan Energy following the merger, has unanimously approved the merger agreement and the merger, and has determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, all Plains Resources stockholders (other than the Management Stockholders). Accordingly, the Board of Directors, taking into account the unanimous recommendation of the special committee, through a unanimous vote of the directors present (with Mr. Flores not in attendance) approved the merger agreement and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger.

Under Delaware law, if the merger is completed, holders of our common stock who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures and requirements explained in the accompanying proxy statement.

Your vote is very important. The merger cannot occur unless holders of a majority of the outstanding shares of common stock of Plains Resources vote in favor of the approval and adoption of the merger agreement and the merger. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. If you attend the special meeting and wish to vote in person, you may withdraw your proxy card and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. A broker, bank or other nominee cannot vote your shares on the merger by proxy without your express instructions.

We urge you to read carefully the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By order of the Board of Directors,

John F. Wombwell

Executive Vice President, General Counsel and Secretary

[            ], 2004

i

ii

iii

SUMMARY

This summary highlights selected information included in this proxy statement and should be read together with the questions and answers on the following pages. Because this is a summary, it may not contain all of the information that is important to you. To more fully understand the merger agreement and the merger and for a more complete description of the legal terms of the merger, you should read this entire proxy statement carefully, including the appendices attached to this proxy statement. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement. For additional information, see “Miscellaneous Other Information—Where You Can Find More Information” and “Miscellaneous Other Information—Incorporation by Reference.”

Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to “Plains Resources,” “we,” “our,” “us” or similar references mean Plains Resources Inc. and its subsidiaries, predecessors and acquired businesses. When we refer to the “Management Stockholders” in this proxy statement, we mean James C. Flores, chairman of our Board of Directors, and John T. Raymond, our president and chief executive officer, and their respective affiliates. When we refer to the “subscription agreement” in this proxy statement, we mean the amended and restated subscription agreement, dated as of February 19, 2004, entered into by and among the Management Stockholders, Vulcan Energy and Paul G. Allen pursuant to which each Management Stockholder will contribute all of his equity interests in Plains Resources, and Paul G. Allen will contribute cash, in exchange for equity interests in Vulcan Energy immediately prior to the effective time of the merger.

Transaction Participants (Page 99)

PLAINS RESOURCES INC.

700 Milam Street, Suite 3100

Houston, Texas 77002

Plains Resources Inc. is an independent energy company. We are principally engaged in the “midstream” activities of marketing, gathering, transporting, terminalling, and storage of oil through our equity ownership in Plains All American Pipeline, L.P., or PAA, a publicly traded master limited partnership that is actively engaged in the midstream energy markets. All of PAA’s midstream activities are conducted in the United States and Canada. We also participate in the “upstream” activities of acquiring, exploiting, developing, exploring for and producing oil through our wholly owned subsidiary, Calumet Florida L.L.C., which has producing properties in the Sunniland Trend in south Florida.

VULCAN ENERGY CORPORATION

505 Fifth Avenue S, Suite 900

Seattle, Washington 98104

Vulcan Energy Corporation (“Vulcan Energy”) was formed on November 19, 2003 for the purpose of acquiring all of the outstanding shares of Plains Resources. It has not carried on any activities to date other than those incidental to its formation and completion of the merger. Vulcan Energy is currently owned solely by Mr. Allen and managed by several employees of Vulcan Capital, an investment vehicle of Mr. Allen. Immediately following the merger, Mr. Allen will own approximately 89% of the outstanding common shares of Vulcan Energy (excluding the Management Stockholders’ unvested shares of restricted stock and stock options), and Vulcan Energy will be managed by a five-member board of directors consisting of Mr. Allen, Jody Patton, David Capobianco, Mr. Flores and Mr. Raymond. See page 20 “Special Factors—Structure of the Transaction.”

PRIME TIME ACQUISITION CORPORATION

505 Fifth Avenue S, Suite 900

Seattle, Washington 98104

Prime Time Acquisition Corporation (the “Vulcan Merger Subsidiary”) was incorporated on February 18, 2004 for the purpose of merging with and into Plains Resources. It has not carried on any activities to date other than those incidental to its incorporation and completion of the merger. Vulcan Energy owns all of the outstanding stock of the Vulcan Merger Subsidiary.

Transaction Structure (Page 20)

The proposed transaction is a merger of Prime Time Acquisition Corporation with and into Plains Resources, with Plains Resources continuing as the surviving corporation.

The principal steps that will accomplish this transaction are as follows:

The Equity and Debt Financing. At or prior to the merger (subject to the satisfaction or waiver of all conditions) and pursuant to the amended and restated subscription agreement with respect to the equity financing and written commitments with respect to the debt financing:

•	Mr. Allen will contribute to Vulcan Energy approximately $212 million in order to consummate the merger and pay related fees and expenses in exchange for shares constituting approximately 89% of the outstanding common shares of Vulcan Energy;

•	each of the Management Stockholders will contribute to Vulcan Energy as an investment their respective shares of Plains Resources common stock (both restricted common stock and vested common stock) in exchange for common shares of Vulcan Energy;

•	following the merger, the Management Stockholders will own, in the aggregate, approximately 11% of the outstanding common shares of Vulcan Energy; and

•	Fleet National Bank will provide financing for Vulcan Energy through a senior secured credit facility in the principal amount of $175 million and Bank of America N.A. will provide financing for Vulcan Energy through a $65 million senior term loan guaranteed by Mr. Allen to fund a portion of the acquisition costs and related expenses.

The Merger. Following the satisfaction or waiver of the conditions to the merger, including completion of the funding described above, the Vulcan Merger Subsidiary will merge with and into Plains Resources, and Plains Resources will be the surviving corporation. In connection with the merger:

•	each share of Plains Resources common stock outstanding at the effective time of the merger (other than shares held directly or indirectly by Vulcan Energy or Plains Resources and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $16.75 in cash;

•	each share of restricted common stock of Plains Resources (other than restricted shares held by the Management Stockholders) will become fully vested and will be converted into the right to receive $16.75 in cash;

•	each option to purchase shares of Plains Resources common stock (other than stock options held by the Management Stockholders) will become fully vested and exercisable, and each holder of options to purchase shares of Plains Resources common stock (other than the Management Stockholders) will receive, upon exercise of the option, an amount in cash equal to the number of unexercised shares subject to such option times the excess, if any, of $16.75 over the per share exercise price of the option; and

•	each outstanding restricted stock unit (other than those held by the Management Stockholders) will become fully vested and payable and treated as a share of Plains Resources common stock and exchanged for $16.75 in cash.

As a result of the merger, the stockholders of Plains Resources (other than Vulcan Energy and its affiliates, and the Management Stockholders) will no longer have any interest in, and will no longer be stockholders of, Plains Resources and will not participate in the future earnings or growth of Plains Resources, if any.

Equity Ownership of Vulcan Energy. Upon completion of the merger, approximately 89% and 11% of the outstanding common shares of Vulcan Energy will be owned by Mr. Allen and the Management Stockholders, respectively. Approximately 29% of the shares held by the Management Stockholders will be restricted shares. In addition, each Management Stockholder will be granted an option to purchase a number of shares of Vulcan Energy common stock equal to 5% of the outstanding shares on a fully diluted basis (calculated on the treasury method) on the date of grant. In addition, under certain circumstances, including a sale of Vulcan Energy, where a 20% or greater internal rate of return to common equity has been achieved, each Management Stockholder will be entitled to an incentive payment of up to 2.5% of the value of Vulcan Energy above the original investment amount. For a further description of Vulcan Energy’s equity ownership, see page 48, “Special Factors—Agreements with the Management Stockholders.”

Vote Required (Page 18)

Each share of Plains Resources common stock is entitled to one vote.

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Plains Resources common stock is required to approve and adopt the merger agreement and the merger.

The Management Stockholders, who collectively beneficially own 1,169,132, or 4.9% of the, shares of Plains Resources common stock outstanding as of February 27, 2004, have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the merger.

Kayne Anderson Capital Advisors, LP, which beneficially owns 1,755,916 (or 7.4%) of the outstanding shares of Plains Resources common stock, and EnCap Investments, LP, which through its institutional equity funds controls 1,174,219 (or 4.9%) of the outstanding shares of Plains Resources common stock, have each informed Plains Resources that it intends to vote in favor of adoption and approval of the merger agreement and the merger.

Recommendations of the Special Committee and the Board of Directors (Page 33)

A special committee of our Board of Directors, which consists of two directors who are not our officers or employees, are not directly or indirectly affiliated with Vulcan Energy or the Management Stockholders, and who will not have an economic interest in us or Vulcan Energy following the merger, unanimously determined that the proposed merger and the terms of the provisions of the merger agreement are advisable, fair to, and in the best interests of, our stockholders, other than the Management Stockholders, and unanimously recommended the approval and adoption of the merger agreement and the merger by our stockholders. The Board of Directors, taking into account the unanimous recommendation of the special committee, through a unanimous vote of the directors present (with Mr. Flores not in attendance) also determined that the proposed merger and the terms of the merger agreement are advisable, fair to, and in the best interests of, Plains Resources stockholders, other than the Management Stockholders. Accordingly, the Board of Directors, taking into account the unanimous recommendation of the special committee, through a unanimous vote of the directors present (with Mr. Flores not in attendance) approved the merger agreement and resolved to recommend that the stockholders vote “FOR” approval and adoption of the merger agreement and the merger.

In making the determination to approve and recommend the merger and the merger agreement, the Board of Directors considered, among other factors, the following:

•	the oral opinion delivered by Petrie Parkman & Co. on February 18, 2004, and subsequently confirmed in writing that, as of that date and based on and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of Plains Resources in the merger was fair from a financial point of view to such stockholders (other than the Management Stockholders);

•	the fact that the merger consideration of $16.75 per share to be received by Plains Resources’ stockholders represented, on February 18, 2004, (1) an approximate 25% premium over the $13.44 per share closing price of Plains Resources common stock on November 19, 2003, the last full trading day prior to the public announcement of the original proposal by Vulcan Energy to purchase Plains Resources and an approximate 27% premium over the average closing price of $13.23 per share of Plains Resources common stock over the 30 calendar day period ending on the same date, (2) an increase of $2.50 per share above Vulcan Energy’s original proposal, and (3) a higher price than the highest per share closing price of Plains Resources’ common stock on the NYSE since its spin-off of Plains Exploration & Production Company on December 18, 2002; and

•	the additional factors described in detail under “Special Factors—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Due to the variety of factors considered, the special committee and our Board of Directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our Board of Directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger.

Purpose of the Merger; Certain Effects of the Merger (Page 46)

The principal purpose of the merger is to enable Mr. Allen and the Management Stockholders to own indirectly all of the equity interests in Plains Resources and to provide you with the opportunity to receive a cash payment for your shares at a premium over the market prices at which Plains Resources’ common stock traded before announcement of Vulcan Energy’s proposal to purchase Plains Resources in November 2003.

The merger will terminate all common equity interests in Plains Resources held by our current stockholders, and Vulcan Energy will be the sole owner of Plains Resources and its business. Mr. Allen and the Management Stockholders will be the owners of Vulcan Energy following the merger and therefore will be the beneficiaries of any earnings and growth of Plains Resources following the merger.

Upon completion of the merger, Plains Resources will remove its common stock from listing on the New York Stock Exchange, or NYSE, and Plains Resources’ common stock will no longer be publicly traded and the registration of Plains Resources common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated.

Background of the Merger; Reasons for Approval of the Merger (Pages 21 and 33)

For a description of the events leading to the approval of the merger agreement and the merger by the Board of Directors, you should refer to “Special Factors—Background of the Merger” and “Special Factors—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Fairness Opinion of Petrie Parkman & Co. (Page 37 and Appendix B)

The special committee received an oral opinion from Petrie Parkman & Co. (“Petrie Parkman”) on February 18, 2004, and subsequently confirmed in writing that, as of that date and based on and subject to the matters set forth in the opinion, the consideration to be received by Plains Resources’ stockholders (other than the Management Stockholders) pursuant to the merger was fair from a financial point of view to such stockholders. The full text of this opinion, dated February 18, 2004, is attached to this proxy statement as Appendix B. You should read the opinion carefully in its entirety.

Appraisal Rights (Page 63 and Appendix C)

Holders of shares of Plains Resources common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the “fair value” of their shares in connection with the merger.

Interests of Certain Persons in the Merger (Page 46)

In considering the recommendations of the special committee and the Board of Directors, you should be aware that some Plains Resources officers, directors and affiliates have interests in the merger that may be different from or in addition to your interests as a Plains Resources stockholder generally, including the following:

•	as of the record date, executive officers and directors of Plains Resources held

•	options to purchase an aggregate of [ ] shares of Plains Resources common stock,

•	[ ] shares of restricted stock, and

•	[ ] restricted stock units;

all shares of restricted stock will become fully vested and all options generally will become fully vested and exercisable immediately prior to the effective time of the merger. The aggregate amount to be paid (based on the same $16.75 per share purchase price to be paid to all other stockholders) to the executive officers and directors (other than the Management Stockholders) in the merger with respect to such vesting restricted stock and the cancellation of the options and restricted stock units will be approximately $[            ];

•	Upon completion of the merger, approximately 11% of the outstanding common shares of Vulcan Energy will be owned by the Management Stockholders. In addition, each Management Stockholder will be granted an option to purchase a number of shares of Vulcan Energy common stock equal to 5% of the outstanding shares on a fully diluted basis (calculated utilizing the treasury method) on the date of grant. In addition, under certain circumstances, including a sale of Vulcan Energy, where a 20% or greater internal rate of return to common equity has been achieved, each Management Stockholder will be entitled to an incentive payment of up to 2.5% of the value of Vulcan Energy above the original investment amount. For more details regarding the Management Stockholders’ interests in the transaction, see page 46 in “Special Factors—Interests of Certain Persons in the Merger” and page 54 in “Special Factors—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders;”

•	upon the closing of the merger, Vulcan Energy must reimburse the Management Stockholders for reasonable out-of-pocket expenses incurred by them in connection with the merger, including the fees of legal counsel and financial advisors;

•	Mr. Flores, the chairman of the Plains Resources Board of Directors, and Mr. Raymond, the President and Chief Executive Officer of Plains Resources, will enter into employment agreements with Plains Resources upon completion of the merger. These employment agreements will provide significant benefits to these individuals;

•	Stephen A. Thorington, Plains Resources’ Executive Vice President & Chief Financial Officer, will receive a severance payment of $400,000 under the terms of his employment agreement with Plains Resources;

•	Plains Resources must continue to provide indemnification and related insurance coverage to former directors and officers of Plains Resources following the merger;

•	affiliates of Mr. Flores and Mr. Raymond and of EnCap Investments L.L.C. and Kayne Anderson Capital Advisors, L.P., two of our significant stockholders, will retain their separate equity interests in the general partner of Plains All American Pipeline, L.P. (“PAA”), a publicly-owned midstream oil and gas master limited partnership. Two members of the Board of Directors, Robert V. Sinnott and D. Martin Phillips, are affiliates of Kayne Anderson Capital Advisors, L.P. and EnCap Investments L.L.C. respectively, and Mr. Sinnott is also a member of the board of directors of Plains All American GP LLC (“PAA GP”), the entity that controls the general partner of PAA;

•	Mr. Raymond will continue to serve as a director of PAA GP; and

•	The Management Stockholders will continue to beneficially own an aggregate of 1,687,048 PAA common units.

The special committee and the Board of Directors were aware of these different or additional interests and considered them along with other matters in approving the merger agreement and merger.

Conditions to the Merger (Page 73)

The obligations of Plains Resources, Vulcan Energy and the Vulcan Merger Subsidiary to complete the merger are subject to various conditions, including

•	approval and adoption by Plains Resources’ stockholders of the merger agreement and merger,

•	the receipt by Vulcan Energy of the cash proceeds of the debt financing,

•	the completion of certain actions with respect to PAA, including the acquisition of Shell Pipeline LP’s interest in SPLL Capline Company and SPLL Capwood Company,

•	the number of dissenting shares not exceeding 10% of the outstanding shares of Plains Resources’ common stock,

•	the absence of any order or injunction prohibiting the merger or any government proceeding seeking any such order or injunction,

•	the continued accuracy of the representations and warranties of each party to the merger agreement,

•	the performance in all material respects by the parties to the merger agreement of their respective covenants contained in the merger agreement,

•	the absence of any event or occurrence since December 31, 2002 which has had or would reasonably be expected to have a material adverse effect on Plains Resources or PAA,

•	the receipt of certain third party consents to the merger,

•	the continued accuracy of the representations and warranties of each of the Management Stockholders in the subscription agreement, and the performance in all material respects by each of the Management Stockholders of their respective covenants contained in the subscription agreement,

•	the financial statements of PAA filed with the SEC since January 1, 2000 must be accurate and must have complied with, and been prepared in accordance with, applicable accounting requirements and with the published rules and regulations of the SEC with respect to those financial statements, and

•	all PAA filings with the SEC since January 1, 2000 must be accurate and must have complied with, and been prepared in accordance with, the applicable requirements of the Exchange Act and the Securities Act and the applicable rules and regulations of the SEC.

Amendments to the Merger Agreement (Page 88)

No amendment of the merger agreement, whether before or after approval and adoption of the merger agreement and the merger by Plains Resources’ stockholders, can be made without the authorization of the Board of Directors.

After approval and adoption of the merger agreement and the merger by Plains Resources’ stockholders, no amendment can be made without first obtaining the approval of Plains Resources’ stockholders if that amendment alters or changes

•	the merger consideration payable under the merger agreement,

•	any term of the certificate of incorporation of the surviving entity in the merger, or

•	any terms or conditions of the merger agreement if such alteration or change would adversely affect any Plains Resources stockholder.

Termination of the Merger Agreement (Page 79)

The merger agreement may be terminated before the merger is completed, under certain circumstances.

Termination Fees and Expenses (Page 58)

Upon the termination of the merger agreement under specified circumstances, Plains Resources has agreed to reimburse all of Vulcan Energy’s and the Vulcan Merger Subsidiary’s reasonable out-of-pocket expenses. In addition, in some of these circumstances, Plains Resources has agreed to pay Vulcan Energy a termination fee of $15 million. In all other circumstances, each party must pay all fees and expenses it incurs relating to the merger.

No Solicitation; Our Ability to Accept a Superior Proposal (Page 76)

The merger agreement generally restricts Plains Resources’ ability to solicit, initiate, knowingly encourage or facilitate any competing acquisition inquiries, proposals or offers. However, Plains Resources may provide information in response to a request for information by a person who has made, or participate in discussions or negotiations with respect to, an unsolicited bona fide written acquisition proposal that is reasonably likely to lead to a superior proposal under certain circumstances. Plains Resources may also, with respect to an unsolicited superior bona fide written acquisition proposal, withdraw or modify its recommendation in favor of the merger, recommend the competing offer to the stockholders or terminate the merger agreement under certain circumstances.

Merger Financing; Source of Funds (Page 66)

Completion of the merger will require total funding by Plains Resources and Vulcan Energy of approximately $452 million. Plains Resources and Vulcan Energy currently expect that the funds necessary to finance the merger will come from the following sources:

•	Mr. Allen will provide approximately $212 million in cash through an equity investment in Vulcan Energy; and

•	Vulcan Energy has received written commitments from Fleet National Bank and Bank of America to provide a $175 million senior secured credit facility and a $65 million senior term loan guaranteed by Mr. Allen, respectively, to Vulcan Energy.

Material U.S. Federal Income Tax Consequences (Page 62)

Exchanging your Plains Resources common stock for cash in the merger will be a taxable event for federal income tax purposes. You will generally recognize a capital gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in the Plains Resources common stock you surrender in the merger. The federal income tax summary set forth above is for general information only. You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for Plains Resources common stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Litigation Related to the Merger (Page 59)

Seven purported class action lawsuits relating to the merger have been served. Six of these lawsuits purport to be brought on behalf of Plains Resources common stockholders, and the other lawsuit purports to be brought on behalf of all of the limited partners and unit holders of PAA. The complaints seek a preliminary and permanent injunction to enjoin the merger and, if the merger is consummated, rescission and damages.

Regulatory Approvals and Requirements (Page 58)

In connection with the merger, Plains Resources will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies. It is currently expected that no regulatory approvals will be required in order to complete the merger.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. It should be read together with the summary. These questions and answers may not address all questions that may be important to you as a Plains Resources stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will be held on [ ], 2004, at [ ] Houston, Texas at [ ] local time.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt a merger agreement and merger pursuant to which a wholly owned subsidiary of Vulcan Energy Corporation, or Vulcan Energy, which will be owned at the time of the merger by Paul G. Allen, James C. Flores and John T. Raymond, will merge with and into Plains Resources, which will survive the merger.

Q:	Why am I being asked to grant to the proxy holders the authority to vote in their discretion on a motion to adjourn or postpone the special meeting?

A:	We may determine to adjourn or postpone the special meeting, for example, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement.

Q:	What will I receive in the merger?

A:	As a stockholder of Plains Resources, you will be entitled to receive $16.75 in cash, without interest, in exchange for each of your shares of Plains Resources common stock at the time of the merger, unless you do not vote to approve and adopt the merger agreement and the merger and you exercise and perfect your appraisal rights under Delaware law.

Q:	What will happen in the merger?

A:	The Vulcan Merger Subsidiary will merge with and into Plains Resources, and Plains Resources will be the surviving corporation and will become a wholly owned subsidiary of Vulcan Energy, an entity that, as of the effective time of the merger, will be 100% owned by Mr. Allen and the Management Stockholders. After the merger, Plains Resources will be a privately-held company indirectly owned by Mr. Allen and the Management Stockholders through their ownership of Vulcan Energy.

Q:	Who are the Management Stockholders, and what will they receive in connection with the merger?

A:	James C. Flores, our Chairman of the Board of Directors, and John T. Raymond, our President and Chief Executive Officer, together with their affiliates, are referred to in this proxy statement as the “Management Stockholders.”

Upon completion of the merger, approximately 11% of the outstanding common shares of Vulcan Energy will be owned by the Management Stockholders. Approximately 29% of the shares held by the Management Stockholders will be restricted shares. In addition, each Management Stockholder will be granted an option to purchase a number of shares of Vulcan Energy common stock equal to 5% of the outstanding shares on a fully diluted basis (calculated on the treasury method) on the date of grant. In addition, under certain circumstances, including a sale of Vulcan Energy, where a 20% or greater internal rate of return to common equity has been achieved, each Management Stockholder will be entitled to an incentive payment of up to 2.5% of the value of Vulcan Energy above the original investment amount. For a further description of Vulcan Energy’s equity ownership, see page 54, “Special Factors—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders.”

Q:	Who will manage Plains Resources after the merger?

A:	Plains Resources will be a wholly owned subsidiary of Vulcan Energy following the merger. After the merger, each Management Stockholder will enter into an employment agreement with Vulcan Energy, and the Board of Directors of Vulcan Energy will include Mr. Allen, Ms. Jody Patton, Mr. David Capobianco, Mr. Flores and Mr. Raymond.

Q:	Why did the Plains Resources Board of Directors form the Special Committee?

A:	The Board of Directors formed a special committee consisting of independent directors because of the participation of Messrs. Flores and Raymond in the transaction. The Board of Directors formed the special committee to evaluate and negotiate the terms of the proposed transaction and any alternative transaction, to evaluate the fairness to the stockholders of Plains Resources (other than the Management Stockholders) of any such transaction and to make a recommendation to the Board of Directors.

Q:	Why did the Special Committee approve and recommend the merger agreement and the merger?

A:	In making the determination to approve and recommend the merger and the merger agreement, the special committee of the Board of Directors considered, among other factors:

•	the oral opinion of an independent financial advisor, Petrie Parkman & Co. on February 18, 2004, and subsequently confirmed in writing that, as of that date and based on and subject to the matters set forth in the opinion, the consideration to be received by Plains Resources’ stockholders (other than the Management Stockholders) in the merger was fair from a financial point of view to such stockholders; and

•	the fact that the merger consideration of $16.75 per share to be received by Plains Resources’ stockholders (other than the Management Stockholders and other than shares of treasury stock) represented, on February 18, 2004, (1) an approximate 25% premium over the $13.44 per share closing price of Plains Resources common stock on November 19, 2003, the last full trading day prior to the public announcement of the original proposal by Vulcan Energy to purchase Plains Resources and an approximate 27% premium over the average closing price of $13.23 per share of Plains Resources common stock over the 30-calendar day period ending on the same date, (2) an increase of $2.50 per share above Vulcan Energy’s original proposal, and (3) a price higher than any per share closing price of Plains Resources common stock on the NYSE since its spin-off of Plains Exploration & Production Company on December 18, 2002. For a discussion of additional factors considered by the special committee, see page 33, “Special Factors—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Q:	Why is the Plains Resources Board of Directors recommending that I vote to approve and adopt the merger agreement and the merger?

A:	The Board of Directors, taking into account the unanimous recommendation of the special committee, believes that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of, Plains Resources and its stockholders (other than the Management Stockholders). Accordingly, the Board of Directors taking into account the unanimous recommendation of the special committee through a unanimous vote of the directors present (with Mr. Flores not in attendance) approved the merger agreement and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger. To review the background and reasons for the merger in greater detail, see “Special Factors—Background of the Merger” and “Special Factors—Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Q:	Do any of the officers, directors or significant Plains Resources stockholders have interests in the merger that differ from those of other stockholders?

A:	Yes. Mr. Flores and Mr. Raymond have interests that differ from those of other Plains Resources stockholders because, among other things, they will receive equity interests in Vulcan Energy and will have employment agreements with Vulcan Energy following the merger.

Also, the Management Stockholders and affiliates of two of Plains Resources’ significant stockholders, EnCap Investments L.L.C. and Kayne Anderson Capital Advisors, L.P. will continue to own their separate equity interests in the general partner of Plains All American Pipeline, L.P., or PAA, which is a publicly traded midstream oil and gas master limited partnership. Two members of the Board of Directors, Robert V. Sinnott and D. Martin Phillips, are affiliates of Kayne Anderson Capital Advisors, L.P. and EnCap Investments L.L.C., respectively, and Mr. Sinnott is also a member of the board of directors of Plains All American GP LLC (“PAA GP”), the entity that controls the general partner of PAA.

Also, Mr. Raymond will continue to serve as a director of PAA GP and the Management Stockholders will continue to beneficially own 1,687,048 PAA common units.

Further, Plains Resources will continue to provide indemnification and related insurance coverage to former directors and officers of Plains Resources following the merger. Also, Stephen A. Thorington, Plains Resources’ Executive Vice President & Chief Financial Officer, will receive a severance payment of $400,000 under the terms of his employment agreement with Plains Resources. In addition, Plains Resources has agreed to reimburse Mr. Thorington for certain excise taxes that may be imposed on this severance payment.

Q:	What will happen to shares of restricted stock, restricted stock units and stock options in the merger?

A:	All outstanding shares of restricted stock (other than those held by the Management Stockholders) will become fully vested and all restricted stock units and options to purchase shares of Plains Resources common stock (other than those held by the Management Stockholders) will become fully vested and exercisable in accordance with their terms. Each holder of options to purchase shares of Plains Resources Common Stock (other than the Management Stockholders) generally will receive, upon exercise, an amount in cash equal to the number of unexercised shares subject to such option times the amount by which $16.75 exceeds the per share exercise price of the option. At the effective time of the merger, each outstanding restricted stock unit (other than those held by the Management Stockholders) will be treated as a share of Plains Resources common stock and exchanged for $16.75 in cash. Each share of restricted stock, since fully vested, will be treated the same as all other outstanding shares of Plains Resources restricted common stock, and you will be entitled to receive $16.75 in cash, without interest, in exchange for each such share.

Q:	When do you expect the merger to be completed?

A:	If the merger agreement and the merger are approved and adopted by Plains Resources’ stockholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q:	How will Vulcan Energy finance the merger?

A:	Based on Plains Resources’ December 31, 2003 balance sheet, Vulcan Energy estimates that approximately $452 million will be required to complete the merger and pay all related fees and expenses. Vulcan Energy will, subject to certain conditions, receive all of the funds necessary to consummate the merger through the equity investments of Mr. Allen and the Management Stockholders and loans from Fleet National Bank and Bank of America.

Q:	Who is entitled to vote at the special meeting?

A:	Stockholders as of the close of business on [ ], 2004, which is the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were [ ] shares of Plains Resources common stock issued and outstanding and entitled to be voted at the special meeting.

Q:	What happens if I sell my shares of Plains Resources common stock before the special meeting?

A:	The record date for the special meeting is before the expected closing date of the merger. If you transfer your shares of Plains Resources common stock after the record date but before the merger, you will retain your right to vote at the special meeting but will transfer the right to receive the $16.75 in cash per share (if the merger occurs) to the person to whom you transfer your shares.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote by completing, dating and signing your proxy card and then mailing it in the enclosed postage-prepaid envelope as soon as possible so that your shares are represented at the special meeting.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, we will send you written instructions explaining how to exchange your Plains Resources stock certificates for cash.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instructions that you receive.

Q:	How many shares of Plains Resources common stock need to be represented for there to be a quorum at the special meeting?

A:	The holders of a majority of the shares of Plains Resources common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the transaction of business. If you vote by proxy card or in person at the special meeting, you will be considered present for the purpose of determining whether the quorum requirement has been satisfied.

Q:	How many votes are required to approve and adopt the merger agreement and the merger?

A:	Each share of Plains Resources common stock is entitled to one vote. Under the General Corporation Law of the State of Delaware, the affirmative vote of a majority of the outstanding shares of Plains Resources common stock is necessary to approve and adopt the merger agreement and the merger. The Management Stockholders, who collectively beneficially own 1,169,132 (or 4.9%) of the shares of Plains Resources common stock outstanding as of February 27, 2004, have agreed to vote their shares in favor of the approval and adoption of the merger agreement and the merger.

Kayne Anderson Capital Advisors, LP, which beneficially owns 1,755,916 (or 7.4%) of the outstanding shares of Plains Resources common stock, and EnCap Investments, LP, which through its institutional equity funds controls 1,174,219 (or 4.9%) of the outstanding shares of Plains Resources common stock, have each determined that it will vote in favor of approval and adoption of the merger agreement and the merger.

Q:	How do I vote?

A:	You can vote by signing, dating and mailing your proxy card in the enclosed postage-paid envelope. See the proxy card for specific instructions. You may also vote in person if you attend the special meeting.

Q:	If my shares are held in “street name,” will my bank, broker or other nominee vote my shares for me?

A:	If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide your nominee with instructions on how to vote. Any failure to instruct your nominee on how to vote with respect to the merger will have the effect of a vote “AGAINST” the approval and adoption of the merger agreement and the merger. You should follow the directions your nominee provides on how to instruct it to vote your shares.

Q.	What if I fail to instruct my broker?

A.	If you fail to instruct your broker to vote your shares of common stock and your broker submits an unvoted proxy, the resulting broker “non-vote” will have the same effect as a vote against the approval and adoption of the merger agreement and the merger.

Q.	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by [ ], which will serve as the paying agent and will provide instructions that will explain how to surrender stock certificates (other than those for which appraisal rights are properly being sought). You will receive cash for your shares from the paying agent after you comply with those instructions. If your shares of common stock are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your vote at any time before the special meeting by:

•	giving written notice of your revocation to Plains Resources’ secretary;

•	filing a duly executed proxy bearing a later date with Plains Resources’ secretary;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in your proxy or if you abstain from voting, it will have the effect of a vote “AGAINST” the merger agreement and the merger.

Q:	What rights do I have to dissent from the merger?

A:	If you do not vote in favor of the approval and adoption of the merger agreement and the merger and the merger is completed, you may dissent and seek appraisal of the “fair value” of your shares under Delaware law. You must, however, comply with all of the required procedures explained under “Appraisal Rights” and in Appendix C to this proxy statement.

Q:	What are the tax consequences of the merger?

A:	The merger will be a taxable transaction to you for federal income tax purposes. A brief summary of the possible tax consequences to you appears on page 62 of this proxy statement. You should consult your tax advisor as to the tax effect of your particular circumstances.

Q:	Where can I find more information regarding the merger?

A:	The U.S. Securities and Exchange Commission (the “SEC”) requires all affiliated parties involved in certain “going-private” transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Plains Resources, Vulcan Energy, the Vulcan Merger Subsidiary, Mr. Allen and each of Mr. Flores and Mr. Raymond have filed a transaction statement on Schedule 13E-3 with the SEC, copies of which are available without charge at its website at www.sec.gov. In addition, the merger agreement is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement because it is the legal document that governs the merger.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

[PROXY SOLICITOR

CONTACT INFORMATION]

This document incorporates important business and financial information about Plains Resources from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge at the Securities and Exchange Commission website at http://www.sec.gov, as well as from other sources. See “Miscellaneous Other Information” on page 104 below.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the other documents attached or incorporated by reference in this proxy statement contain or are based upon forward-looking statements based on our current expectations and projections about future events. Statements that are predictive in nature, that depend upon or refer to future events or conditions, including statements relating to Plains Resources’ plans, intentions and expectations to complete the merger, that are not statements of historical fact, or that include words such as “will”, “would”, “should”, “plans”, “likely”, “expects”, “anticipates”, “intends”, “believes”, “estimates”, “thinks”, “may”, and similar expressions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These factors include, among other things:

•	risk associated with the satisfaction of the conditions to complete the merger, including the availability of financing to complete the merger;

•	conflicts of interest that may influence Plains Resources’ officers and directors to support or recommend the merger;

•	the future profitability of Plains Resources;

•	the uncertainty of the market for the midstream activities of marketing, gathering, transporting, terminalling, and storage of crude oil that Plains Resources engages in through its significant equity ownership in PAA;

•	the risks associated with the finding and developing of upstream oil and gas reserves associated with Plains Resources’ Florida oil and gas operations;

•	the seasonality of Plains Resources’ financial results;

•	the favorable resolution of pending and future litigation;

•	operating and financial performance of PAA;

•	the consequences of our and Plains Exploration & Production Company’s, or PXP, officers and employees providing services to both us and PXP and not being required to spend any specified percentage or amount of time on our business;

•	risks, uncertainties and other factors that could have an impact on Plains All American Pipeline, L.P., or PAA, which could in turn impact the value of our holdings in PAA (for a discussion of these risks, uncertainties and other factors, see PAA’s filings with the SEC);

•	the effects of our indebtedness, which could adversely restrict our ability to operate, make us vulnerable to general adverse economic and industry conditions, place us at a competitive disadvantage compared to our competitors that have less debt, and have other adverse consequences;

•	uncertainties inherent in the development and production of oil and gas and in estimating reserves;

•	unexpected future capital expenditures (including the amount and nature thereof);

•	impact of oil and gas price fluctuations;

•	the effects of competition;

•	the success of our risk management activities;

•	the availability (or lack thereof) of acquisition or combination opportunities;

•	the impact of current and future laws and governmental regulations;

•	environmental liabilities that are not covered by an effective indemnity or insurance;

•	general economic, market, industry or business conditions; and

•	other factors disclosed in Plains Resources Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in other reports filed by Plains Resources from time to time with the Securities and Exchange Commission.

All forward-looking statements in this proxy statement are made as of the date hereof, and you should not place undue certainty on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this proxy statement. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

INFORMATION CONCERNING THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors in connection with a special meeting of our stockholders.

Date, Time and Place

The special meeting will be held at [            ], Houston, Texas on [            ], 2004 at [            ], local time.

Purpose

At the special meeting, you will be asked to:

•	consider and vote on the proposal to approve and adopt the merger agreement and the merger;

•	consider and vote on the proposal to grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of approval and adoption of the merger agreement and the merger if there are not sufficient votes for approval and adoption of the merger agreement and the merger at the special meeting; and

•	consider and vote on such other matters or transact such other business as may properly come before the special meeting or any reconvened meeting after any adjournment or postponement of the special meeting.

Record Date

We have fixed [            ], 2004, as the record date. Only holders of record of Plains Resources common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were [            ] shares of Plains Resources common stock issued and outstanding and held by approximately [            ] holders of record.

Voting Rights

At the special meeting, you are entitled to one vote for each share of common stock you hold of record as of [            ], 2004 on each matter submitted to a vote of stockholders at the special meeting.

Quorum Requirements

The holders of a majority of the shares of Plains Resources common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the special meeting. If you vote in person or by proxy at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares of Plains Resources common stock present in person or by proxy at the special meeting that are entitled to vote but are not voted (“abstentions”) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting by Proxy

Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-prepaid envelope. Submitting instructions by this method will not affect your right to attend the special meeting and to vote in person.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by:

•	giving notice of revocation in person at, or in writing bearing, a later date than the proxy, to the Secretary of Plains Resources, 700 Milam Street, Suite 3100, Houston, Texas 77002;

•	delivering to the Secretary of Plains Resources a duly executed subsequent proxy bearing a later date and indicating a contrary vote;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker to vote your shares, by following the directions received from your broker to change those instructions.

Assistance

If you need assistance, including help in changing or revoking your proxy, please contact the firm assisting us with the solicitation of proxies:

[PROXY SOLICITATION

INFORMATION]

Voting at the Special Meeting

Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Vote Required; How Shares Are Voted

Under Delaware law, the affirmative vote of the holders of shares of Plains Resources common stock representing a majority of the outstanding shares of Plains Resources common stock entitled to vote is necessary to approve and adopt the merger agreement and the merger.

Kayne Anderson Capital Advisors, LP, which beneficially owns 1,755,916 (or 7.4%) of the outstanding shares of Plains Resources common stock, and EnCap Investments, LP, which through its institutional equity funds controls 1,174,219 (or 4.9%) of the outstanding shares of Plains Resources common stock, have each determined that it will vote in favor of approval and adoption of the merger agreement and the merger.

Under Delaware law, if a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote is necessary to vote to adjourn or postpone the special meeting, assuming such a motion is made.

Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and the merger.

Subject to revocation, all shares represented by each properly executed proxy received by the Secretary of Plains Resources will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote “FOR” approval and adoption of the merger agreement and the merger and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. As of the date of this proxy statement, we do not know of any matter to be raised at the special meeting other than that described in this proxy statement.

Voting Agreements

Pursuant to the amended and restated subscription agreement, each of Messrs. Flores and Raymond has agreed to vote his shares in favor of the approval and adoption of the merger agreement and the merger. See “Agreements with the Management Stockholders—Subscription Agreement.” Collectively, the Management Stockholders beneficially own 1,169,132 shares of Plains Resources common stock or approximately 4.9% of the shares outstanding as of February 27, 2004.

Voting on Other Matters

The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. We may determine to adjourn or postpone the special meeting, for example, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger. If, on the date of the special meeting, we have not received duly executed proxies that, when added to the number of votes represented in person at the meeting by persons who intend to vote for the approval and adoption of the merger agreement and the merger, will constitute a sufficient number of votes to approve and adopt the merger agreement and the merger, we may recommend the adjournment or postponement of the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. These costs include preparing, assembling and mailing this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of Plains Resources common stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the internet, facsimile or personal conversation, as well as by mail. Plains Resources has retained [            ], a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $[            ] plus reimbursement of reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Plains Resources common stock.

Please do not send any certificates representing shares of Plains Resources common stock with your proxy card. If the merger is completed, the procedure for the exchange of certificates representing shares of Plains Resources common stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of Plains Resources common stock for the merger consideration following completion of the merger, see “The Merger Agreement—Payment for Shares.”

SPECIAL FACTORS

Structure of the Transaction

The proposed transaction is a merger of the Vulcan Merger Subsidiary with and into Plains Resources, which would survive in the merger as a wholly owned subsidiary of Vulcan Energy.

The principal steps that will accomplish the merger are as follows:

The Equity Financing. Pursuant to the amended and restated subscription agreement, at or prior to the merger (subject to the satisfaction or waiver of the conditions set forth in the amended and restated subscription agreement):

•	Mr. Allen will contribute to Vulcan Energy the amount of cash in excess of the $240 million of debt financing proceeds which is necessary to pay the aggregate merger consideration, the aggregate “spread” on the outstanding Plains Resources stock options, the aggregate amount of unpaid principal and accrued but unpaid interest under Plains Resources’ existing secured term loan facility immediately prior to the effective time of the merger (less the aggregate amount of Plains Resources’ available cash on hand at that time), and the reasonable fees and expenses of Vulcan Energy and Messrs. Allen, Flores and Raymond incurred in connection with the merger. Based on the December 31, 2003 balance sheet of Plains Resources, Mr. Allen’s cash contribution would be approximately $212 million.

•	Each Management Stockholder will contribute to Vulcan Energy all of his shares of Plains Resources common stock (both restricted and vested shares) and his Plains Resources restricted stock units. In addition, the Plains Resources stock options held by each Management Stockholder will be cancelled without payment of any consideration to the Management Stockholders.

•	In exchange for the contributions described above, Vulcan Energy will issue shares of Vulcan Energy common stock, which will constitute all of the outstanding Vulcan Energy common stock at that time. In exchange for his contribution, each of Messrs. Allen, Flores and Raymond will receive his proportionate share of the newly-issued shares of Vulcan Energy common stock, based on the deemed value of his contribution (based on $16.75 per share) divided by the sum of the aggregate deemed values of all of the contributions. See “—Agreements with the Management Stockholders—Subscription Agreement.”

The Debt Financing. Pursuant to written commitments, subject to the terms and conditions thereof, Fleet National Bank has agreed to provide Vulcan Energy with a senior secured credit facility in the principal amount of $175.0 million and Bank of America has agreed to provide Vulcan Energy with a $65.0 million senior guaranteed term loan to fund a portion of the acquisition costs and related expenses. See “Financing for the Merger—Debt Commitment.”

The Merger. Following the funding described above and the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•	each share of Plains Resources common stock issued and outstanding at the effective time (other than those shares held directly or indirectly by Plains Resources or by Vulcan Energy or those shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $16.75 in cash;

•	each share of Plains Resources common stock that is held by Plains Resources as treasury stock, any of Plains Resources’ subsidiaries, Vulcan Energy or any of its subsidiaries immediately before the merger becomes effective will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange for those shares;

•	each share of restricted common stock (other than restricted shares held by the Management Stockholders) will become fully vested and will be converted into the right to receive $16.75 in cash;

•	each option to purchase shares of Plains Resources common stock (other than stock options held by the Management Stockholders) generally will become fully vested and exercisable, and each holder of an option to purchase shares of Plains Resources common stock (other than the Management Stockholders) will receive, on exercise, an amount in cash equal to the number of unexercised shares subject to such option times the excess of $16.75 over the per share exercise price of the option; and

•	each outstanding restricted stock unit (other than those held by the Management Stockholders) will be treated as a share of Plains Resources common stock and cancelled in exchange for $16.75 in cash.

Following, and as a result of, the merger:

•	the stockholders of Plains Resources (other than the Management Stockholders) will no longer have any interest in, and will no longer be stockholders of, Plains Resources and will not participate in any future earnings or growth of Plains Resources;

•	the total number of outstanding shares of Plains Resources common stock will decrease from approximately 28,446,204 to 1,000, all of which will be owned by Vulcan Energy;

•	Mr. Allen and the Management Stockholders will own all of the outstanding shares of Vulcan Energy;

•	The Management Stockholders will own both options to purchase shares of Vulcan Energy common stock and Vulcan Energy restricted common stock as further described beginning on page 54 in “—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders—Equity Compensation;” and

•	shares of Plains Resources common stock will no longer be listed on the NYSE and price quotations with respect to sales of shares of Plains Resources in the public market will no longer be available. The registration of Plains Resources common stock under the Exchange Act will be terminated, and Plains Resources will cease filing reports with the SEC.

Management and Board of Directors of Plains Resources. The Board of Directors of Plains Resources after the completion of the merger will include Mr. Allen, Jody Patton, David Capobianco, Mr. Flores and Mr. Raymond.

In addition, Vulcan Energy will enter into employment agreements with Messrs. Flores and Raymond that will become effective upon completion of the merger. See “—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders.”

For additional details regarding the terms and structure of the equity financing, merger, debt financing and interests of the Management Stockholders in the transaction, see “Financing for the Merger,” “The Merger Agreement” and “—Interests of Certain Persons in the Merger.”

Background of the Merger

In late summer 2003, Vulcan Inc. began investigating investment opportunities in the midstream energy sector. In connection with its review of the midstream energy sector, a mutual acquaintance of Mr. David Capobianco, a representative of Vulcan Inc., and Mr. James C. Flores, the Chairman of our Board of Directors, introduced Mr. Capobianco to Mr. Flores and John Raymond, our President and Chief Executive Officer, as well as Martin Phillips, a director of Plains Resources and a representative of Encap Investments, LP, a large stockholder of Plains Resources.

During the course of discussions with Messrs. Flores and Raymond, the parties began to discuss Plains Resources, its ownership position in PAA and certain tax challenges that Plains Resources faced with respect to its position in PAA, including owning an interest in a master limited partnership through an entity subject to corporate level taxation and the significant built-in tax liability associated with the position. The parties recognized that as a result of his individual tax characteristics Mr. Allen could be in a position to address Plains Resources’ inherent structural tax issues, while most other likely potential acquirors of Plains Resources could not. The parties decided to explore the feasibility of a transaction. On August 22, 2003, Vulcan and Plains Resources entered into a confidentiality agreement, and thereafter Vulcan began a due diligence investigation of Plains Resources. The confidentiality agreement included “standstill” provisions and precluded Vulcan Inc. or any of its affiliates from purchasing 5% or more of Plains Resources’ common stock.

Later in August, Mr. Capobianco and other Vulcan representatives met with Mr. Greg Armstrong, the chief executive officer of PAA. At that meeting, Mr. Capobianco requested that PAA provide Vulcan with access to confidential information concerning PAA. Mr. Armstrong refused to make any confidential information concerning PAA available to Vulcan, or to Mr. Raymond or Mr. Flores in connection with Vulcan’s exploration of a transaction with Plains Resources.

During the fall of 2003, representatives of Vulcan continued the due diligence investigation of Plains Resources, explored the feasibility of a possible transaction and discussed with Messrs. Flores and Raymond the possible terms of arrangements between Messrs. Allen, Flores and Raymond in the event of an acquisition of Plains Resources by Vulcan Energy.

In late October and early November of 2003, Messrs. Flores and Raymond informed the other members of the Plains Resources Board of Directors that Messrs. Flores and Raymond were engaged in discussions with Vulcan regarding a possible going private transaction.

On November 19, 2003, the terms of the agreements among Messrs. Allen, Flores and Raymond and their affiliates were finalized, and at a regularly scheduled meeting of the Board of Directors, Mr. Flores and Mr. Raymond presented to the Board of Directors a proposal from Vulcan Capital whereby Vulcan Energy, in conjunction with Mr. Flores and Mr. Raymond, would acquire all of our outstanding stock for $14.25 per share in cash. The transaction was proposed to be structured as a merger of Vulcan Energy with and into Plains Resources so that following the transaction, all outstanding equity of Plains Resources would be owned by Mr. Allen, Mr. Flores and Mr. Raymond. The proposal was conditioned on approval by our Board of Directors and the execution of a definitive merger agreement containing customary conditions, including, but not limited to, stockholder approval, management participation, no material adverse change and completion of financing. As a condition to proceeding any further with the proposal, Vulcan Energy requested a 45-day exclusive negotiating period. The proposal included a commitment of Mr. Allen to provide $160 million in equity financing and was accompanied by commitment letters from Fleet National Bank and Bank of America for $150 million and $65 million of debt financing, respectively.

Mr. John F. Wombwell, our Executive Vice President, General Counsel and Secretary, and Mr. Stephen Thorington, our Executive Vice President and Chief Financial Officer, also attended the meeting. After Mr. Flores and Mr. Raymond left the meeting, the remaining members of the Board of Directors discussed the advisability of appointing a special committee of independent directors to evaluate, negotiate and formulate a response to the proposal. The remaining members of the Board of Directors discussed the suitability of each of the remaining members of the Board of Directors to serve on a special committee to consider the proposal. After discussion, the Board of Directors appointed a special committee consisting of Mr. William M. Hitchcock and Mr. William C. O’Malley. In determining to select Mr. O’Malley and Mr. Hitchcock, the Board of Directors considered both of such individuals’ extensive business experience, their independence with respect to this proposal, and also the fact that Mr. Hitchcock is a large individual stockholder of Plains Resources. Mr. Hitchcock and Mr. O’Malley were deemed independent because (1) they were not our officers or employees, (2) they were not directly or indirectly affiliated with Vulcan Energy, the Management Stockholders or PAA, (3) they would not have an economic interest in us or Vulcan Energy after the merger and (4) they did not have any business or other relationship with us or that would impair their ability to exercise independent business judgment. The Board of Directors unanimously authorized the special committee to:

•	review and evaluate the terms and conditions of Vulcan Energy’s proposal or any alternative transaction;

•	negotiate the terms of any transaction with Vulcan Energy or any alternative transaction;

•	determine, together with its advisors, whether any transaction is fair to and in the best interest of us and our stockholders (other than the Management Stockholders);

•	recommend to our full Board of Directors what action, if any, should be taken by us with respect to a transaction with Vulcan Energy or any alternative transaction;

•	retain independent legal and financial advisors to assist the special committee; and

•	do all things necessary and related to those tasks.

The Board of Directors also resolved not to approve any transaction with Vulcan Energy or any alternative transaction without a prior favorable recommendation of such a transaction by the special committee.

On November 20, 2003, Plains Resources issued a press release announcing that we had received the Vulcan Energy proposal and that the Board of Directors had appointed a special committee to consider the Vulcan Energy proposal and any alternative proposals for the acquisition of Plains Resources. Also on November 20, 2003, the special committee, Mr. Wombwell and Mr. Thorington discussed the selection of legal counsel and an investment banking firm to provide advice to the special committee in connection with its evaluation and negotiation of the Vulcan Energy proposal and any alternative proposals.

Following the November 20, 2003 press release concerning the Vulcan Energy proposal, seven putative class action lawsuits were filed in the Court of Chancery in the State of Delaware, in and for New Castle County, by various stockholders of Plains Resources and PAA against us, our directors, Mr. Raymond, Vulcan Capital and several other defendants. These actions generally alleged that the original Vulcan Energy proposal was unfair and inadequate and sought to enjoin the transaction, to rescind the transaction if consummated, damages, and other unspecified relief. For a more detailed description of the stockholder litigation, see “—Litigation Related to the Merger” below.

On November 24, 2003, the special committee interviewed and discussed the qualifications of various law firms as possible legal advisors to the special committee. After evaluating the qualifications of Baker Botts L.L.P. (“Baker Botts”), the special committee determined to engage Baker Botts to represent the special committee. After consultation with Baker Botts, the special committee engaged Morris, Nichols, Arsht & Tunnell (“Morris Nichols”) as Delaware counsel for, among other things, the litigation pending in Delaware.

The special committee met on November 26, 2003 to interview representatives of four investment banks to serve as a financial advisor to the special committee in evaluating the proposal from Vulcan Energy and any alternative proposals. A representative of Baker Botts also attended the meeting at the request of the special committee. The special committee also reviewed written materials provided by each firm, including proposed fees of each firm, and considered the firms’ qualifications and any current and historical banking and advisory relationships with Plains Resources and whether those relationships would affect the firms’ independence.

On November 26, 2003, the special committee advised Petrie Parkman & Co. (“Petrie Parkman”) that it wished to engage Petrie Parkman as its financial advisor and engaged in negotiations with Petrie Parkman with respect to its fee. The special committee agreed on a $150,000 engagement fee payable on January 1, 2004, a $1,000,000 fee payable upon delivery of a fairness or adequacy opinion by Petrie Parkman, if any, or written notification to the special committee by Petrie Parkman that it had substantially completed the work deemed sufficient by it to render an opinion, regardless of the conclusion to be expressed by Petrie Parkman in such opinion. The fee also included an incremental $100,000 for each 25¢ per share of value above $14.75 per share and up to $16.50 per share, and an incremental $200,000 for each 25¢ per share of value above $16.50 per share, received or realized by the stockholders of Plains Resources in any transaction. Such additional fees were to be payable at the closing of any transaction.

On December 4, 2003, the special committee held a meeting at the offices of Baker Botts to discuss various preliminary matters regarding the Vulcan Energy proposal. After a discussion regarding Petrie Parkman’s past work for Plains Resources, including its advisory role in Plains Resources’ 2001 strategic restructuring under previous management of Plains Resources, the special committee determined that Petrie Parkman’s prior representation would not impair its independence in advising the special committee with respect to the Vulcan Energy proposal. After such determination, the special committee formally engaged Petrie Parkman. Representatives of Baker Botts discussed the duties of the special committee and each member’s fiduciary responsibilities under Delaware law. The special committee and its advisors discussed the timing and process for its review of the Vulcan Energy proposal and due diligence issues relating to Plains Resources. The special committee also established a practice of telephone conference calls with its advisors on each Monday, Wednesday and Friday afternoon to assess developments. Later that day, Plains Resources issued a press release announcing that the special committee had engaged Petrie Parkman as its financial advisor and Baker Botts and Morris Nichols as its legal counsel.

From December 5 through January 8 the special committee and its advisors conducted due diligence on Plains Resources and Vulcan Energy, which diligence continued through the process. In addition, the special committee entered into a confidentiality agreement with, and conducted due diligence on, PAA. During the entire period of Vulcan’s exploration of a possible transaction, and during the period of negotiations between Vulcan and Messrs. Flores and Raymond and between Vulcan and the special committee, Mr. Armstrong and PAA management refused to provide non-public information concerning PAA to Vulcan, or to Mr. Raymond or Mr. Flores in connection with Vulcan’s exploration of a transaction with Plains Resources.

On January 8, 2004, the members of the special committee met at the offices of Baker Botts to receive a preliminary presentation concerning various types of financial analysis being conducted by Petrie Parkman and addressing potential strategic options. During the meeting representatives of Petrie Parkman (1) outlined the major tasks that had been completed at that time regarding the preliminary analysis of Plains Resources, (2) summarized the scope of its review process, and (3) reviewed potential strategic options and alternatives for Plains Resources. The special committee determined that it wanted Petrie Parkman’s preliminary reference value analysis of Plains Resources before formally responding to the Vulcan Energy proposal, negotiating with Vulcan Energy or negotiating with other interested parties. The special committee also determined to solicit third party proposals, instructed Petrie Parkman to generate a contact list of potential buyers and instructed Baker Botts to prepare an analysis of the tax issues in any purchase as an aid for potential buyers. Soon thereafter the special committee established an offsite data room where information could be maintained for review by potential third party bidders.

At telephonic meetings held on January 14th and 16th, the special committee’s legal and financial advisors updated the special committee regarding their diligence process. Representatives of Petrie Parkman also discussed the interests of three potential third party buyers for Plains Resources. The special committee also discussed a plan for responding to the Vulcan Energy proposal.

At a telephonic meeting held on January 19, 2004, representatives of Petrie Parkman updated the special committee regarding contacts with the three potential third party buyers, and suggested to the special committee that such parties be sent confidentiality agreements. The special committee instructed Baker Botts to prepare a form of confidentiality agreement to be used with those parties and other third parties expressing an interest in Plains Resources.

On January 20, 2004, Petrie Parkman sent confidentiality agreements to each of the three potential third party buyers.

On or about January 20, 2004, Mr. Capobianco of Vulcan Energy called a representative of Petrie Parkman to discuss the status of the special committee’s review of the Vulcan Energy proposal and the potential for the parties to enter into negotiations for a transaction. Mr. Capobianco expressed significant frustration at the length of time that had passed since Vulcan Energy submitted its proposal without a response from the special committee. Petrie Parkman’s representative informed Mr. Capobianco that the special committee was not prepared to respond to the proposal or engage in any negotiations at that time.

On January 21, 2004, the special committee met at the offices of Petrie Parkman to review Petrie Parkman’s preliminary reference value analysis of Plains Resources and to discuss the Vulcan Energy proposal. Representatives of Baker Botts were in attendance as well. Before presenting its analysis, representatives of Petrie Parkman reviewed the actions that had been taken with respect to distributing confidentiality agreements, summarized its contacts with other potentially interested parties and reported on conversations with Vulcan Energy.

At the meeting, representatives of Petrie Parkman discussed with the special committee preliminary financial analyses it performed in connection with its evaluation of the Vulcan Energy proposal. Representatives of Petrie Parkman discussed the methodologies it was using to evaluate the Vulcan Energy proposal. Representatives of Petrie Parkman also discussed the results of its preliminary reference value analyses consisting of discounted cash flows, comparable transactions, premium analysis and capital market comparisons, the results of which are summarized as follows (see “Opinion of Financial Advisor to the Special Committee” for further discussion of Petrie Parkman’s reference value analysis methodologies):

Methodology	Preliminary Equity Reference Value Range $/Share
Discounted Cash Flow/Going Concern Analysis	$9.00-$23.00
Comparable Transaction Analysis	$14.81-$18.24
Premium Analysis	$15.57-$17.64
Capital Market Comparison	$13.69-$16.97

Petrie Parkman then discussed a number of advocacy points that it had prepared for discussions with Vulcan Energy. After extensive discussions with its legal and financial advisors, questions and calculations of reference value sensitivities utilizing alternate investment assumptions, the special committee determined that Vulcan Energy’s proposal of $14.25 per share was inadequate and not in the best interests of the Plains Resources stockholders.

On January 21st and 22nd, the members of the special committee telephoned each member of our Board of Directors other than Mr. Flores to update them on the special committee’s process and to inform them of the special committee’s determination with respect to the Vulcan Energy proposal.

On January 21, 2004, a representative of Petrie Parkman telephoned Mr. Capobianco of Vulcan Energy to inform him of the special committee’s decision regarding the Vulcan Energy proposal, and on January 22, 2004 Plains Resources issued a press release announcing that the proposal by Vulcan Energy and the management stockholders to acquire all of our outstanding stock for $14.25 per share in cash was inadequate and not in the best interests of Plains Resources stockholders. The press release also stated that the special committee was prepared to enter into discussions or negotiations with Vulcan Energy or other parties relating to a transaction with Plains Resources.

On January 21, representatives of Petrie Parkman contacted Mr. Capobianco to suggest a meeting between Vulcan Energy and the special committee and proposed either January 23, 2004 or January 28, 2004. Through several calls over the next five days between representatives of Petrie Parkman, Mr. Capobianco, and Mr. Raymond, a meeting was confirmed for January 28, 2004 at Petrie Parkman’s office.

Representatives of Petrie Parkman and representatives of a group led by Pershing Square Capital Management LLC, with the backing of Leucadia National Corporation (collectively, “Leucadia”), held numerous phone conversations beginning January 23, 2004 regarding Leucadia’s interest in submitting a proposal to acquire Plains Resources. These conversations covered various topics including Leucadia’s unwillingness to sign a confidentiality agreement, Leucadia’s desire to speak with management of PAA (which discussion representatives of Petrie Parkman arranged for the evening of January 26, 2004), and Leucadia’s interest in additional information that might be available to it in the absence of an executed confidentiality agreement. Stock purchases by Leucadia would have been prevented under the form of confidentiality agreement executed by Vulcan and other interested parties.

On January 23, 2004, the special committee and its advisors held a telephonic meeting at which David Fuller, a financial consultant engaged by the plaintiffs in the Delaware lawsuits discussed under “—Litigation Related to the Merger” on page 59 below, presented his preliminary valuation analysis of Plains Resources. Mr. Fuller’s written analysis was that an offer approaching $23.00 per share would achieve fair value. In the conversation, one of Mr. Fuller’s advisors indicated that a reasonable value might be $17.00 to $20.00 per share. Mr. Fuller’s analysis was based only on publicly available information and consisted of (1) an adjustment to our balance sheet to reflect differences between the market value of our assets and their respective carrying values, (2) the potential value of the effective control of the general partner of PAA, and (3) an examination of the market values of proved oil reserves held by a sample of publicly traded oil and gas companies. The members of the special committee and its advisors asked Mr. Fuller numerous questions regarding his analysis, and requested that he provide any more detailed written analysis he had prepared (which he subsequently delivered), as well as any suggestions for potential third party acquirors, to the special committee.

On January 26, 2004, the special committee held a telephonic meeting to discuss its upcoming meeting with Vulcan Energy and contacts with other parties. Representatives of Baker Botts informed the special committee that a party that had expressed an interest in a transaction with Plains Resources had signed a confidentiality agreement and that this party had asked to review certain confidential tax information regarding Plains Resources, and that such material was subsequently provided to such party.

On January 28, 2004, the special committee held a meeting with representatives of Vulcan Energy and Mr. Raymond at the offices of Petrie Parkman. The purpose of the meeting was to discuss with Vulcan Energy and Mr. Raymond factors suggesting that a higher cash offer was appropriate. The special committee informed Vulcan Energy and Mr. Raymond that it was prepared to support a transaction with Vulcan Energy that delivers an acceptable price to the public stockholders of Plains Resources. Representatives of Petrie Parkman explained to Vulcan Energy that its proposal of $14.25 per share undervalued Plains Resources because it:

•	reflected a low premium and was below market expectations;

•	did not reflect the value associated with the G&A and other savings flowing from a transaction;

•	did not reflect any value to the Plains Resources stockholders for the tax structure to be utilized by Vulcan Energy;

•	did not reflect the long-term going concern value to Plains Resources arising from the interplay of future PAA growth and the general partner’s structural leverage on that growth; and

•	did not reflect PAA’s proposed pipeline acquisition from Shell, which was announced subsequent to the original Vulcan Energy proposal.

At the conclusion of the meeting, the special committee informed Vulcan Energy that it would be prepared to support a transaction at $18.25 per share. Vulcan Energy disagreed strongly with several of the points made by representatives of Petrie Parkman and the special committee’s views on valuation but agreed to discuss whether it could consider an increase in its offer.

On or about January 30, 2004, a representative of Petrie Parkman called Mr. Raymond to tell him that Vulcan Energy should convey any revised offer to Mr. O’Malley. Mr. Capobianco called Mr. O’Malley and said that he was sensitive to the points made by the special committee at the January 28th meeting, and that Vulcan Energy would endeavor to provide the special committee with a revised offer on February 3rd.

At a telephonic meeting on January 30, 2004, Mr. O’Malley reported on his conversation with Mr. Capobianco. The special committee also discussed possible responses to any revised proposal submitted by Vulcan Energy. The special committee discussed the fact that it wanted to entertain discussions with other interested parties even if it determined to begin negotiating a merger agreement with Vulcan Energy. The special committee’s advisors discussed the status of contacts with third parties.

Later that afternoon, a second potential buyer signed a confidentiality agreement and received a copy of a reserve report with respect to Plains Resources.

At a telephonic meeting of the special committee held on February 2, 2004, representatives of Petrie Parkman updated the special committee on the status of communications with the three parties who had expressed an interest in Plains Resources and described the information that had been provided to those parties. Later that day, a third potential buyer signed a confidentiality agreement with respect to Plains Resources.

On February 3, 2004, Mr. Capobianco called Mr. O’Malley and suggested that Vulcan Energy could consider a transaction with a price ranging between $15.75 and $16.25 per share. Mr. O’Malley informed Mr. Capobianco that there would be no transaction at $16.25 or even at $16.50. Mr. O’Malley suggested that Mr. Capobianco contact Mr. O’Malley the next day with an improved offer.

At a telephonic meeting of the special committee held later that day, Mr. O’Malley reported on his conversation with Mr. Capobianco. Representatives of Petrie Parkman informed the special committee that the second potential buyer had indicated that it would be prepared to make an offer early the following week.

On February 4, 2004, Mr. O’Malley called Mr. Capobianco suggesting that if Vulcan Energy could agree on a price range of $16.50 to $17.50 per share, the special committee would be willing to schedule a meeting to try to negotiate a firm number. Mr. Capobianco stated that Vulcan Energy would not pay $17.00 per share or above. At a telephonic meeting later that day, a representative of Petrie Parkman reported that Mr. Raymond had told a Petrie Parkman representative that Vulcan Energy would not pay $17.00 per share or above. Representatives of Petrie Parkman stated that the second potential buyer had indicated that it would be in a position to make an offer on Monday, February 9, and that Leucadia was expected to make an offer as well. Leucadia asserted that such offer would be significantly in excess of the initial Vulcan Energy ($14.25) proposal.

On February 5, 2004, the special committee held a telephonic meeting to discuss conversations with Mr. Raymond regarding the possibility of a meeting with the special committee to discuss a transaction between $16.50 and $17.00 per share. A representative of Petrie Parkman reported that Leucadia had prepared a proposal but was extremely sensitive about its deal structure, and Leucadia wanted the special committee to agree to certain preconditions before receiving the proposal. The special committee instructed its advisors to contact Leucadia to get more information regarding these conditions.

Later that evening, representatives of Baker Botts and Petrie Parkman had a conversation with William Ackman, a principal of Pershing Square and the person who was principally responsible for formulating the Leucadia proposal, and his counsel wherein Mr. Ackman outlined his concerns and the proposed terms upon which Leucadia would agree to submit a proposal to the special committee. On February 6, 2004, Mr. Ackman submitted a form of letter agreement to be entered into by the special committee as a condition to Leucadia submitting its proposal, the terms of which letter agreement included:

•	the obligation of the special committee to keep any proposal confidential;

•	a ten-day due diligence period, during which Plains Resources would pay Leucadia a $2 million fee if it entered into an agreement with respect to a transaction with anyone other than Leucadia;

•	reimbursement of up to $1 million of Leucadia’s legal fees in the event Plains Resources did not enter into a transaction with Leucadia;

•	a requirement for Plains Resources to pay Leucadia a $2 million fee if, after conducting due diligence, Leucadia determined to go forward with a transaction with Plains Resources, but the special committee determined not to proceed, and Plains Resources entered into a transaction with any other party in the six months following the date of the letter agreement; and

•	a $10 million fee payable to Leucadia in the event that Plains Resources entered into a transaction in the next year utilizing Leucadia’s proposed transaction structure.

At a telephonic meeting on February 6, representatives of Baker Botts informed the special committee of the proposed terms of the Leucadia letter agreement and received instructions to negotiate with Leucadia regarding the terms of the letter agreement to try to obtain a proposal from Leucadia.

Over the weekend of February 7th and 8th, Baker Botts provided comments to Leucadia’s counsel on the proposed letter agreement. In addition, with the consent of the Special Committee, a representative of Petrie Parkman spoke with Mr. Raymond about obtaining a higher offer from Vulcan Energy. On Monday, February 9, Mr. Capobianco called Mr. O’Malley to state that Vulcan Energy would entertain discussions at $16.75 per share, but it would require a “no-shop” provision, a termination fee equal to 4.5% of the transaction value and exclusive negotiations until a definitive transaction agreement was signed. Following a telephonic special committee meeting, Mr. O’Malley informed Mr. Capobianco that the special committee would not agree to exclusivity prior to reviewing a draft merger agreement proposed by Vulcan Energy.

On February 9, 2004, the special committee held two telephonic meetings to discuss the status of negotiations with Vulcan Energy and Leucadia. A representative of Petrie Parkman informed the committee that one of the parties that had executed a confidentiality agreement was continuing to evaluate a potential transaction with Plains Resources, and that Leucadia had not yet executed the confidentiality agreement submitted to it first on January 20, 2004. That evening, the special committee received a draft merger agreement from Vulcan Energy’s counsel.

At two telephonic meetings held on February 10, 2004, the special committee discussed the proposed terms of the merger agreement and the pendency of a proposal from Leucadia. The special committee instructed Petrie Parkman to encourage Leucadia to submit any proposal it was contemplating as soon as possible, without any preconditions which would involve Plains Resources becoming liable for a fee prior to the time that the special committee would have had an opportunity to review any proposal. The second potential bidder informed representatives of Petrie Parkman that it had completed its analysis and would not be submitting a proposal because it did not believe its proposal would be competitive. The other two parties that signed confidentially agreements never submitted proposals.

Beginning February 10, 2004, representatives of Vulcan Energy, its counsel, Baker Botts, Petrie Parkman and the special committee began negotiating the terms of the merger agreement. Representatives of Baker Botts met with Vulcan Energy’s counsel to discuss the major issues under the merger agreement, which included:

•	representations and conditions relating to PAA;

•	the scope of the no-shop provision;

•	the termination fee;

•	conditions to closing, including:

•	Vulcan Energy’s financing;

•	obtaining an exemption under the Investment Company Act of 1940;

•	the truthfulness and correctness of the representations of, and the performance by, each of Mr. Flores and Mr. Raymond, under the subscription agreement; and

•	the pendency of any litigation seeking to prohibit the merger as a condition to closing;

•	indemnity of Vulcan Energy regarding any litigation arising out of the transaction, including pending litigation; and

•	the fact that Plains Resources’ representations did not include any carve-out for the knowledge of Mr. Flores and Mr. Raymond.

On February 11, the special committee’s advisors continued negotiating with Leucadia the terms under which Leucadia would submit a proposal, and Leucadia agreed to remove the proposed $2 million fee payable by Plains Resources in the event it entered into another transaction and to reduce the proposed level of legal fee reimbursement. At a telephonic meeting held that day, the special committee determined to continue negotiations with Leucadia to try to obtain its proposal, and to provide comments on the merger agreement to Vulcan Energy’s counsel.

On the morning of February 12, representatives of Baker Botts, Petrie Parkman and Mr. Ackman and his counsel conducted several more conversations wherein Mr. Ackman suggested various permutations of the conditions to provide the special committee with a proposal, all of which included a $10 million fee payable by Plains Resources under certain circumstances. At a telephonic meeting held that morning, the special committee instructed its advisors to continue to try to negotiate with Leucadia to reduce any potential fees that Plains Resources would be required to pay in order for the special committee to be provided the proposal. Later that day, Mr. O’Malley called Mr. Capobianco to suggest a meeting in Houston on February 13th to negotiate the terms of the merger agreement. After Mr. Capobianco agreed to the meeting, the special committee held another telephonic meeting during which it called several members of the Board of Directors to brief them on the status of negotiations with Vulcan Energy and Leucadia. The special committee instructed its advisors to inform Leucadia that Plains Resources would agree to keep any proposal confidential and would pay Leucadia’s out-of-pocket expenses to date up to a cap of $150,000, but would not agree to any of the other terms proposed by Leucadia. Baker Botts called Leucadia’s counsel to inform them of this decision, and shortly thereafter Leucadia agreed to submit a proposal to the special committee on those terms.

At a telephonic meeting held in the evening of February 12, 2004, Mr. Ackman orally presented the proposal by Leucadia to acquire Plains Resources in a transaction he asserted had a value of approximately $17.60 per share. He also informed the special committee that Leucadia owned over four percent of the outstanding shares of Plains Resources’ common stock. Had Leucadia executed a confidentiality agreement when it was first presented on or about January 20, 2004, further stock purchases would have been precluded. According to Mr. Ackman, the transaction was to be structured as a merger, in which Plains Resources’ stockholders would have the opportunity to elect up to $75 million in cash and/or newly issued publicly traded securities of Plains Resources. The new securities were to be designed to provide holders with returns based upon the income from and value of the master limited partnership units of PAA owned by Plains Resources. The new security would have a face value of $33.00 and a maturity date 30 years after the issuance date. At maturity, Plains Resources would be obligated to pay the holders of the new security the greater of (1) the face amount of $33.00 or (2) the then-current market price of one master limited partnership unit of PAA. The transaction was to include a mechanism whereby Leucadia would engage a stand-by underwriter to purchase from Plains Resources stockholders on a pro-rata basis up to approximately 2.38 million of the new securities at $31.50 for a total of $75 million in cash on a date which would have been limited to a specific period of time after the closing of the proposed merger. A $12 million break-up fee was also proposed, and the willingness of Leucadia to enter into definitive agreements was conditioned on the satisfaction of Leucadia with a commercial, tax, accounting, financial and legal due diligence investigation of Plains Resources and PAA and on the approval of the board of directors of Leucadia. Mr. Ackman provided a written proposal outlining those terms later that night. The proposal was to expire at 6:00 p.m., New York time, on February 13, 2004.

Members of the special committee and representatives of its advisors asked numerous questions of Mr. Ackman, including, among others, whether the new securities would be debt or equity securities, what collateral would underlie the new securities, whether he was aware if there existed any similar securities, and whether the distributions on the new securities would be fully taxable to the holders thereof. Mr. Ackman responded that he had not yet determined whether the new securities would be debt or equity or what the collateral would be. Mr. Ackman stated he was not aware of any existing similar securities and that he believed the holders of the new securities would be neutral as to whether or not the distributions were fully taxable.

On February 13, 2004, the members of the special committee met at Petrie Parkman’s offices (1) to negotiate with Vulcan Energy and (2) to consider Leucadia’s proposal letter. Representatives of Petrie Parkman presented an analysis of the Leucadia proposal to the special committee on a per share basis, assuming two cases. The first case assumed that the maximum number of securities were issued, which would result in total consideration to Plains Resources stockholders of $75 million in cash and 10.9 million units of new securities, which was equivalent to $3.09 in cash and 0.45 units of new securities per Plains Resources share (based on 24.3 million Plains Resources shares outstanding). The second case assumed the ability of Leucadia to engage a stand-by underwriter so that the maximum amount of cash to be offered would be utilized, which would result in the repurchase at $31.50 of 2.38 million units of new securities. This would have resulted in total consideration to Plains Resources stockholders of $150 million in cash and 8.5 million units of new securities, or $6.18 in cash plus 0.35 units of new securities per Plains Resources share (based on 24.3 million Plains Resources shares outstanding). These two cases are summarized as follows:

Form of Consideration	Total Consideration to Plains Resources Stockholders (Amounts in thousands)	Total Consideration Per Plains Resources Share ($SH./Units)
Maximum Securities Case
Cash	$75,000	$3.09
New Securities	10,900	0.45
Maximum Cash Case
Cash	$150,000	$6.18
New Securities	8,500	0.35

Representatives of Petrie Parkman reviewed the total consideration per Plains Resources share implied by the Leucadia proposal over a range of illustrative trading values for the new securities as follows:

Maximum Securities Case
Illustrative Trading Price of New Security	New Securities Per PLX Share	New Securities Consideration Per PLX Share	Cash Consideration Per PLX Share	Total Consideration Per PLX Share
$27.00	0.45	$12.13	$3.09	$15.22
$28.00	0.45	$12.58	$3.09	$15.67
$29.00	0.45	$13.03	$3.09	$16.12
$30.00	0.45	$13.47	$3.09	$16.57
$31.00	0.45	$13.92	$3.09	$17.01
$31.50	0.45	$14.15	$3.09	$17.24
$32.00	0.45	$14.37	$3.09	$17.46
$33.00	0.45	$14.82	$3.09	$17.91
$34.00	0.45	$15.27	$3.09	$18.36
$35.00	0.45	$15.72	$3.09	$18.81

Maximum Cash Case
Illustrative Trading Price of New Security	New Securities Per PLX Share	New Securities Consideration Per PLX Share	Cash Consideration Per PLX Share	Total Consideration Per PLX Share
$27.00	0.35	$ 9.48	$6.18	$15.66
$28.00	0.35	$ 9.83	$6.18	$16.01
$29.00	0.35	$10.18	$6.18	$16.36
$30.00	0.35	$10.53	$6.18	$16.71
$31.00	0.35	$10.88	$6.18	$17.06
$31.50	0.35	$11.06	$6.18	$17.24
$32.00	0.35	$11.23	$6.18	$17.41
$33.00	0.35	$11.58	$6.18	$17.77
$34.00	0.35	$11.94	$6.18	$18.12
$35.00	0.35	$12.29	$6.18	$18.47

In discussing the possibility that the buyer securities might trade at a discount to the PAA units, the special committee and its advisors noted that (1) the indicative cash distribution on the new security may be fully taxable, as compared to the partial tax shielding of PAA limited partner distributions, (2) prohibitions for institutions relating to UBIT income may be removed in the next energy bill, so that institutions would be able to invest directly in master limited partnerships, (3) the new security was a derivative security, which may be more difficult for investors to understand and which may trade at a discount to the underlying security, and (4) the new securities would likely be less liquid than the PAA units. Representatives of Petrie Parkman then compared the illustrative trading price of the new security, assuming a $2.33 annual cash distribution on the new security, based on a discount to the PAA current yield.

Implied Trading Price of New Security Based on Current PAA Unit Price (Yield)	Illustrative Discount	Illustrative Trading Price of New Security After Assumed Discount
$32.86	0.0%	$32.86
$32.86	2.5%	$32.04
$32.86	5.0%	$31.22
$32.86	7.5%	$30.39
$32.86	10.0%	$29.57
$32.86	12.5%	$28.75
$32.86	15.0%	$27.93

Representatives of Petrie Parkman discussed with the special committee that the new securities proposed by Leucadia had certain derivative characteristics potentially comparable to I-shares issued by affiliates of other master limited partnerships, and that such derivative securities had historically traded at a discount to the underlying partnership units. They presented an analysis showing the historical trading relationships of two existing issues of I-shares versus the related underlying partnership units which is summarized as follows:

	I-Share Trading Price Discount to Underlying Partnership Unit
Trading Period Prior to February 13, 2004	Kinder Morgan Management vs. Kinder Morgan Energy Partners	Enbridge Energy Management vs. Enbridge Energy Partners
1 Week Prior	-8.8%	-4.0%
1 Month Prior	-10.2%	-3.8%
3 Months Prior	-12.1%	-6.1%
6 Months Prior	-12.3%	-8.9%
1 Year Prior	-13.4%	-11.9%

As a part of the discussion, representatives of Petrie Parkman also noted that the new security would likely have less trading liquidity than the Kinder Morgan Management and Enbridge Energy Management securities due to the relatively smaller size of the overall issue.

Petrie Parkman noted that PAA’s limited partnership units were trading in the market, based on a current annualized distribution of $2.25, at a current yield of approximately 7.1%, and reviewed with the special committee the illustrative trading price of the proposed new security over a range of yields as follows:

Illustrative Annual Cash Distribution		Illustrative Trading Price of New Security ($/New Security)
		Yield on Distribution to New Security
PAA	New Securities (PAA + $0.08)	6.5%	7.0%	7.5%	8.0%	8.5%	9.0%
$2.25	$2.33	$35.85	$33.29	$31.07	$29.13	$27.41	$25.89

Representatives of Petrie Parkman, Baker Botts and the special committee also discussed other issues relating to the Leucadia offer, which included:

•	the fact that the after-tax distributions to new securityholders would likely be less than after-tax distributions to holders of PAA common units;

•	the fact that the new securities would have no recourse to Leucadia so significant safeguards would have to be provided to insure that distributions and the redemption price were paid as promised;

•	the fact that a majority of the consideration was new securities of Plains Resources itself;

•	the fact that the form of new security was uncertain in the Leucadia proposal and the lack of trading history or public market for a security of that type;

•	the overall complexity and uncertainty of the transaction relative to an all-cash offer;

•	the fact that interest rates were at historic low levels, are expected to rise and the negative impact rising interest rates would be likely to have on the trading price of the new securities;

•	the fact that if the new security were a debt security, its receipt would be taxable to Plains Resources’ stockholders; and

•	the transaction risks involved with Leucadia’s due diligence condition and board approval condition.

In light of these factors, the progress that had been made with Vulcan Energy and the special committee’s belief (based on conversations with Vulcan Energy) that if it did not do so Vulcan Energy would terminate discussions and withdraw the Vulcan Energy proposal, the special committee determined to continue to negotiate with Vulcan Energy and to decline the Leucadia offer. Later that afternoon, after reaching agreement on many issues under the merger agreement, the special committee entered into an exclusivity agreement with Vulcan Energy wherein it agreed to negotiate solely with Vulcan Energy for a period not to exceed 14 days. In light of the provisions of the exclusivity agreement, at the instruction of the special committee, Baker Botts called Mr. Ackman that afternoon, prior to the expiration of the Leucadia proposal, to inform him that the special committee had determined not to pursue the Leucadia proposal.

Between February 14 and February 18, 2004, representatives of Vulcan Energy, Vulcan Energy’s counsel, Baker Botts, Petrie Parkman, management of Plains Resources (other than the Management Stockholders) and its counsel and the special committee continued negotiating the terms of the merger agreement. The parties settled on the scope of the representations and warranties. They also agreed on the circumstances under which a superior proposal could be entertained by Plains Resources. Representatives of Baker Botts and Petrie Parkman had conversations with representatives of Fleet and Bank of America to confirm those parties’ willingness to proceed with financing the transaction, and the special committee obtained Mr. Allen’s agreement to guarantee the Bank of America facility.

Throughout this period the special committee kept the members of the Board of Directors other than Mr. Flores apprised of the process. On February 18, 2004, the special committee and the full Board of Directors (other than Mr. Flores) convened a meeting to consider the proposed merger with Vulcan Energy. The special committee reviewed with the board its process for considering the Vulcan Energy proposal and its efforts to market Plains Resources to third parties. Representatives of Petrie Parkman presented the analysis of the Leucadia proposal reviewed with the special committee on February 13, 2004 and the directors discussed the special committee’s reasons for determining not to pursue such a proposal. Representatives of Petrie Parkman presented its reference value analysis of Plains Resources, the substance of which is described below in “—Opinion of Financial Advisor to the Special Committee.” Following discussion with the special committee and the other members of the board present at the meeting, the special committee requested and Petrie Parkman rendered its oral opinion, subsequently confirmed in writing on February 18, 2004, that as of such date and based on and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of Plains Resources in the merger (other than the Management Stockholders) was fair from a financial point of view to such stockholders. After receiving the Petrie Parkman oral opinion and after further deliberation, the special committee unanimously determined that the merger agreement and the terms of the merger are fair to and in the best interests of Plains Resources and its stockholders (other than the Management Stockholders), and unanimously recommended that the Board of Directors approve and adopt the execution and delivery of the merger agreement and the consummation of the merger, and further recommended that the stockholders of Plains Resources approve and adopt the merger agreement and the merger, and directed that the merger agreement be submitted to the stockholders of Plains Resources. Thereafter, the Board of Directors unanimously (with Mr. Flores not in attendance) determined that the merger agreement and the terms of the merger are fair to and in the best interests of Plains Resources and its stockholders (other than the Management Stockholders), and unanimously approved the execution and delivery of the merger agreement and the consummation of the merger, and further recommended that the stockholders of Plains Resources approve and adopt the merger agreement and the merger, and directed that the merger agreement be submitted to our stockholders.

Recommendations of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger

The Special Committee. At a special meeting of the Board of Directors held on February 18, 2004, the members of the special committee unanimously determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of, Plains Resources’ stockholders (other than the Management Stockholders) and unanimously resolved to recommend to the Board of Directors that it approve the merger agreement and the merger. The Board of Directors, after considering the recommendation of the special committee, through a unanimous vote of the directors present (with Mr. Flores not in attendance) unanimously declared advisable and approved the merger agreement and resolved to recommend to Plains Resources’ stockholders that they vote “FOR” approval and adoption of the merger agreement and the merger.

In reaching its determination, the special committee considered factors including:

•	the oral opinion delivered by Petrie Parkman on February 18, 2004, and subsequently confirmed in writing that, as of that date and, based on and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of Plains Resources in the merger (other than the Management Stockholders) was fair from a financial point of view to such stockholders, as described in the Petrie Parkman opinion and the analyses presented to the special committee by Petrie Parkman on February 18, 2004, which are described on pages 33 to 37 of this proxy statement;

•

the fact that the merger consideration of $16.75 per share to be received by Plains Resources’ stockholders in cash was, at the time of its determination, higher than the highest closing price of Plains Resources common stock since the spin-off of Plains Exploration & Production Company and represents an approximate 25% premium over the $13.44 per share closing price of Plains Resources common stock on November 19, 2003, the last full trading day prior to the public announcement of the original proposal by Vulcan Energy to purchase Plains Resources and an approximate 27% premium over the average closing price of $13.23 per share of Plains Resources common stock over the 30-calendar day period ending on the same date;

•	the fact that the special committee’s active solicitation of third party indications of interest for the acquisition of Plains Resources that would provide greater value to stockholders sooner than the merger consideration had yielded only one acquisition proposal, the terms of which the special committee determined were inferior to the terms of the merger;

•	the special committee’s view that it is unlikely that most other potential bidders could offer greater value than the merger because Vulcan Energy could significantly reduce the future tax burden on Plains Resources both as to distributions of cash from PAA, and, in some circumstances, as a liquidation of Plains Resources’ assets by operating it as a Subchapter S corporation under the U.S. Internal Revenue Code of 1986, as amended;

•	due to the very low tax basis Plains Resources has in its assets, in particular its ownership interests in PAA, a liquidation of Plains Resources would create taxable gains resulting in taxes at the company level of between $170 million and $180 million, or approximately $7.00 per share, so that liquidation would be unlikely to yield the highest value for the stockholders;

•	the special committee’s belief that a significant portion of the increase in the market price of Plains Resources’ common stock following the announcement by Plains Resources of its receipt of Vulcan Energy’s initial proposal to acquire Plains Resources probably largely reflected anticipation of a possible acquisition rather than a perception of higher intrinsic value for Plains Resources’ common stock;

•	the active and direct role of the members of the special committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction and solicitations of third party indications of interest by the special committee at more than 35 special committee meetings;

•	the negotiations that took place between the special committee and its representatives, on the one hand, and the Management Stockholders, Vulcan Energy and Vulcan Energy’s representatives, on the other hand, with respect to the increase in the merger consideration from the initial proposal of $14.25 per share to $16.75 per share and the belief by the members of the special committee that $16.75 per share was the highest price that the acquiring group would agree to pay to Plains Resources’ stockholders;

•	the potential marketability issues associated with owning less than 50% of the general partner of PAA;

•	the terms of the merger agreement that permit the Board of Directors and the special committee to explore, under certain circumstances, unsolicited acquisition proposals if the Board of Directors or the special committee determines that the acquisition proposal is reasonably likely to result in a superior proposal from a financial point of view and that the failure to take action is reasonably expected to result in a breach of the fiduciary duties of the Board of Directors or the special committee;

•	the terms of the merger agreement that permit the Board of Directors to change or withdraw its recommendation to Plains Resources stockholders of the merger or to terminate the merger agreement if the Board of Directors determines that an unsolicited acquisition proposal is superior, from a financial point of view, to Plains Resources stockholders and that the failure to take such action is reasonably expected to result in a breach of the fiduciary duties of the Board of Directors;

•	Mr. Allen’s financial wherewithal and experience and success in closing other transactions;

•	the terms and conditions of the subscription agreement providing for Mr. Allen’s obligation to provide funds to Vulcan Energy to pay a portion of the aggregate merger consideration;

•	Mr. Allen’s agreement for the benefit of Plains Resources to guarantee the $65 million Bank of America senior guaranteed term loan credit facility and to cause Vulcan Energy to perform its obligations under the merger agreement;

•	Mr. Flores’ and Mr. Raymond’s agreement for the benefit of Plains Resources to perform their obligations under the subscription agreement that are also a condition to the closing of the merger; and

•	the availability of appraisal rights under Delaware law to holders of shares of Plains Resources common stock who dissent from the merger, which provides stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

Each of these factors favored the special committee’s conclusion that the merger is advisable, fair to, and in the best interests of, Plains Resources and its stockholders (other than the Management Stockholders).

The special committee, as well as the Board of Directors, relied on Plains Resources’ management to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that Leucadia made a conditional proposal with a purported value attributed by Leucadia at more than $16.75 per share;

•	the fact that, following the merger, Plains Resources’ stockholders will cease to participate in any future earnings of Plains Resources or benefit from any future increase in Plains Resources’ value;

•	the fact that certain parties, including the Management Stockholders, may have interests that are different from those of Plains Resources’ stockholders as described under “—Interests of Certain Persons in the Merger;”

•	the limitations contained in the merger agreement on Plains Resources’ ability to solicit other offers, as well as the possibility that Plains Resources may be required to pay to Vulcan Energy a termination fee of $15 million and reimburse all of Vulcan Energy’s and the Vulcan Merger Subsidiary’s reasonable out-of-pocket expenses;

•	the fact that the obligation of Mr. Allen to provide funds to the Vulcan Merger Subsidiary to pay a portion of the merger consideration is subject to certain conditions outside of Plains Resources’ control; and

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to Plains Resources’ stockholders receiving the consideration.

In the special committee’s view, the principal advantage of Plains Resources continuing as a public company would be to allow public stockholders to continue to participate in any growth in the value of Plains Resources’ equity. However, the special committee concluded that, under all of the relevant circumstances and in light of the proposed $16.75 per share price, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $16.75 and accordingly rejected that alternative.

This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.

The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of Plains

Resources’ stockholders (other than the Management Stockholders). These procedural safeguards include the following:

•	the special committee’s active and intense negotiations with Vulcan Energy regarding the merger consideration and the other terms of the merger and the merger agreement;

•	other than the indemnification rights under the merger agreement and the acceleration of 10,000 restricted stock units each under the terms of the Company’s benefit plans, no member of the special committee has an interest in the merger different from that of Plains Resources’ stockholders and any stock options, restricted stock units or shares of restricted stock members of the special committee hold will be “cashed out” in the merger at the same price that Plains Resources’ stockholders will receive as consideration for their shares of Plains Resources common stock;

•	Mr. Hitchcock’s position as holder of 447,023 shares of Plains Resources’ common stock, which aligns his interests with other stockholders;

•	the special committee retained and received the advice and assistance of Petrie Parkman as its financial advisor, Baker Botts as its legal advisor, and Morris Nichols as its special Delaware counsel, and requested and received from Petrie Parkman an opinion with respect to the fairness from a financial point of view of the merger consideration to be received by Plains Resources’ stockholders other than the Management Stockholders. Each of these advisors has extensive experience in transactions similar to the merger;

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger or any other transaction;

•	the recognition by the special committee that it may consider superior proposals;

•	the special committee’s active solicitation of third party indications of interest and its serious consideration of the one proposal submitted to it; and

•	the availability of appraisal rights under Delaware law for Plains Resources’ stockholders who oppose the merger, which rights are described under “—Appraisal Rights of Stockholders.”

The Board of Directors. After learning of Mr. Allen and the Management Stockholders’ proposal to acquire all the outstanding shares of Plains Resources’ common stock that they did not already own through an all-cash merger transaction, the Board of Directors voted to form the special committee to consider alternatives for Plains Resources and evaluate Vulcan Energy’s proposal and other proposals and to act on behalf of Plains Resources’ stockholders.

In reaching its determination that the terms of the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to, and in the best interests of, Plains Resources’ stockholders (other than the Management Stockholders), the Board of Directors adopted the analysis of the special committee as to the fairness of the merger consideration of $16.75 per share to be received by Plains Resources’ stockholders. In adopting the special committee’s analysis, the Board of Directors considered and relied upon:

•	the process the special committee conducted in considering the merger;

•	the special committee’s unanimous recommendation that the Board of Directors approve the merger agreement and the transactions contemplated by it, including the merger;

•	the special committee’s declaration of the merger agreement’s advisability; and

•	the oral opinion delivered by Petrie Parkman on February 18, 2004, and subsequently confirmed in writing that, as of that date and based upon and subject to the matters set forth therein, the consideration to be received by Plains Resources’ stockholders pursuant to the merger (other than the Management Stockholders) was fair from a financial point of view to such stockholders.

The Board of Directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of Plains

Resources’ unaffiliated stockholders. The Board of Directors reached this conclusion based on, among other things:

•	the fact that the special committee consisted of independent directors whose sole purpose was to represent the interests of Plains Resources’ stockholders (other than the Management Stockholders);

•	the selection and retention by the special committee of its own financial advisor and legal counsel;

•	the fact that the merger agreement and the merger were approved by members of the Board of Directors who are not affiliated with the Management Stockholders or Mr. Allen;

•	the fact that an independent special committee is well recognized under Delaware law as an effective way to promote fairness in transactions of this kind; and

•	the fact that the negotiations that had taken place between the Management Stockholders and Mr. Allen and his representatives, on the one hand, and the special committee and its representatives, on the other hand, were designed to preserve the fairness of the transactions.

The Board of Directors determined that it did not need to retain an unaffiliated representative to act on behalf of Plains Resources’ stockholders in light of the formation of the special committee and the special committee’s retention of its own advisors. The Board of Directors took this factor into account in its assessment of the fairness of the transaction but determined that sufficient procedural safeguards were in place to ensure the fairness of the transaction.

In view of the wide variety of factors considered by the Board of Directors in evaluating the merger and the complexity of these matters, the Board of Directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the Board of Directors may have given different weight to different factors.

Based in part upon the recommendation of the special committee, the Board of Directors through a unanimous vote of the directors present (with Mr. Flores not in attendance) declared advisable and approved the merger agreement, and resolved to recommend that you vote “FOR” approval and adoption of the merger agreement and the merger.

Opinion of Financial Advisor to the Special Committee

Pursuant to an engagement letter dated as of November 26, 2003 and as amended as of February 17, 2004, Petrie Parkman delivered to the special committee and the Board of Directors its oral opinion on February 18, 2004, and subsequently confirmed in writing that, as of that date and based on and subject to the matters set forth in the opinion, the consideration to be received by Plains Resources stockholders in the merger (other than the Management Stockholders) was fair from a financial point of view to such stockholders.

The full text of Petrie Parkman’s opinion dated February 18, 2004, which contains a description of the assumptions made, procedures followed, matters considered and limits of the scope of review undertaken by Petrie Parkman in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated in this proxy statement by reference. The summary of the Petrie Parkman opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Plains Resources stockholders are encouraged to, and should, read the Petrie Parkman opinion carefully and in its entirety.

Petrie Parkman’s opinion was provided for the information and assistance of the special committee and the Board of Directors in connection with their consideration of the merger and relates solely to the fairness from a financial point of view of the consideration to be received by the stockholders of Plains Resources in the merger other than the Management Stockholders. Petrie Parkman has not considered the consideration to be received by the Management Stockholders in connection with the merger. Petrie Parkman’s opinion does not constitute a recommendation to any holder of Plains Resources common stock as to how the stockholder should vote on the merger. Petrie Parkman’s opinion dated February 18, 2004 and its presentation to the special committee and Board of Directors on February 18, 2004 were among many factors taken into consideration by the special committee in recommending the merger and the Board of Directors in making its determination to approve and recommend the merger.

In arriving at its opinion, Petrie Parkman, among other things:

•	reviewed certain publicly available business and financial information relating to Plains Resources, including (1) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (2) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

•	reviewed certain information prepared and provided by Plains Resources, including operating statements and unaudited financial statements for the fiscal year ended December 31, 2003;

•	reviewed certain publicly available business and financial information relating to PAA, including (1) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (2) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

•	reviewed estimates of Plains Resources’ proved, probable and possible oil and gas reserves, prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. as of December 31, 2002;

•	analyzed certain historical and projected financial and operating data of Plains Resources prepared by the management and staff of Plains Resources;

•	reviewed certain historical and projected financial and operating data of PAA prepared by the management and staff of PAA;

•	discussed the current and projected operations and prospects of Plains Resources and PAA with the management and staff of Plains Resources;

•	reviewed the trading history of Plains Resources common stock and PAA common units;

•	compared recent stock market capitalization indicators for Plains Resources and PAA with recent stock market capitalization indicators for certain other publicly traded independent energy companies;

•	compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that we deemed to be relevant;

•	participated in discussions and negotiations among the representatives of the special committee, Plains Resources, Vulcan Energy and their respective legal advisors;

•	reviewed a draft dated February 17, 2004 of the merger agreement; and

•	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

In preparing its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to it by Plains Resources and PAA. Petrie Parkman further relied upon the assurances of representatives of the management of Plains Resources that they were unaware of any facts that would make the information provided to it incomplete or misleading in any material respect. With respect to projected financial and operating data, Petrie Parkman assumed that the data was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Plains Resources and PAA relating to the future financial and operational performance of Plains Resources and PAA, respectively. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they were reasonably prepared on bases reflecting the best available estimates and judgments of Netherland, Sewell & Associates, Inc., relating to the oil and gas properties of Plains Resources. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Plains Resources, nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with any such evaluations or appraisals. In addition, Petrie Parkman did not assume any obligation to conduct, nor did Petrie Parkman conduct, any physical inspection of the properties or facilities of Plains Resources. Petrie Parkman also assumed that the merger agreement executed and delivered by the parties would contain identical financial and economic terms and otherwise be substantially similar to the last draft reviewed by Petrie Parkman, and that the conditions precedent in the merger agreement would not be waived.

Petrie Parkman’s opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date of its opinion and the conditions and prospects, financial and otherwise, of Plains Resources as they were represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described above.

The following is a summary of the financial analyses performed by Petrie Parkman and presented to the special committee and the Board of Directors on February 18, 2004.

This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Petrie Parkman.

Implied Premium Analysis. Petrie Parkman calculated the premiums implied by comparing the $16.75 per share cash merger consideration offered by Vulcan Energy to historical trading prices of Plains Resources common stock for specified periods between December 19, 2002, the first full day of trading of Plains Resources’ common stock after Plains Resources’ spin-off of PXP, to February 13, 2004 and calculated the following results:

Period	Plains Resources Market Price	Implied Offer Premium
Prior to Announcement of Vulcan Energy Initial Offer on November 20, 2003
1 Day	$13.44	24.6%
30 Days	$13.30	25.9%
60 Days	$12.58	33.1%
Period Average
30 Days	$13.23	26.6%
60 Days	$13.03	28.5%
High	$14.54	15.2%
Low	$10.41	60.9%
Since PXP Spin-off	$12.62	32.7%
Entire Period High	$16.74	0.1%
Entire Period Low	$10.41	60.9%

Discounted Cash Flow Analysis / Going Concern Analysis. Petrie Parkman performed a discounted cash flow analysis of Plains Resources’ projected unlevered free cash flows using various after-tax discount rates and terminal multiples of earnings before interest, taxes, depreciation and amortization (“EBITDA”). Petrie Parkman calculated the net present value of estimates of future unlevered free cash flows for the period from January 1, 2004 to December 31, 2013 for Plains Resources based, in part, on projections for Plains Resources and PAA provided to Petrie Parkman by the managements of Plains Resources and PAA.

Petrie Parkman analyzed three cases of operating projections, a Low Case, a Mid Case and a High Case, in which the principal variable was the amount of assumed annual acquisitions by PAA. In each case, Petrie

Parkman utilized the following assumptions: (1) PAA annual organic growth in EBITDA of 2%, (2) PAA annual operating cost escalation of 2%, (3) PAA distribution coverage of 104%, and (4) strip prices, adjusted for applicable transportation and quality differentials, for sales of oil production from Plains Resources’ Florida properties. In the Mid Case, Petrie Parkman assumed PAA would make $1.5 billion ($150 million per year) of acquisitions during the period 2004—2013. In the High Case, Petrie Parkman assumed PAA would make $2.5 billion ($250 million per year) of acquisitions during the period 2004 – 2013. In addition to the assumptions above, Petrie Parkman utilized the following PAA acquisition assumptions in the Mid and High Cases: 1) acquisition prices equivalent to 7.5x EBITDA, 2) 50% debt financing, 3) 6% cost of debt, and 4) maintenance capital expenditures of 2% of EBITDA in each case over the ten year period of the analysis. Petrie Parkman prepared these projections using financial, operating and reserve projections prepared and/or provided by Plains Resources’ and PAA’s management and staff and certain assumptions based upon discussions with the managements of Plains Resources regarding Plains Resources’ and PAA’s potential future operating and financial performance.

Petrie Parkman calculated Plains Resources’ discounted cash flows using after-tax discount rates ranging from 8.0% to 12.0% and a terminal value in 2013 based upon terminal multiples ranging from 7.0x to 9.0x applied to projected 2013 EBITDA. From the equity reference values implied by this analysis, Petrie Parkman determined composite equity reference value ranges per share of Plains Resources common stock to be $9.00 to $12.00 for the Low Case, $15.00 to $18.50 for the Mid Case and $19.00 to $23.00 for the High Case.

In addition, Petrie Parkman calculated a range of discounted cash flow analysis case sensitivities as summarized below. Common assumptions for a set of sensitivities, as applicable, included: a discount rate of 10%, terminal EBITDA multiples of 8.0x EBITDA, PAA acquisition prices equivalent to 7.5x EBITDA, PAA’s utilization of 50% debt financing for acquisitions, a PAA cost of debt of 6.0%, PAA annual acquisitions of $150 million, and PAA maintenance capital expenditures of 2% of EBITDA.

Sensitivity Case	Variables	Sensitivity Range	Equity Reference Value Range-$ Plains Resources Share
Growth Sensitivity	PAA Organic Growth Rate PAA Yearly Acquisitions	-1.0% to 3.0% $0 to $300 million	$7.38-$24.14

Acquisition Sensitivity	PAA Acquisition Price Multiple PAA Yearly Acquisitions	6.0x to 10.0x EBITDA $0 to $300 million	$10.37-$28.78

Acquisition Sensitivity 2	PAA Acquisition Price Multiple PAA Cost of Debt	6.0x to 10.0x EBITDA 5.0% to 9.0%	$10.69-$20.02

Cost of Capital Sensitivity	PAA Equity Yield PAA Cost of Debt	4.9% to 8.9% 5.0% to 9.0%	$12.40-$18.26

Petrie Parkman calculated a range of additional discounted cash flow analysis case sensitivities with common assumptions similar to the sensitivities above except for the utilization of PAA acquisition prices equivalent to 8.5x EBITDA, and a PAA cost of debt of 7.0%.

Additional Sensitivity Case	Variables	Sensitivity Range	Equity Reference Value Range-$ Plains Resources Share
Growth Sensitivity	PAA Organic Growth Rate PAA Yearly Acquisitions	-1.0% to 3.0% $0 to $300 million	$6.95-$19.95

Acquisition Sensitivity	PAA Acquisition Price Multiple PAA Yearly Acquisitions	6.0x to 10.0x EBITDA $0 to $300 million	$9.95-$27.22

Cost of Capital Sensitivity	PAA Equity Yield PAA Cost of Debt	4.9% to 8.9% 5.0% to 9.0%	$11.13-$16.89

Comparable Transaction Analysis.

Midstream Assets. Petrie Parkman reviewed selected publicly available information for 15 midstream corporate transactions and offers for control announced between January 1997 and February 2004, 43 midstream asset transactions announced between January 2001 and February 2004, and 11 general partner transactions between January 1996 and February 2004 that Petrie Parkman deemed appropriate for an analysis of Plains Resources’ midstream assets.

Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of latest 12 months (“LTM”) net income and total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of LTM earnings before interest and taxes (“EBIT”) and EBITDA for the target company or assets in each transaction.

The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the selected transactions.

	Implied Multiples in Selected Transactions				Selected Benchmark Ranges
	Maximum	Mean	Median	Minimum
Purchase Price / LTM Net Income
Midstream Corporate Transactions	44.7x	24.2x	23.2x	12.5x	20.0-25.0x
Total Investment / LTM EBIT
Midstream Corporate Transactions	26.0x	16.4x	15.5x	12.4x	14.0-16.0x
Total Investment / LTM EBITDA
Midstream Corporate Transactions	39.6x	13.0x	10.9x	8.0x
Midstream Asset Transactions	14.9x	8.2x	8.1x	4.4x	11.0-14.0x
General Partner Transactions	47.8x	16.9x	10.5x	6.6x

Petrie Parkman applied the benchmark multiples to Plains Resources’ September 30, 2003 LTM net income, EBIT and EBITDA for Plains Resources’ midstream assets and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for Plains Resources’ midstream assets.

Florida Properties. Petrie Parkman reviewed selected publicly available information for 12 and proprietary information for one oil and gas property acquisition transactions announced between January 1998 and February 2004 considered relevant for an analysis of Plains Resources’ Florida properties due to the similarity of the operating characteristics of the underlying assets. Based on a review of the purchase price multiples of proved reserves for the acquired assets in each oil and gas property acquisition transaction, Petrie Parkman determined benchmark ranges of purchase prices to Plains Resources’ corresponding proved reserves and adjusted for other assets and liabilities in order to yield enterprise reference value ranges for Plains Resources’ Florida properties. The number of transactions and the maximum, mean, median and minimum implied multiples for these transactions are set forth in the following tables together with certain benchmark multiples chosen by Petrie Parkman based on a review of these implied multiples.

References to oil and gas “equivalents” are for purposes of comparing quantities of oil with quantities of gas or to express these different commodities in a common unit. In calculating Mcf and Bbl equivalents, Petrie Parkman used a generally recognized standard in which one barrel of oil is equal to six thousand cubic feet of natural gas.

Petrie Parkman determined that the following property transactions were relevant to an evaluation of Plains Resources:

Transaction Parameters
Number of Transactions	13
Purchase Price of Reserves / Proved Reserves ($/BOE)
Maximum	$7.33
Mean	$3.13
Median	$2.66
Minimum	$1.10
Selected Benchmark Multiples ($/BOE)	$2.00-$2.50

After selecting composite enterprise reference value ranges for Plains Resources’ midstream assets and Florida properties and then adjusting for long-term debt and net working capital, Petrie Parkman calculated equity reference value ranges per share of Plains Resources common stock to be $14.49 to $17.87.

Premium Analysis.

Petrie Parkman also performed a premium analysis using the same 15 midstream corporate acquisition transactions and offers for control discussed above, which compared the offer price per target company share with the target company’s share price measured one day, 30 days and 60 days prior to the public announcement of the transaction.

The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company’s stock price stated as a percentage above the target company’s stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums for these periods, were as follows:

	Implied Premiums in Selected Transactions				Selected Benchmark Ranges
To Announcement	Maximum	Mean	Median	Minimum
One Day Prior	33.5%	18.1%	18.3%	6.0%	15%-25%
30 Days Prior	47.7%	27.5%	29.8%	2.8%	25%-35%
60 Days Prior	67.6%	28.9%	24.7%	-2.7%	20%-30%

Petrie Parkman applied the range of benchmark premiums to the corresponding stock prices of Plains Resources for the periods of one day, 30 days and 60 days prior to November 20, 2003, the last trading day prior to public announcement of the Vulcan Energy initial proposal, and adjusted for long-term debt and net working capital to determine enterprise reference value ranges for Plains Resources.

After selecting a composite enterprise reference value range for Plains Resources and then adjusting for long-term debt and net working capital, Petrie Parkman calculated equity reference value ranges per share of Plains Resources common stock to be $15.35 to $17.38.

Capital Market Comparison.

Midstream Assets Using publicly available information, Petrie Parkman calculated market capitalization multiples of LTM, 2003 estimated and 2004 estimated net income for 11 publicly traded companies with midstream operations similar to Plains Resources. Petrie Parkman also calculated enterprise value multiples of LTM operating cash flow and EBIT, and LTM, 2003 estimated and 2004 estimated EBITDA. In each case, estimated net income was based on First Call consensus projections and estimated EBITDA was based on research analyst projections. Petrie Parkman defined market value for purposes of this analysis as the market value of common equity as of February 13, 2004. Petrie Parkman obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

Petrie Parkman determined that the following companies were relevant to an evaluation of Plains Resources’ midstream assets based on Petrie Parkman’s view of the comparability of the operating and financial characteristics of these companies to those of Plains Resources’ midstream assets:

• Crosstex Energy, Inc.	• Oneok Inc.
• Dynegy Inc.	• Questar Corporation
• El Paso Corporation	• TransCanda Corporation
• Kaneb Services LLC	• Western Gas Resources, Inc.
• Kinder Morgan, Inc.	• The Williams Companies, Inc.
• Markwest Hydrocarbon, Inc.

The maximum, mean, median and minimum multiples for the 11 companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

	Comparable Company Multiples				Selected Benchmark Ranges
Measure	Maximum	Mean	Median	Minimum
Market Value / LTM Net Income	27.2x	17.8x	18.2x	10.9x	15.0-20.0x
Market Value / 2003 Estimated Net Income	19.4x	16.0x	16.2x	10.7x	13.0-18.0x
Market Value / 2004 Estimated Net Income	58.5x	23.2x	17.9x	11.0x	15.0-20.0x
Enterprise Value / LTM Operating Cash Flow	13.0x	8.4x	7.3x	4.5x	10.0-12.0x
Enterprise Value / LTM EBIT	34.4x	13.9x	11.2x	8.5x	12.0-16.0x
Enterprise Value / LTM EBITDA	21.8x	10.9x	8.0x	5.6x	11.0-14.0x
Enterprise Value / 2003 Estimated EBITDA	13.5x	8.4x	7.6x	5.9x	10.0-12.0x
Enterprise Value / 2004 Estimated EBITDA	11.2x	8.1x	7.4x	6.1x	8.5-11.0x

Petrie Parkman applied the benchmark multiples to Plains Resources’ September 30, 2003 LTM, current year’s and next year’s estimated net income and EBITDA for Plains Resources’ midstream assets and adjusted for long-term debt and net working capital, where appropriate, to determine enterprise reference value ranges for Plains Resources’ midstream assets.

Florida Properties. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining enterprise reference value ranges for Plains Resources’ Florida properties. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows of Plains Resources’ oil and gas reserve assets based on the proved, probable and possible reserve estimates for Plains Resources and adjusted for Plains Resources’ hedging liabilities and Florida properties general and administrative expense utilizing information provided by Plains Resources.

Petrie Parkman evaluated five scenarios in which the principal variables were oil prices. The five pricing scenarios- Pricing Case I, Pricing Case II, Pricing Case III, Strip Pricing Case Escalated, and Strip Pricing Case Flat—were based on benchmarks for spot sales of West Texas Intermediate crude oil. The Strip Pricing Cases were based upon the average of oil futures contract prices quoted on the New York Mercantile Exchange. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks.

Benchmark prices for Pricing Cases I, II and III were projected to be $22.00, $24.00 and $26.00 per barrel of oil and escalated annually starting in 2005 at the rate of 3%. The Strip Pricing Case Escalated and Strip Pricing Case Flat for the fiscal year ended 2004 reflected actual prices from January 1, 2004 through February 13, 2004 blended with the current strip prices through the end of the year. The Strip Pricing Case Escalated was escalated annually following the year 2008 for oil at the rate of 3%.

Applying various after-tax discount rates, ranging from 10.0% to 50.0% depending on reserve category, to the after-tax cash flows, assuming a carry-over of existing tax positions, adjusting for hedging liabilities for Plains Resources and estimated general and administrative costs, Petrie Parkman calculated enterprise reference value ranges for each pricing case.

(Dollars in millions)	Pricing Case I	Pricing Case II	Pricing Case III	Strip Pricing Case (Escalated)	Strip Pricing Case (Flat)
Florida Properties Enterprise Reference Value Range	$25.7-$29.0	$33.4-$38.0	$41.1-$47.0	$36.6-$41.2	$30.6-$33.4

After selecting composite enterprise reference value ranges for Plains Resources’ midstream assets and adding the reference value range for Plains Resources’ Florida properties using the Strip Pricing Case (Escalated) and then adjusting for the long-term debt and net working capital of Plains Resources, Petrie Parkman calculated equity reference value ranges per share of Plains Resources common stock to be $13.46 to $16.70.

The description set forth above constitutes a summary of the analyses presented to the special committee and the Board of Directors on February 18, 2004. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Plains Resources or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and evaluations for corporate and other purposes. The special committee selected Petrie Parkman as financial advisor because Petrie Parkman is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Petrie Parkman has in the past provided financial advisory services to Plains Resources and has received customary fees for such services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Plains Resources for the accounts of its customers and its own account and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the terms of the engagement letter between Petrie Parkman and the special committee, Plains Resources agreed to pay Petrie Parkman as follows: (1) an engagement fee of $150,000 payable on January 1,

2004, (2) a fee of $1,000,000 payable upon delivery of a fairness or adequacy opinion by Petrie Parkman, if any, or written notification to the special committee that it had substantially completed the work deemed sufficient by it to render an opinion, regardless of the conclusion expressed by Petrie Parkman in the opinion, and (3) an additional fee based on the per share amount received or otherwise achieved by the public stockholders in a transaction, payable at the closing of such transaction, as follows: $100,000 for each $0.25 per share or portion thereof above $14.75 per share and up to $16.50 per share plus $200,000 for each $0.25 per share or portion thereof above $16.50 per share received or realized by Plains Resources’ stockholders. As a result, if the merger is completed, Petrie Parkman’s total fee will be $2,050,000. In addition, Plains Resources has also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses incurred in connection with its rendering of financial advisory services and investment banking services to the special committee and the Board of Directors, including fees and expenses of its counsel. Plains Resources also agreed to indemnify Petrie Parkman and its officers, directors, agents, employees and controlling persons for certain expenses, losses, claims, damages, and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

Position of Vulcan Energy and the Vulcan Merger Subsidiary as to the Fairness of the Merger to Plains Resources Stockholders

Vulcan Energy and the Vulcan Merger Subsidiary believe that the terms and conditions of the merger are fair to Plains Resources and its stockholders (other than the Management Stockholders). Vulcan Energy and the Vulcan Merger Subsidiary have made this conclusion based on factors including:

•	the fact that the $16.75 per share merger consideration (1) represents an approximate 25% premium over the $13.44 per share closing price of Plains Resources common stock on November 19, 2003, the last full trading day prior to the public announcement of the original Vulcan Energy proposal and an approximate 27% premium over the average closing price of $13.23 per share of Plains Resources common stock over the 30-calendar day period ending on the same date and (2) at the time of execution of the merger agreement, was higher than the highest closing price of Plains Resources common stock since the spin-off of PXP;

•	the fact that the Board of Directors established a special committee of disinterested directors to, among other things, consider Vulcan Energy’s proposal and negotiate with Vulcan Energy;

•	the fact that the terms of the merger agreement were the result of arm’s length negotiations with the special committee and its legal and financial advisors;

•	the fact that the financial advisor to the special committee delivered its oral opinion to the special committee and the Board of Directors on February 18, 2004, and subsequently confirmed in writing, that as of such date and based on and subject to the matters set forth in the opinion, the consideration to be received by the stockholders of Plains Resources in the merger was fair from a financial point of view to such stockholders (other than the Management Stockholders);

•	the conclusion by the special committee and the Board of Directors that the merger consideration is fair from a financial point of view to the stockholders of Plains Resources (other than the Management Stockholders); and

•	the determination by the special committee and the Board of Directors to recommend to Plains Resources’ stockholders that they vote for approval and adoption of the merger agreement and the merger.

In reaching their conclusion Vulcan Energy and the Vulcan Merger Subsidiary also considered the analysis and conclusions of the special committee and the Board of Directors, as well as the analysis and conclusions of Petrie Parkman discussed above. Neither Vulcan Energy nor the Vulcan Merger Subsidiary found it practicable to assign, nor did either of them assign, relative weights to those individual factors independent of the Board of Directors’, the special committee’s and the financial advisor’s analysis in reaching their respective conclusions as to fairness.

Purposes of the Merger; Certain Effects of the Merger

Plains Resources. Plains Resources’ purpose for engaging in the merger is to enable the Plains Resources stockholders, other than the Management Stockholders, to receive $16.75 in cash per share, representing a premium to the market price of our common stock prior to announcement of the potential transaction. We also determined to undertake the merger at this time based on the conclusions and reasons of the Plains Resources Board of Directors and special committee described in detail above under “—Background of the Merger” and “—Recommendation of the Special Committee and the Board of Directors; Reasons for Recommending the Approval and Adoption of the Merger Agreement and the Merger.”

Vulcan Energy and Vulcan Merger Subsidiary. The purposes of Vulcan Energy and the Vulcan Merger Subsidiary for engaging in the merger are to enable Vulcan Energy and the Management Stockholders to acquire all the equity of Plains Resources. Vulcan Energy regards the merger as an attractive investment opportunity because it believes that Plains Resources’ future business prospects are favorable and that the long-term value of an investment in Plains Resources could appreciate significantly, particularly because of the significant potential reduction of the future tax burden on Plains Resources that Vulcan Energy expects to achieve by operating it as a Subchapter S corporation under the U.S. Internal Revenue Code of 1986, as amended. Because Vulcan Energy contemplated that the Management Stockholders would continue to operate Plains Resources’ business following completion of the merger, it was important to Vulcan Energy that the Management Stockholders have an ownership interest in Vulcan Energy following completion of the merger.

Management Stockholders. The merger agreement provides that, as a condition to the merger, each Management Stockholder will fulfill his respective obligations under the subscription agreement as described under “—Agreements with the Management Stockholders—Subscription Agreement.” As a result, each of the Management Stockholders will retain an indirect interest in Plains Resources through his ownership interest in Vulcan Energy. The Management Stockholders believe that as a company without publicly traded equity, Plains Resources will have greater operating flexibility to focus on enhancing value by emphasizing growth and operating cash flow without the constraint of the public market’s emphasis on earnings. While the Management Stockholders believe that there will be significant opportunities associated with their continued ownership, there are also substantial risks that these opportunities may not be realized. These risks include:

•	lack of liquidity in the investment;

•	risks associated with the operations of the business; and

•	risk of loss of all or some of the investment.

Interests of Certain Persons in the Merger

In considering the recommendations of the Board of Directors, you should be aware that certain of Plains Resources’ executive officers and directors have interests in the transaction that may be different from, or are in addition to, the interests of Plains Resources’ stockholders generally. The Board of Directors appointed a special committee, consisting solely of directors who are not current or former officers or employees of Plains Resources and who will not retain an economic interest in Plains Resources following the merger, to evaluate and negotiate the terms of the proposal to acquire Plains Resources. The special committee was aware of these differing interests and considered them, among other matters, in recommending the approval and adoption of the merger agreement and the merger to the Board of Directors and to Plains Resources’ stockholders.

Treatment of Management Stockholders’ Equity Interests in Plains Resources. The shares, restricted stock, restricted stock units and options owned by the Management Stockholders will be treated differently under the merger agreement, the subscription agreement and the Vulcan Energy employment agreements than all other shares of Plains Resources common stock held by stockholders generally and all other restricted stock, restricted stock units and options to purchase shares of Plains Resources common stock held by holders of restricted stock, restricted stock units and options generally. See “—Agreements with the Management Stockholders— Subscription Agreement” and “—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders.”

Treatment of Directors’ and Executive Officers’ Equity Interests in Plains Resources. Except for the Management Stockholders, Plains Resources’ directors and executive officers will receive cash in the merger for the shares of Plains Resources common stock owned by them and for the shares of restricted stock, restricted stock units, and options to purchase shares of Plains Resources common stock they hold. The shares of Plains Resources common stock owned by Plains Resources’ directors and executive officers (other than those shares owned by the Management Stockholders) will be converted as of the completion of the merger into the right to receive $16.75 per share. Immediately prior to the completion of the merger, all unvested shares of restricted stock, restricted stock units, and options for Plains Resources common stock held by each of Plains Resources’ directors and executive officers (other than those held by the Management Stockholders) generally will become fully vested in accordance with their terms. The restricted stock, since fully vested, will be treated the same as all other shares of Plains Resources common stock outstanding at the time of the merger (other than those held by the Management Stockholders). Each of Plains Resources’ directors and executive officers (other than the Management Stockholders) will receive for each outstanding option, upon the completion of the merger, a cash amount equal to the product of $16.75 minus the applicable exercise price per share of the option, multiplied by the number of shares of Plains Resources common stock subject to such option. Each outstanding restricted stock unit (other than those held by the Management Stockholders) will be treated as a share of Plains Resources common stock and exchanged for $16.75 in cash. The shares, restricted stock, restricted stock units and options held by Plains Resources’ directors and executive officers (other than those held by the Management Stockholders) are to be treated under the merger agreement in the same manner as all other shares of Plains Resources common stock held by stockholders generally and all other restricted stock, restricted stock units and options to purchase shares of Plains Resources common stock held by holders of restricted stock, restricted stock units, and options generally.

Compensation of Special Committee. Each member of the special committee received $100,000 for service on the special committee. This fee was payable regardless of whether any transaction was entered into or closed.

The following table indicates, with respect to each of Plains Resources’ executive officers and directors, (1) the number of shares of Plains Resources common stock owned by such executive officer or director as of February 27, 2004, (2) options to purchase Plains common stock, (3) the weighted average exercise price of each of such options (4) the number of unvested shares of restricted common stock of Plains Resources held by such executive officer or director as of February 27, 2004, (5) the number of unvested restricted stock units held by such executive officer or director as of February 27, 2004 (except as otherwise noted), and (6) the total amount to be received by such person from the sale of Plains Resources common stock as a result of the merger:

Name of Beneficial Owner	Shares of Plains Resources Common Stock Owned		Restricted Shares	Restricted Units	Options to Purchase Plains Resources Common Stock	Weighted Average Exercise Price of Plains Resources Options	Total Amount to Be Received From Sale of Plains Resources Shares
James C. Flores	1,044,132	(1)	40,000	20,000	1,475,000	$13.62	*	(3)
William M. Hitchcock	437,023		—	10,000	45,000	11.74	7,320,528
William C. O’Malley	5,829		—	10,000	—	—	265,136
D. Martin Phillips	0		—	10,000	20,833	15.52	193,191
John T. Raymond	35,000		50,000	40,000	725,000	14.10	*	(3)
Robert V. Sinnott	6,698		—	10,000	40,000	12.73	607,991
J. Taft Symonds	34,662	(2)	—	10,000	40,000	12.73	910,898
Stephen A. Thorington	11,033		30,000	20,000	—	—	1,022,300
John F. Wombwell	0		10,000	—	—	—	167,500

(1)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member.
(2)	These shares include 32,662 shares that are held by Symonds Trust Co. Ltd.
(3)	At or prior to the merger, each Management Stockholder will contribute to Vulcan Energy his respective equity interests in Plains Resources in exchange for shares of Vulcan Energy common stock. Based on the December 31, 2003 balance sheet of Plains Resources, following the consummation of the merger, the Management Stockholders will own, in the aggregate, approximately 11% of the outstanding shares of Vulcan Energy common stock. The Management Stockholders will receive options to purchase additional shares of Vulcan Energy common stock and, under certain circumstances, will be entitled to additional incentive payments. See “—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders.”

Interests in PAA and PAA GP. The Management Stockholders and certain significant stockholders of Plains Resources common stock have continuing interests in PAA. Both Management Stockholders hold equity interests in PAA and PAA GP, and Mr. Raymond will continue to serve as a director of PAA GP. Further, two of Plains Resources’ significant stockholders, EnCap Investments, L.L.C. and Kayne Anderson Capital Advisors, L.P., will continue to own their equity interests in PAA GP. Two members of the Board of Directors, Robert V. Sinnott and D. Martin Phillips, are affiliates of Kayne Anderson Capital Advisors, L.P. and EnCap Investments L.L.C., respectively.

Plains Resources’ Management and Board of Directors Following the Merger. Plains Resources will be a wholly owned subsidiary of Vulcan Energy following the merger. Each Management Stockholder will enter into an employment agreement with Vulcan Energy upon completion of the merger. See “—Agreements with the Management Stockholders—Employment Agreements for Management Stockholders.” The Board of Directors of Vulcan Energy after the completion of the merger will include Mr. Raymond, Mr. Flores, Mr. Allen, Jody Patton, and David Capobianco.

Indemnification and Insurance. For a description of the indemnification and insurance of the officers, directors, employees and agents of Plains Resources, see “Merger Agreement—Covenants of Vulcan Energy and the Vulcan Merger Subsidiary—Directors’ and Officers’ Indemnification and Insurance.”

Agreements with the Management Stockholders

On November 19, 2003, each of the Management Stockholders, Mr. Allen and Vulcan Energy entered into a subscription agreement, which the parties amended and restated on February 19, 2004. Under the terms of the amended and restated subscription agreement, the Management Stockholders has agreed to enter into several agreements with Vulcan Energy and Plains Resources that will govern their relationship with Vulcan Energy and Plains Resources following the completion of the merger. The key terms of the amended and restated subscription agreement and other related agreements are described below:

Subscription Agreement. Pursuant to the amended and restated subscription agreement, each of Messrs. Allen, Flores and Raymond has agreed that, immediately prior to the effective time of the merger, subject to the terms and conditions of the amended and restated subscription agreement he will make certain equity contributions to Vulcan Energy in exchange for shares of Vulcan Energy common stock. In the case of Messrs. Flores and Raymond, this contribution would consist of all of their shares of Plains Resources common stock (together with their shares of restricted Plains Resources common stock and their restricted stock units). In addition, their Plains Resources stock options would be cancelled. In the case of Mr. Allen, this contribution would consist of (1) the currently outstanding shares of class A common stock of Vulcan Energy and (2) the amount of cash in excess of the $240 million of proceeds of the debt financing described below which is necessary to pay:

•	the aggregate merger consideration in respect of the outstanding shares of Plains Resources common stock and restricted stock units (other than the shares or restricted stock units to be contributed to Vulcan Energy by Messrs. Flores and Raymond),

•	the aggregate “spread” on the outstanding options to purchase shares of Plains Resources common stock (other than those option held by Messrs. Flores and Raymond), based on the merger consideration,

•	the aggregate amount of unpaid principal and accrued but unpaid interest under Plains Resources’ existing secured term loan facility immediately prior to the effective time of the merger, less the aggregate amount of Plains Resources’ available cash on hand at that time, and

•	the reasonable fees and expenses of Vulcan Energy and Messrs. Allen, Flores and Raymond incurred in connection with the merger.

Based on the December 31, 2003 balance sheet of Plains Resources, Mr. Allen’s cash contribution would be approximately $212 million. In exchange for the contributions described above, pursuant to the amended and restated subscription agreement, Vulcan Energy will issue shares of Vulcan Energy common stock, which will constitute all of the outstanding Vulcan Energy common stock at that time. In exchange for his contribution, under the amended and restated subscription agreement, each of Messrs. Allen, Flores and Raymond would receive his proportionate share of the newly-issued shares, based on the deemed value of his contribution divided by the sum of the aggregate deemed values of all of the contributions under the amended and restated subscription agreement. For these purposes, the deemed value of the contributions by each of Messrs. Flores and Raymond would be equal to the product of the number of shares of Plains Resources common stock, restricted shares of Plains Resources common stock and restricted stock units delivered by such Management Stockholder and $16.75, and the deemed value of the contribution by Mr. Allen would be the amount of his cash contribution. The shares issued to Mr. Allen will be designated class A shares, the shares issued to Mr. Flores will be designated class B shares, and the shares issued to Mr. Raymond will be designated class C shares. The rights, privileges and voting powers of the class A, class B and class C shares will be identical, except as described under “—Stockholders’ Agreement” below.

Conditions to Subscription. The obligations of each of Messrs. Allen, Flores and Raymond to make the equity contributions under the amended and restated subscription agreement are subject to the satisfaction (or waiver, where permissible) of certain conditions, including:

•	receipt of any required governmental approvals;

•	absence of any injunction;

•	satisfaction or waiver (subject to applicable law and in accordance with the terms of the merger agreement) of all of the closing conditions set forth in the merger agreement;

•	execution, delivery and effectiveness of the Stockholders Agreement by Vulcan Energy and each of Messrs. Allen, Flores and Raymond;

•	execution, delivery and effectiveness of the Exclusivity Agreement by each of Messrs. Allen, Flores and Raymond;

•	execution, delivery and effectiveness of the Flores Employment Agreement by Vulcan Energy and Mr. Flores; and

•	execution, delivery and effectiveness of the Raymond Employment Agreement by Vulcan Energy and Mr. Raymond.

The obligation of Mr. Allen to make the equity contributions under the amended and restated subscription agreement are also subject to the satisfaction (or waiver, where permissible) of the following additional conditions:

•	the accuracy in all material respects of the representations and warranties of each of Messrs. Flores and Raymond set forth in the amended and restated subscription agreement as of the date of the amended and restated subscription agreement and as of the closing date;

•	the performance and compliance in all material respects by Messrs. Flores and Raymond with all agreements and covenants required to be performed and complied with by them under the amended and restated subscription agreement at or prior to the closing;

•	the delivery to Plains Resources by each of Messrs. Flores and Raymond of an executed written consent consenting to and authorizing the cancellation of all of such person’s options to purchase shares of Plains Resources common stock; and

•	the cancellation prior to the effective time of the merger of each outstanding option to purchase shares of Plains Resources common stock held by either Mr. Flores or Mr. Raymond without the payment of any consideration in respect thereof.

The obligations of each of Messrs. Flores and Raymond to make the equity contributions under the amended and restated subscription agreement are also subject to the satisfaction (or waiver, where permissible) of the following additional conditions:

•	the accuracy in all material respects of the representations and warranties of Mr. Allen and Vulcan Energy set forth in the amended and restated subscription agreement as of the date of the amended and restated subscription agreement and as of the closing date; and

•	the performance and compliance in all material respects by Mr. Allen and Vulcan Energy with all agreements and covenants required to be performed and complied with by them under the amended and restated subscription agreement at or prior to the closing.

Covenants of the Management Stockholders—Prohibited Transfers. Pursuant to the amended and restated subscription agreement, during the period from the signing of the subscription agreement until the consummation of the merger, each Management Stockholder has agreed:

•	with respect to his shares of Plains Resources common stock, options and restricted stock units of Plains Resources, not to:

•	directly or indirectly offer for sale, sell, sell short, cash out, exercise, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any share, option, or restricted stock unit of Plains Resources or any options, rights, or any interest therein, or

•	grant any proxies or power of attorney, deposit any share, option or restricted stock unit of Plains Resources into a voting trust, or enter into a voting agreement or other arrangement with respect to any share, option or restricted stock unit of Plains Resources or any options, rights, or any interest therein;

•	to cause Sable Investments, L.P. and Sable Investments, LLC, affiliates of each of the Management Stockholders, not to directly or indirectly offer for sale, sell, sell short, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any membership interest in PAA GP or partnership interest in PAA and its subsidiaries, or any options, rights, or any interest therein;

•	not to directly or indirectly offer for sale, sell, sell short, transfer (including gift), tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any interest in Sable Investments, L.P. or Sable Investments, LLC; and

•	except with respect to the exchange of shares pursuant to the amended and restated subscription agreement, not to request that Plains Resources register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing the shares of Plains Resources held by him, unless such transfer is made in compliance with the amended and restated subscription agreement.

Voting Agreement. Pursuant to the amended and restated subscription agreement, each Management Stockholder has agreed, subject to limited exceptions, to:

•	vote, or provide his consent with respect to all of his shares of Plains Resources common stock entitled to vote, in favor of the approval and adoption of the merger agreement and the merger and any actions required in furtherance the merger agreement;

•	vote against any proposal to the stockholders of Plains Resources that would be reasonably likely to prevent the closing of the transactions contemplated under the amended and restated subscription agreement and the merger agreement (See “Merger Agreement”) or result in the breach by Plains Resources of the merger agreement;

•	vote against (1) any significant corporate transaction involving Plains Resources or any of its subsidiaries, other than the merger, (2) any acquisition proposal other than the merger, or (3) any action that could materially impede, interfere with, delay, postpone or adversely affect the closing of the merger or the transactions contemplated by the amended and restated subscription agreement;

•	vote against any change in the composition of the Board of Directors of Plains Resources, other than as contemplated by the merger agreement; or

•	vote against any amendment to the Second Restated Certificate of Incorporation of Plains Resources or the Bylaws of Plains Resources, as amended.

No Solicitation of Other Offers. Each Management Stockholder has agreed that, except to the extent he is specifically directed to engage in that conduct by the Board of Directors as permitted by the merger agreement, he will not (whether directly or indirectly through his advisors, agent or other intermediaries):

•	directly or indirectly initiate, solicit, encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal (as described under “Merger Agreement—No Solicitation of Other Offers”);

•	participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Plains Resources or any of its subsidiaries or afford access to the properties, books or records of Plains Resources or any of its subsidiaries to, or take any action to provide or facilitate access to any non-public information or data of PAA, PAA GP and Plains AAP, L.P. or any of their subsidiaries to, any person that has made an acquisition proposal or to any person in contemplation of an acquisition proposal; and

•	accept an acquisition proposal or enter into any agreement or agreement in principle (other than a confidentiality agreement), providing for or relating to an acquisition proposal or enter into any agreement or agreement in principle requiring Plains Resources to abandon, terminate or fail to consummate the merger or other transactions contemplated by the amended and restated subscription agreement.

Covenants of Mr. Allen. Pursuant to the amended and restated subscription agreement, Mr. Allen has agreed that he will not transfer any of his shares of Vulcan Energy during the period commencing on the date of execution of the amended and restated subscription agreement until the delivery and tender by Mr. Allen of such initial shares in accordance with the exchange provisions of the amended and restated subscription agreement. Mr. Allen has also agreed that he will cause Vulcan Energy to perform its obligations under the merger agreement in accordance with and subject to its terms and conditions, notwithstanding any bankruptcy, insolvency, reorganization, liquidation or dissolution of Vulcan Energy.

Covenants of All of the Parties. Each party to the amended and restated subscription agreement agreed:

•	to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws to consummate the subscription and the other transactions contemplated by the amended and restated subscription agreement, including the merger, in accordance with and subject to the terms of the merger agreement; provided that, notwithstanding the foregoing, Mr. Allen is not required to provide any of the debt financing or any funds in excess of his subscription obligation;

•	Upon the closing of the subscription and the merger, each party will enter into the stockholders’ agreement, the exclusivity agreement and, with respect to the Management Stockholders, the employment agreements (See “—Employment Agreement for Management Stockholders—Loans”); and

•	In the event that either Management Stockholder makes a timely election under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to any restricted shares of common stock of Vulcan Energy issued to him pursuant to the subscription, and he exercises his right under his employment agreement to obtain a loan from Vulcan Energy in an amount equal to the federal income tax liability incurred by him in respect of such Section 83(b) election with respect to such shares (as more fully described above under “—Employment Agreement for Management Stockholders—Loans”), then Mr. Allen will purchase from Vulcan Energy for an amount of cash equal to the amount of the tax liability, and Vulcan Energy will issue and deliver to Mr. Allen, a number of additional shares of Class A common stock of Vulcan Energy equal to the amount of the tax liability divided by the initial share price of the shares of Vulcan Energy common stock.

Termination. The parties to the amended and restated subscription agreement may agree by mutual written consent to terminate the subscription agreement.

In addition, any party to the amended and restated subscription agreement may terminate the amended and restated subscription agreement:

•	upon written notice to the other parties if a court or other governmental entity has issued a final, non-appealable order enjoining or otherwise prohibiting the transactions contemplated under the amended and restated subscription agreement;

•	upon the termination of the merger agreement in accordance with its terms; or

•	if the merger has not been consummated on or prior to the 12 month anniversary of the date of the amended and restated subscription agreement.

Payment of the Management Stockholders’ Fees and Expenses. Vulcan Energy has agreed to pay the Management Stockholders’ reasonable documented out-of-pocket fees and expenses directly relating to the merger, including the fees and expenses of their legal counsel.

The full text of the amended and restated subscription agreement is filed as exhibit 99(a) to the Schedule 13D/A filed by Plains Resources on February 26, 2004 and is incorporated in this proxy statement by reference. Stockholders are encouraged to read the entire amended and restated subscription agreement.

Stockholders’ Agreement. Immediately prior to the closing of the merger, Vulcan Energy, Mr. Allen and the Management Stockholders have agreed to enter into a stockholders’ agreement that will govern the rights of the stockholders of Vulcan Energy. In exchange for each Management Stockholder’s and Mr. Allen’s contributions under the subscription agreement, Vulcan Energy will issue three classes of common stock, of which Mr. Allen will own all of the Class A shares, Mr. Flores will own all of the Class B shares and Mr. Raymond will own all of the Class C shares.

Board of Directors. The stockholders’ agreement provides the initial board of directors of Vulcan Energy will consist of five directors and that initially each class of common stock will have the right to appoint the directors as follows:

•	Class A shares elect three of the five directors;

•	Class B shares elect one of the five directors; and

•	Class C shares elect one of the five directors.

The stockholders’ agreement provides for certain adjustments to the number of Vulcan Energy directors based on specified changes in the ownership percentage of the parties.

Governance of Vulcan Energy. Decisions by the Vulcan Energy board of directors will generally require the affirmative vote of a majority of the members of the entire board of directors, except that the following matters will also require approval of at least one director appointed by a Management Stockholder:

•	any change in the size of the Vulcan Energy board of directors;

•	any determination not to make tax distributions;

•	any affiliate transactions (other than issuances of securities on terms fair to Vulcan Energy);

•	any incurrence of indebtedness for borrowed money where the resulting debt to cash flow ratio would be greater than 5.5 times;

•	any amendments to the certificate of incorporation or bylaws of Vulcan Energy;

•	engaging in any business activity outside the midstream business (as described under the heading “—Exclusivity Agreement”); and

•	any capital expenditures (other than maintenance capital), subject to an annual basket of $5 million.

In addition, any decision to terminate a Management Stockholder’s employment agreement without cause requires unanimous board action; however, a simple majority of the board may determine whether cause exists. The stockholders’ agreement also requires the parties to use reasonable efforts to cause Vulcan Energy to distribute all available cash (subject to maintenance of adequate reserves and credit agreement limitations), and that any acquisition of any additional PAA GP interest by Mr. Allen will be made through Vulcan Energy.

Transfer Restrictions and Special Rights. The stockholders’ agreement also provides for:

•	restrictions on the transfer of shares;

•	“tag-along” rights for the Management Stockholders, which means that the Management Stockholders will be allowed to include a portion of their shares of Vulcan Energy Common Stock in any sale by Mr. Allen of shares of Vulcan Energy common stock to a third party, subject to certain exceptions;

•	“drag-along” rights for Mr. Allen, which means that in connection with certain sales of Vulcan Energy common stock by Mr. Allen, Mr. Allen will have the right to require each of the Management Stockholders to sell a portion of his shares to a third party;

•	call rights for Mr. Allen, which means that Mr. Allen will be allowed to purchase the shares of the Management Stockholders upon the occurrence of trigger events described in the stockholder’s agreement;

•	pre-emptive rights for each party;

•	rights of first offer for the Management Stockholders, which means that prior to selling any shares, Mr. Allen must offer the Management Stockholders an opportunity to provide a bona fide offer for the shares; and

•	rights of first refusal for Mr. Allen, which means that prior to selling any shares of Vulcan Energy common stock to a third party, a Management Stockholder must offer to sell such shares to Mr. Allen on the same terms.

The full text of the stockholders’ agreement is filed as exhibit (d)(3) to the Schedule 13E-3 filed by Plains Resources and is incorporated herein by reference. Stockholders are urged to read the entire stockholders’ agreement.

Employment Agreements for Management Stockholders. Pursuant to the amended and restated subscription agreement, Vulcan Energy will enter into employment agreements with Mr. Flores, who will serve as executive chairman of Vulcan Energy with a base annual salary of $200,000, and with Mr. Raymond, who will serve as president and chief executive officer of Vulcan Energy with a base annual salary of $300,000. Unless terminated as provided in the employment agreement for cause or without cause, the terms of each employment agreement will extend through January 2, 2015 and will automatically renew for one year terms unless either party to the employment agreement provides written notice to the other of its intent not to extend the term of the agreement at least 90 days prior to the end of the original term or any successive term.

Equity Compensation. In exchange for the cancellation of his existing options with respect to Plains Resources common stock without compensation, each Management Stockholder will be granted an option to purchase 5% of the common stock of Vulcan Energy on a fully-diluted basis (calculated utilizing the treasury method) on the date granted. Ninety percent of the Vulcan Energy options will vest on a schedule consistent with the current schedule of the Management Stockholder’s options for Plains Resources shares. The remaining 10% of the Vulcan Energy options will vest ratably over a ten-year period.

In addition to the Vulcan Energy options, each Management Stockholder will receive additional shares of restricted stock with a value equal to $2.5 million. These additional shares of Vulcan Energy restricted common stock will vest ratably over a ten-year period.

The vesting of both the Vulcan Energy options and the Vulcan Energy restricted common stock will accelerate upon the closing of specified sale transactions or the achievement of certain operating results of PAA or Vulcan Energy (as described in the employment agreements).

Loans. Pursuant to his respective employment agreement with Vulcan Energy, each Management Stockholder will be entitled to receive a loan from Vulcan Energy to pay income taxes incurred on the vesting of Vulcan Energy restricted stock and Vulcan Energy options and, if the Vulcan Energy options accelerate upon achievement of certain performance criteria, to pay the aggregate strike price of the Vulcan Energy options. Pursuant to the employment agreements, these loans would be made on the following terms:

•	Due date: January 2, 2015, unless earlier sale of underlying shares;

•	Interest: Payment-in-kind at the applicable federal rate;

•	Security:

•	Tax loans will be secured by all Vulcan Energy shares held by the Management Stockholder, and

•	Strike price loans will be secured by Vulcan Energy shares issued upon exercise of the option;

•	Recourse:

•	Tax loans will not be recourse to the borrowing Management Stockholder, and

•	Strike price loans are 25% recourse to the borrowing Management Stockholder.

If no sale transaction involving Vulcan Energy occurs prior to the maturity of the loans, Vulcan Energy must either extend the term of a strike price loan or accept Vulcan Energy shares in payment of the loan. For these purposes, the shares of Vulcan Energy common stock received in payment of the loan will be valued at “fair market value,” which means that no liquidity or minority discounts will be taken into account when determining the value of those shares.

Incentive Arrangement. Upon a sale of Vulcan Energy, each Management Stockholder will be entitled to an incentive payment equal to the lesser of (1) 2.5% of the amount by which the sales price exceeds the amount invested in Vulcan Energy and (2) one-half of the amount by which the sales price exceeds the value of Vulcan Energy at which Mr. Allen has achieved a 20% internal rate of return. If Vulcan Energy is not sold prior to January 1, 2015, the Management Stockholders will be entitled to demand a valuation of Vulcan Energy for purposes of determining the amount, if any, of the incentive payment. The incentive payment will be settled in shares of Vulcan Energy common stock. No incentive payment will be payable to a Management Stockholder whose employment is terminated by Vulcan Energy for “cause” or by the executive without “good reason.” In the event of the death or disability of a Management Stockholder prior to the end of the ten-year period, that Management Stockholder will be entitled to receive a pro-rated amount of any incentive payment otherwise due.

Payments Upon Termination of Employment. Each employment agreement will provide that if:

•	the employment agreement terminates upon the death or disability of the Management Stockholder, or

•	the Management Stockholder’s employment is terminated by Vulcan Energy for cause or by the Management Stockholder other than for good reason,

then the Management Stockholder will not be entitled to receive any benefits under the employment agreement other than any unpaid salary or pro rata share of any non-discretionary bonus amounts accrued through the effective date of the termination or resignation or any other benefits that will have accrued through such date pursuant to the terms of any Vulcan Energy benefit plans and any benefits required by applicable law. All unvested Vulcan Energy options and Vulcan Energy restricted stock will lapse.

In addition, each employment agreement will provide that if a Management Stockholder resigns for good reason:

•	the resigning Management Stockholder will be entitled to receive an amount equal to one times the aggregate of his annual salary under the employment agreement and the bonus, if any, he received in the immediately preceding year;

•	the resigning Management Stockholder will be entitled to receive continuation of participation in Vulcan Energy’s welfare benefit plans available to senior executive officers through the 18th month following the date of termination; and

•	all outstanding equity awards will vest in full, and Vulcan Energy will provide all associated rights with respect thereto as contemplated in the employment agreement, including the right to borrow the funds required to fund the exercise of any stock options and any amounts payable as a result of the income taxes incurred as a result of such exercise or vesting.

For purposes of the employment agreements, “Cause” means a Management Stockholder’s (1) willful failure to perform the duties assigned to him by Vulcan Energy’s board of directors, (2) conduct that is demonstrably and materially injurious to Vulcan Energy, (3) conviction of burglary, larceny, murder or arson or a felony involving deceit, fraud, perjury or embezzlement, or (4) material breach of any term of the employment agreement, stockholders’ agreement or exclusivity agreement (other than the notification provisions in the exclusivity agreement).

“Disability” means a Management Stockholder has been absent from the performance of his duties with Vulcan Energy for six consecutive months as a result of that Management Stockholder’s incapacity due to physical or mental illness.

“Good reason” means (1) a material breach of any of Vulcan Energy’s obligations under the employment agreement, (2) assignment by the Vulcan Energy board of directors to a Management Stockholder of any duties that materially adversely alter the nature or status of that Management Stockholder’s office, title or responsibilities, (3) Vulcan Energy’s requiring a Management Stockholder to relocate anywhere other than the greater Houston, Texas metropolitan area, or (4) Mr. Allen’s material breach of either the stockholders’ agreement or the exclusivity agreement (other than the notification provisions thereof).

Gross-Up Payment. Each employment agreement provides that if Section 280G of the Internal Revenue Code of 1986, as amended, is triggered with respect to any payments that constitute “parachute payments,” each Management Stockholder will be entitled to the greater after-tax benefit of (1) the total amount of benefits provided under the employment agreement or (2) a reduced portion of those benefits such that no portion of his benefits would be subject to the “golden parachute” excise tax. Notwithstanding the previous sentence, if a Management Stockholder becomes subject to the “golden parachute” excise tax with respect to the merger due to the acceleration of his equity awards upon a termination without cause or for good reason, then he would be entitled to a gross-up payment with respect to such excise tax on the same basis as the gross-up in his existing employment agreement with Plains Resources.

Confidentiality/Non-Competition/Non-Solicitation. Each Management Stockholder will be subject to confidentiality provisions, as well as non-competition and non-solicitation restrictions for a period of one year following termination of employment with Vulcan Energy, provided that the non-competition and non-solicitation restrictions would not apply if the Management Stockholder is terminated without cause or terminates his employment for good reason or upon termination of the employment agreement upon exercise of the right to terminate the automatic one-year extensions.

Benefits. Each Management Stockholder will become eligible for benefits under Vulcan Energy’s welfare benefit and qualified retirement plans when and if he loses eligibility for those plans with another employer.

Exclusivity Agreement. In connection with the subscription, immediately prior to the closing of the merger, Mr. Allen and each of the Management Stockholders will enter into an exclusivity agreement.

Midstream Business Opportunities. For purposes of the exclusivity agreement:

•	“midstream business” means any gathering, transportation, terminalling, storage and marketing of hydrocarbons in North America and operations directly related to those activities;

•	“midstream business opportunities” means any proposal or opportunity to acquire any asset used primarily in a midstream business, or any interest (debt or equity) in any entity with a significant midstream business;

•	“midstream oil opportunity” means, except for certain exclusions, (1) crude oil storage, terminalling and gathering activities in any state in the United States, except for Alaska and Hawaii, for any Person, (2) crude oil marketing activities, and (3) transportation of crude oil by pipeline in any state in the United States, except for Alaska and Hawaii, for any Person; and

•	“significant midstream business” means any entity where more than 50% of fair value of the assets of the business are used in the midstream business.

Obligation to Notify of Midstream Business Opportunities. The exclusivity agreement provides that, subject to certain exceptions, each Management Stockholder will, and Mr. Allen will cause senior officers and portfolio managers of Vulcan Inc. and any other private equity investment company owned at least 80% by Mr. Allen to, notify the other parties of any midstream business opportunity of which it has actual knowledge. The exclusivity agreement does not require any party to take or fail to take any action where doing so would result in a breach of the party’s then-existing fiduciary duties.

Rights to Midstream Business Opportunities. The exclusivity agreement also provides that, subject to certain exceptions, each of Mr. Allen and each Management Stockholder will not, and will not permit his controlled affiliates to, pursue any midstream business opportunity unless Vulcan Energy has elected not to pursue the opportunity. In addition, no party can pursue any midstream oil opportunity without the consent of PAA.

Management Participation. Under the exclusivity agreement, Mr. Allen may, and may permit his controlled affiliates to, pursue a midstream opportunity (other than a midstream oil opportunity) without regard to Vulcan Energy’s interest in pursuing it if Mr. Allen offers the Management Stockholders the right to participate in the same opportunity. To participate in midstream opportunities pursued by Mr. Allen or any of his controlled affiliates, the Management Stockholders must collectively purchase at least 1% of the equity for transaction. In addition, each participating Management Stockholder will be offered an opportunity to purchase the greater of 20% or his pro-rata share of the equity (based on fully diluted ownership of the acquisition vehicle used for participating in the midstream opportunity) for the transaction on the same terms as Mr. Allen.

If the participating Management Stockholder(s) are capable of, and willing to, manage the proposed midstream business in a manner reasonably acceptable to Mr. Allen and on terms substantially similar to those set forth in the stockholders’ agreement, then:

•	each participating Management Stockholder will be granted an option to purchase 5% of the equity of the acquisition vehicle at the deal price; and

•	the acquisition vehicle will be obligated to make incentive payments to each participating Management Stockholder on terms substantially similar to those described under the heading “—Employment Agreements for the Management Stockholders—Incentive Arrangement.”

A copy of the exclusivity agreement is filed as exhibit (d)(4) to the Schedule 13E-3 filed by Plains Resources and is incorporated herein by reference. Stockholders are urged to read the entire exclusivity agreement.

Plans for Plains Resources Following the Merger

Except as described in this proxy statement, Plains Resources has not, and Plains Resources has been advised by Mr. Allen, Vulcan Energy and the Management Stockholders that they have not, approved any:

•	plans or proposals for any extraordinary corporate transaction involving Plains Resources or any of its subsidiaries;

•	purchase, sale or transfer of a material amount of assets currently held by Plains Resources or any of its subsidiaries after the completion of the merger;

•	plans or arrangements regarding the dividend rate or policy, indebtedness, or capitalization; or

•	other material change in Plains Resources’ corporate structure or business.

If the merger is completed, the Plains Resources common stock will be removed from registration and Plains Resources will cease to be a reporting company under the Exchange Act, and the Plains Resources common stock will cease to be traded on the NYSE, and the registration of Plains Resources common stock under the Exchange Act will be terminated.

The Management Stockholders and Mr. Allen have an agreement whereby the Management Stockholders shall enter into new employment agreements with Plains Resources, to be effective as of the completion of the merger. These agreements will supercede the current employment agreements between the Management Stockholders and Plains Resources. For a description of these proposed employment agreements, see “—Interests of Certain Persons in the Merger—Employment Agreements for Management Stockholders.”

Although Mr. Allen, Vulcan Energy and the Management Stockholders believe it is unlikely that they will do so, they reserve the right to change their plans at any time. Accordingly, they may elect to sell, transfer or otherwise dispose of all or any portion of the shares of capital stock of Plains Resources owned by them after the merger or may decide that, in lieu of the continuation of the business plan, Plains Resources should sell, transfer or otherwise dispose of all or any portion of its assets, in any case, to one or more of Plains Resources’ affiliates or to any other parties as warranted by future conditions. Although Mr. Allen, Vulcan Energy and Mr. Flores believe it is unlikely that they will do so, they also reserve the right to make whatever personnel changes to the present management of Plains Resources they deem necessary after completion of the merger.

Plans for Plains Resources if the Merger is not Completed

If the merger is not completed, our Board of Directors expects to retain the current management team, although there can be no assurance that it will be successful in doing so. If the merger is not completed, the Board of Directors expects that management will operate the business in a manner similar to the manner in which it is operated today. From time to time, Plains Resources will evaluate and review its business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement and the merger are not approved and adopted or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Plains Resources will be offered or that Plains Resources’ operations will not be adversely impacted.

Fees and Expenses

Plains Resources estimates that it will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $6.3 million. This amount consists of the following estimated fees and expenses:

Description	Amount (dollars in thousands)
Financial advisory fees and expenses	$2,100
Legal fees and expenses	2,000
Accounting fees and expenses	80
SEC filing fees	50
Printing, proxy solicitation and mailing costs	450
Miscellaneous	1,600

Total	6,280

Regulatory Approvals and Requirements

In connection with the merger, Plains Resources will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware after the approval and adoption of the merger agreement and the merger by Plains Resources’ stockholders; and

•	complying with U.S. federal securities laws.

It is currently expected that no regulatory approvals will be required in order to complete the merger.

Litigation Related to the Merger

PLX Stockholder Suits

Beginning November 21, 2003, six putative class action lawsuits were filed against Plains Resources, our directors and Mr. Raymond, in the Court of Chancery in the State of Delaware, in and for New Castle County, seeking to enjoin the sale of Plains Resources. The lawsuits, and dates of filing, are as follows:

No. 071-N, Twist Partners LLP v. Flores et al. (filed Nov. 21, 2003)

No. 073-N, Klein v. Flores et al. (filed Nov. 21, 2003)

No. 074-N, Levy v. Flores et al. (filed Nov. 21, 2003)

No. 075-N, Lanza v. Flores et al. (filed Nov. 21, 2003)

No. 076-N, Burt v. Flores et al. (filed Nov. 21, 2003)

No. 143-N, South Broadway Capital v. Flores et al. (filed Dec. 30, 2003)

Four of the complaints (Twist Partners, Klein, Levy, and South Broadway Capital) also named Vulcan Capital as a defendant. Each complaint alleged that the $14.25 per share Vulcan Capital proposal would be inadequate compensation. The Twist Partners complaint alleged that our stock traded as high as $23.05 per share as recently as December 2002 and as high as $14.75 per share as recently as June 2003. It further alleged that the downward trend of the price of our stock reflects temporary market conditions in our industry, and that Mr. Flores and Mr. Raymond recognized a strong likelihood that the price would soon rebound to the levels at which it traded in 2003 and late 2002. The complaint further alleged that Mr. Flores, Mr. Raymond, and Vulcan Capital determined to “usurp this hidden value for themselves,” thereby allegedly denying our minority stockholders the opportunity to obtain fair value for their equity interest. The Twist Partners November 21, 2003 complaint alleged that all individual defendants breached fiduciary duties of due care and loyalty to our stockholders. Vulcan Capital was alleged to have aided and abetted these alleged breaches of fiduciary duty. The complaint alleged, among other things, that the November 20, 2003 announcement of a November 19, 2003 buyout proposal represented “a paltry premium of 7.6 percent to Plains Resources’ current trading price and . . . a very significant discount to what it had traded at earlier in the year.” As of the November 21, 2003 filing of the complaint, Twist Partners alleged that the individually named defendants had failed to auction Plains Resources, had failed to conduct an active market check and had not appointed an independent person to negotiate on behalf of our stockholders.

The relief sought by Twist Partners includes certification of a class action, an injunction preventing consummation of the buyout proposal (or rescinding it if consummated), compensatory and/or rescissory damages to the class, interest, attorneys’ fees, expert fees, and other costs, along with such other relief as the Court might find just and proper.

Substantially the same allegations and prayer for relief were made in each of the first five suits which was filed (Twist Partners, Klein, Levy, Lanza, and Burt). (Klein, Lanza, and Levy additionally alleged that Mr. Flores and Mr. Raymond dominated and controlled the rest of our Board of Directors.) The Klein complaint was subsequently amended to name and seek relief from Vulcan Energy rather than Vulcan Capital. These five cases were consolidated on December 11, 2003 under the action No. 071-N, In re Plains Resources Inc. Shareholders Litigation, and defendants are not required to respond to the originally filed complaints.

On December 30, 2003, a sixth complaint was filed by South Broadway Capital alleging substantially the same allegations and prayer for relief as the complaints consolidated under No. 071-N, In re Plains Resources Inc. Shareholders Litigation. Plaintiff’s Delaware counsel of record for South Broadway Capital are also plaintiff’s counsel of record in No. 071-N, In re Plains Resources Inc. Shareholders Litigation. The defendants expect that the South Broadway Capital action will be consolidated with the other five stockholder suits.

On February 24, 2004, the first amended consolidated complaint was filed in No. 071-N, In re Plains Resources Inc. Shareholders Litigation. That complaint makes additional factual allegations. It alleges that the

$14.25 per share Vulcan Capital proposal failed to adequately reflect the value of certain assets and results of the transaction, including:

•	the resulting controlling interest in PAA (for which plaintiffs allege the fair market value of the premium for such control is between $360 and $540 million);

•	incentive distribution rights in Plains AAP (for which plaintiffs allege an estimated present value of $54.4 million);

•	limited partner interest in PAA;

•	our proved oil reserves (of which plaintiffs allege the market value is 15% higher than our standardized measure);

•	certain unspecified tax credits not reflected on our balance sheet; and

•	other unspecified assets, net of liabilities.

The amended consolidated complaint also alleges that:

•	Mr. O’Malley has “significant business and/or personal relationships” with Mr. Flores and Mr. Raymond and is not capable of being a truly independent member of the special committee;

•	the Leucadia proposal was rejected without adequate consideration by the special committee;

•	the special committee’s January 22, 2004 statement that it was “prepared to enter into discussions or negotiations with . . . other parties relating to a transaction” was materially false and misleading, and that the special committee “never intended to entertain proposals from anyone other than Vulcan and/or the Company’s directors”;

•	the Vulcan Capital proposal is not the result of a full and fair auction process or active market check, that the $16.75 per share price was reached without a full and thorough investigation, that the price and process are intrinsically unfair and inadequate; and

•	our directors failed to make an informed decision with respect to the Vulcan Capital proposal.

Also on February 24, 2004, Donald Gilbert filed a putative class action lawsuit against Plains Resources, our directors, Mr. Raymond and Vulcan Capital in the 157th District Court for Harris County, Texas (No. 2004-10509, Gilbert v. Plains Resources Inc. et al.). The petition has not been served at this time. Its factual allegations repeat some but not all of those made in the consolidated amended complaint filed in In re Plains Resources Inc. Shareholders Litigation in Delaware. The Texas suit particularly alleges that “members of the Class will be irreparably harmed in that they will not receive fair value for Plains Resources’ assets and business and will be prevented from obtaining the real value of their equity ownership in the Company,” and that unless an injunction is entered, Vulcan Capital and Messrs. Flores and Raymond “will continue to aid and abet a process that inhibits the maximization of shareholder value.” For purported causes of action, the Texas lawsuit alleges that our directors breached fiduciary duties of loyalty and due care by allegedly failing to (1) inform themselves of our market value before taking action, (2) act in the best interest of our stockholders, (3) maximize stockholder value, (4) obtain the best financial and unspecified other terms when our independent existence will be materially altered by a transaction, and (5) act in accordance with their fundamental duties of due care and loyalty. It further alleges that Vulcan Capital and Messrs. Flores and Raymond aided and abetted our directors’ alleged breaches of fiduciary duties. The relief sought includes (1) declaration of a class action, (2) declaration that the proposed merger agreement “was entered into in breach of the fiduciary duties of” our directors, (3) an injunction prohibiting us from proceeding with and consummating the proposed merger, (4) an injunction requiring the implementation of procedures to obtain the highest price, (5) an injunction requiring our directors “to exercise their fiduciary duties to obtain a transaction which is in the best interests of stockholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained,” (6) unspecified “appropriate damages,” (7) “costs and disbursements,” including reasonable attorneys’ and experts’ fees, and (8) other and further relief which the Court may deem just and proper.

PAA Suit

On December 18, 2003, Alfons Sperber filed suit in the Court of Chancery in the State of Delaware, in and for New Castle County against Plains Resources, PAA, Plains AAP, L.P. (“Plains AAP”), PAA GP LLC, and several individual defendants (No. 123-N, Sperber v. Plains Resources, Inc. et al.). The Sperber suit was putatively brought on behalf of all limited partners and unit holders in PAA and alleges (1) breach of the fiduciary duties owed to PAA and its unit holders and limited partners by PAA; Plains AAP, L.P.; PAA GP, L.L.C.; and the individually named directors of PAA GP, L.L.C.; and (2) breach of the fiduciary duties owed to PAA and its unit holders and limited partners by Plains Resources Inc. and its individually named directors as controlling stockholder of PAA GP, L.L.C.

Sperber’s factual allegations concerning the buyout proposal are substantially the same as those alleged in the consolidated Plains Resources stockholders litigation. In addition, Sperber alleged that as a result of the buyout proposal, Mr. Flores and Mr. Raymond will effectively control PAA. Sperber alleged that PAA had made no disclosure concerning the buyout proposal, and that no actions had been taken to protect the interests of PAA, its limited partners, or its unitholders with respect to the Plains Resources buyout proposal. Sperber specifically alleged that defendants have breached their contractual and/or fiduciary duties by failing to seek, pursuant to their respective governing documents, to acquire Plains Resources or the PAA units and general partnership interests held by Plains Resources; failing to amend the PAA GP Amended and Restated Limited Liability Company Agreement and/or PAA’s Amended and Restated Limited Partnership Agreement to limit the power of Messrs. Flores and Raymond and Vulcan Capital over selection of five of the seven members of the PAA GP board and the chief executive officer of PAA GP, failing to ensure that the transaction does not adversely affect PAA’s interests under the Crude Oil Marketing Agreement, dated as of November 23, 1998, by and among Plains Resources, Plains Illinois Inc., Stocker Resources, LP, Calumet Florida, Inc., and Plains Marketing, LP and the Omnibus Agreement among Plains Resources, PAA, Plains Marketing, LP, All American Pipeline, LP and Plains All American Inc., dated as of November 23, 1998, or to obtain fair value for any waiver of those interests; failing to convene the conflicts committee to determine whether the proposed transaction is fair and reasonable to PAA; and failing to appoint a special committee of independent directors to consider the effects of the transaction. Sperber alleged that all defendants to that action owe fiduciary duties to PAA, its limited partners, and its unitholders which allegedly have been breached by the failure to take actions to protect the interests of PAA, its limited partners, and its unitholders.

The Sperber complaint requests the following relief: certification of a class action, an injunction preventing consummation of the buyout proposal (or rescinding it if consummated), an injunction requiring PAA and Plains AAP to act to protect the interest of PAA, its limited partners, and its unitholders, a declaration that the individual defendants breached their fiduciary duties to the plaintiff and the putative class, an accounting of all assets, money, and other value improperly received from Plains Resources, disgorgement and imposition of a constructive trust on all property and profits defendants received as a result of wrongful conduct, damages to the class, interest, attorneys’ fees, and other costs, along with such other relief as the Court might find just and proper. Pursuant to an agreement among counsel, no response to the Sperber complaint is required until March 10, 2004.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material federal income tax consequences of the merger to Plains Resources and its stockholders who receive cash in exchange for Plains Resources common stock pursuant to the merger. This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to stockholders. The discussion is based on the provisions of the Internal Revenue Code, treasury regulations promulgated under it, judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect. The following does not address the federal income tax consequences to Plains Resources’ stockholders in light of their particular circumstances or that may be subject to special rules (for example, dealers in securities, brokers, banks, insurance companies, tax-exempt organizations and financial institutions, stockholders that have acquired Plains Resources common stock as part of a straddle, hedge, conversion transaction or other integrated investment or stockholders that acquired Plains Resources common stock pursuant to the exercise of an employee stock option or otherwise as compensation), nor does it address the federal income tax consequences to stockholders that do not hold Plains Resources common stock as “capital assets” within the meaning of the Internal Revenue Code (generally, property held for investment). The tax consequences to stockholders that hold Plains Resources common stock through a partnership or other pass-through entity will generally depend on the status of the stockholder and the activities of the partnership. This discussion does not consider the effect of any state, local or foreign income or other tax law.

For purposes of this discussion, (1) a “U.S. holder” means a beneficial owner of Plains Resources common stock that, for federal income tax purposes, is (A) an individual who is a citizen or resident of the United States, (B) a corporation, or other entity treated as a corporation for federal income tax purposes, created or organized under the laws of the United States or any state or any political subdivision thereof, (C) an estate the income of which is subject to federal income taxation regardless of its source or (D) a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control the substantial decisions of the trust, and (2) a “non-U.S. holder” means a beneficial holder of Plains Resources common stock that is not a “U.S. holder.”

Treatment of U.S. Holders. The receipt of cash in exchange for Plains Resources common stock pursuant to the merger will be a taxable transaction for federal income tax purposes. A U.S. holder that receives cash in exchange for Plains Resources common stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash paid to the U.S. holder and the U.S. holder’s adjusted tax basis in the Plains Resources common stock surrendered in the merger. Gain or loss will be determined separately for each block of Plains Resources common stock (for example, Plains Resources common stock acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the Plains Resources common stock for more than one year at the time of the consummation of the merger. The deductibility of capital losses is subject to limitations.

Treatment of Non-U.S. Holders. Any gain realized by a non-U.S. holder on the receipt of cash in exchange for Plains Resources common stock pursuant to the merger will generally not be subject to federal income tax unless such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States or the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year that the merger is consummated and certain other conditions are satisfied. Plains Resources is a U.S. real property holding corporation for U.S. federal income tax purposes. As a consequence, any gain or loss realized on the exchange pursuant to the merger by a non-U.S. holder who at any point during the five-year period ending on the effective date of the merger held more than five percent of any class of stock of Plains Resources will be treated as effectively connected with such non-U.S. holder’s conduct of a trade or business in the U.S. and subject to U.S. federal income tax and withholding equal to ten percent of the amount of cash paid for such holder’s shares. Any amounts so withheld will be treated as a credit to such non-U.S. holder’s U.S. federal income tax liability and will be refundable to the extent such amounts exceed the non-U.S. holder’s tax liability.

Backup Withholding. A U.S. holder of Plains Resources common stock may be subject to backup withholding at the applicable rate (currently 28%) on the cash received pursuant to the merger unless such U.S. holder is an exempt recipient (for example, a corporation) or provides its correct taxpayer identification number and certifies that it is exempt from, or otherwise not subject to, backup withholding. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s federal income tax liability provided that the required information is furnished to the Internal Revenue Service.

Treatment of Plains Resources. For U.S. federal income tax purposes, no gain or loss will be recognized by Plains Resources as a result of the merger.

Each stockholder should consult its tax advisor as to the particular tax consequences to it of the receipt of cash for its Plains Resources common stock pursuant to the merger, including the application and effect of federal, state, local and foreign tax laws and possible changes in tax laws.

APPRAISAL RIGHTS

If the merger is consummated, a holder of shares of Plains Resources common stock is entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (“Section 262”), provided that such stockholder complies with the procedures and conditions established by Section 262.

Section 262 is reprinted in its entirety as Appendix C to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified completely by reference to Appendix C. Any holder of shares of Plains Resources common stock who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so should review this discussion and Appendix C carefully because failure to comply with the procedures set forth in this section and Appendix C will result in the loss of appraisal rights. Moreover, a stockholder considering exercising the right to seek appraisal under Delaware law may wish to seek the advice of counsel. All references in this summary of appraisal rights to a “stockholder” or “holder of shares of Plains Resources common stock” are to the holder of record of shares of Plains Resources common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger).

A stockholder who makes the demand described below and in Appendix C with respect to shares of Plains Resources common stock, who continuously holds such shares through the effective date of the merger (the “Effective Date”), who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the approval and adoption of the merger agreement and the merger nor consents to the approval and adoption of the merger agreement and the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder’s shares of Plains Resources common stock.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to the holders of shares of Plains Resources common stock and Section 262 is attached to this proxy statement as Appendix C.

Holders of shares of Plains Resources common stock who desire to exercise their appraisal rights must not vote in favor of the approval and adoption of the merger agreement and the merger. A stockholder who signs and returns a proxy card without expressly directing that his or her shares of common stock be voted against the approval and adoption of the merger agreement and the merger will effectively waive his, her or its appraisal rights because such shares represented by the proxy card will be voted for the approval and adoption of the merger agreement and the merger. Accordingly, a stockholder who returns a proxy card and desires to exercise and perfect appraisal rights with respect to any of his or her shares of common stock must not vote in person or send a proxy, check either the “against” or the “abstain” box next to the proposal to approve and adopt the merger agreement and the merger on such card or affirmatively vote in person against the proposal or register in person an abstention with respect to such proposal or timely revoke any proxy in favor of the approval and adoption of the merger agreement and the merger. In addition, holders of shares of Plains Resources common stock who desire to exercise their appraisal rights must deliver to Plains Resources, before the vote on the proposal to approve and adopt the merger agreement and the merger, a written demand for appraisal of such stockholder’s shares of common stock. A proxy or vote against the approval and adoption of the merger agreement and the merger will not by itself constitute a demand for appraisal. The demand for appraisal must be executed by or on behalf of the stockholder and must reasonably inform Plains Resources of the stockholder’s identity and that such stockholder intends to demand appraisal of the shares of Plains Resources common stock. Within 10 days after the Effective Date, Plains Resources must provide notice of the Effective Date to all former stockholders who have complied with Section 262 and who have not voted in favor of, or consented to, the approval and adoption of the merger agreement and the merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand for appraisal of such stockholder’s shares before the taking of the vote on the approval and adoption of the merger agreement and the merger to: Plains Resources Inc., 700 Milam Street, Suite 3100, Houston, Texas 77002, Attention: Investor Relations.

A person having a beneficial interest in shares of Plains Resources common stock that are held of record in the name of another person, such as a broker, bank, fiduciary, depositary or other nominee, must act promptly and in a timely manner to cause the record holder to follow the steps summarized here and set forth in greater detail in Appendix C properly and in a timely manner to perfect appraisal rights. If the shares of Plains Resources common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of Plains Resources common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Plains Resources common stock through a broker, who in turn holds the shares through a central securities depositary nominee such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Plains Resources common stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Plains Resources common stock held in the name of the record holder.

Within 120 days after the Effective Date, either Plains Resources or any former stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, with a copy served on Plains Resources in the case of a petition filed by a former stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Plains Resources to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Plains Resources will file an appraisal petition or that Plains Resources will initiate any negotiations with respect to the fair value of the shares. Accordingly, holders of Plains Resources common stock who desire to have their shares appraised should initiate any petitions necessary to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Date, any former stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Plains Resources a statement setting forth the aggregate number of shares of Plains Resources common stock not voting in favor of the merger with respect to which demands for appraisal were received by Plains Resources and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by Plains Resources or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which former stockholders have complied with Section 262 and are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation on them of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of Plains Resources common stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although Plains Resources believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, Plains Resources does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Plains Resources common stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that the exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting Plains Resources stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of Plains Resources common stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Date, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the Effective Date.

At any time within 60 days after the Effective Date, any former stockholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger by delivering to Plains Resources a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration; after this period, the former stockholder may withdraw the demand for appraisal only with the written approval of Plains Resources. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Date, a former stockholder’s right to appraisal shall cease, and such former holder of shares of Plains Resources common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as Plains Resources has no obligation to file a petition for appraisal, and Plains Resources has no present intention to do so, any holder of shares of Plains Resources common stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

FINANCING FOR THE MERGER

Requirements

Completion of the merger will require total funding by Plains Resources and Vulcan Energy of approximately $452 million for the following uses:

•	the payment of the total merger consideration, including the underlying value of the outstanding stock options, shares of restricted common stock, and restricted stock units, of approximately $385 million;

•	the repayment of existing indebtedness of Plains Resources, the principal balance of which on December 31, 2003 was approximately $50 million;

•	the payment of equity and debt commitment fees of approximately $5 million; and

•	the payment of other fees and expenses of approximately $11 million related to the merger.

Sources of Financing

Plains Resources and Vulcan Energy currently expect that the funds necessary to finance the merger and refinance the existing indebtedness and the related fees and expenses will come from the following sources:

•	Vulcan Energy has received written commitments from Fleet National Bank to provide Vulcan Energy with a senior secured credit facility in the principal amount of $175.0 million and from Bank of America to provide Vulcan Energy with a $65.0 million senior guaranteed term loan;

•	Available cash and cash equivalents on hand at Plains Resources at the time of the merger; and

•	Vulcan Energy has received a written commitment from Mr. Allen to provide, through an equity investment in Vulcan Energy, the amount of cash needed in excess of the $240 million of debt financing proceeds and available cash on hand at Plains Resources at the time of the merger.

No alternative financing arrangements or alternative financing plans have been made if the financing commitments do not materialize as anticipated.

Equity Commitment

Pursuant to the amended and restated subscription agreement, immediately prior to the effective time of the merger and subject to the terms and conditions of the amended and restated subscription agreement:

•

Mr. Allen will contribute to Vulcan Energy the amount of cash in excess of the $240 million of debt financing proceeds which is necessary to pay the aggregate merger consideration, the aggregate “spread” on the outstanding Plains Resources stock options, the aggregate amount of unpaid principal and accrued but unpaid interest under Plains Resources’ existing secured term loan facility immediately prior to the effective time of the merger (less the aggregate amount of Plains Resources’ available cash on hand at that time), and the reasonable fees and expenses of Vulcan Energy and Messrs. Allen, Flores and Raymond incurred in connection with the merger. Based on the December 31, 2003 balance sheet of Plains Resources, Mr. Allen’s cash contribution would be approximately $212 million;

•	Each Management Stockholder will contribute to Vulcan Energy all of his shares of Plains Resources common stock (both restricted Plains Resources common stock and vested shares) and his Plains Resources restricted stock units. In addition, the Plains Resources stock options held by each Management Stockholder will be cancelled; and

•	In exchange for the contributions described above, Vulcan Energy will issue shares of Vulcan Energy common stock, which will constitute all of the outstanding Vulcan Energy common stock at that time. In exchange for his contribution, each of Messrs. Allen, Flores and Raymond will receive his proportionate share of the newly-issued shares, based on the deemed value of his contribution divided by the sum of the aggregate deemed values of all of the contributions. See “Agreements with the Management Stockholders—Subscription Agreement.”

The obligation of Mr. Allen in Vulcan Energy to make the equity investment in Vulcan Energy under the amended and restated subscription agreement is subject to various terms and conditions described in “Agreements with the Management Stockholders—Subscription Agreement.”

Debt Commitment

Fleet Senior Secured Credit Facility. Fleet National Bank, or Fleet, has issued a commitment letter to Vulcan Inc. pursuant to which Fleet has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide a $175.0 million senior secured credit facility to the Vulcan Merger Subsidiary. The proceeds of the debt financing will be used to pay part of the cash consideration in the merger and to pay related fees and expenses.

Pursuant to the terms of the commitment letter, and assuming satisfaction of the specified conditions, the Fleet senior secured credit facility would initially bear interest, at Vulcan Energy’s option, at either the alternative base rate or at the Eurodollar rate, in each case, plus an applicable margin. The Fleet senior secured credit facility would mature on the sixth anniversary of the closing date of the merger. Amortization on the Fleet facility will be 1% per annum, paid on a quarterly basis, with the remaining 95% spread over four equal quarterly payments in the sixth year of the loan. The Fleet senior secured credit facility is expected to be guaranteed by Plains Resources and all of our domestic subsidiaries except for Calumet Florida, L.L.C., or Calumet. The Fleet senior secured credit facility will also be secured by a first priority perfected lien and security interest in substantially all the assets of the Vulcan Merger Subsidiary, Plains Resources and all of the other guarantors.

There are currently no plans or arrangements to finance or repay the Fleet senior secured credit facility prior to its maturity date. No alternative debt financing arrangements or plans have been made if the Fleet senior secured credit facility does not close as anticipated.

Conditions to Fleet Senior Secured Credit Facility. The commitment of Fleet to provide the above-described credit facility is subject to satisfaction or waiver of various conditions, including, among others:

•	The corporate, capital and ownership structure of the Vulcan Merger Subsidiary shall be as disclosed to Fleet;

•	All indebtedness and preferred stock of the Vulcan Merger Subsidiary on the closing date shall be on terms reasonably acceptable to Fleet;

•	Satisfactory review of documentation governing the Bank of America senior guaranteed term loan;

•	The Vulcan Merger Subsidiary shall have received the proceeds of the Bank of America credit facility;

•	Satisfactory review by Fleet of the following information: (1) financial statements of Plains Resources for the period most recently ended prior to the closing, (2) opening balance sheet of the Vulcan Merger Subsidiary, Plains Resources and the guarantors incorporating the merger, the Bank of America senior guaranteed term loan, and the Fleet facility, and (3) financial projections of the Vulcan Merger Subsidiary, inclusive of the merger, the Bank of America senior guaranteed term loan, and the Fleet facility, covering the term of the Fleet facility;

•	Satisfactory review by Fleet of the Vulcan Merger Subsidiary’s and any related guarantors’ liabilities and other material information not reflected in the public filings of Plains Resources;

•	Satisfactory review of compliance with applicable law, including compliance in connection with the closing of the merger and the Fleet senior secured credit facility;

•	Receipt of all necessary approvals and consents of all governmental and other applicable authorities, the Board of Directors and stockholders, and satisfactory review of corporate issues of Plains Resources including but not limited to dissenter’s rights;

•	Satisfactory review of all material agreements (other than those included in the public filings of Plains Resources or PAA as currently in effect and those provided to Fleet prior to the date hereof) to which Plains Resources, the guarantors, PAA, Plains All American GP LLC, or the Vulcan Merger Subsidiary are or will be bound upon consummation of the merger and all relevant agreements among the owners thereof to be in effect upon the consummation of the merger;

•	Satisfactory review of any change to the financial terms or any material modification or waiver to any other terms of the merger as provided to Fleet prior to its commitment to the Fleet senior secured credit facility;

•	Satisfactory review of the structure of the merger, the documents and agreements governing the merger, and the organizational, stockholder and voting agreements of the Vulcan Merger Subsidiary, provided that the form of the merger agreement provided to Fleet and the structure of the merger set forth therein is satisfactory to Fleet;

•	Satisfactory review and approval (not to be unreasonably withheld) of all exhibits, officer’s certificates, opinions and other documents to be delivered in connection with the merger;

•	Repayment of obligations, termination of commitments and the extinguishment of any related liens or indebtedness related to Plains Resources;

•	Certificate of the Vulcan Merger Subsidiary’s Chief Financial Officer as to solvency;

•	Payment of all reasonable and customary fees and expenses (including without limitation legal fees and expenses) of Fleet and the lenders;

•	Negotiation, execution, and delivery of mutually satisfactory documentation among the Vulcan Merger Subsidiary, Plains Resources, the guarantors, Fleet, and the lenders, including but not limited to the following: (1) agreements related to the merger, (2) credit agreement and related documents, (3) officers’ certificates, (4) promissory notes, (5) opinion letters from the Vulcan Merger Subsidiary’s and the guarantors’ counsel, including local counsel and counsel to the seller, if applicable, (6) receipt of current and favorable UCC searches and tax and judgment lien searches and (7) security agreement, mortgages and deeds of trust and related documents;

•	Consummation of the merger contemporaneously with the closing of the Fleet senior secured credit facility and the closing of the Bank of America senior guaranteed term loan;

•	Contribution in a manner satisfactory to Fleet of approximately $175,000,000 of new cash equity and rollover of all management equity;

•	The Vulcan Merger Subsidiary shall have, on a pro forma basis giving effect to the merger and related financings, minimum consolidated EBITDA on a trailing four quarter basis of $29.0 million, and a maximum leverage ratio on a trailing four quarter basis of 5.75x;

•	The absence of any material adverse change in the business, assets, liabilities, financial condition or results of operation of Plains Resources, the Vulcan Merger Subsidiary and their subsidiaries, taken as a whole, or of PAA, and its subsidiaries, taken as a whole, in either case since the date of the last audited financial statements of Plains Resources and PAA previously furnished to Fleet; and

•	The absence of any material disruption or material adverse change to the syndication market for credit facilities similar in nature to the proposed Fleet senior secured credit facility, or any material disruption or material adverse change in the financial, banking or capital markets that, in each case, has materially impaired the syndication of the proposed Fleet senior secured credit facility.

Bank of America Senior Guaranteed Term Loan. Bank of America has issued a commitment letter to Vulcan Inc. pursuant to which Bank of America has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide a $65.0 million senior guaranteed term loan to the Vulcan Merger Subsidiary. The proceeds of the debt financing will be used to pay part of the cash consideration in the merger and to pay related fees and expenses.

Pursuant to the terms of the commitment letter, and assuming satisfaction of the specified conditions, the Bank of America senior guaranteed term loan would initially bear interest, at Vulcan Energy’s option, at either the alternative base rate, plus 0.00% per annum or at the Eurodollar rate plus 0.90% per annum. The Bank of America senior guaranteed term loan would mature on the fifth anniversary of the closing date of the merger. The Bank of America senior guaranteed term loan is expected to be guaranteed by Mr. Allen, Calumet, Plains Resources and all of our other domestic subsidiaries, subject, in the case of guarantees by, Plains Resources and our other subsidiaries other than Calumet, to the priority of the Fleet senior secured credit facility. The Bank of America senior guaranteed term loan will also be secured by a first priority perfected lien and security interest in substantially all the assets of Calumet.

There are currently no plans or arrangements to finance or repay the Bank of America senior guaranteed term loan prior to its maturity date. No alternative debt financing arrangements or plans have been made if the Bank of America senior guaranteed term loan does not close as anticipated.

Conditions to Bank of America Senior Guaranteed Term Loan. The commitment of Bank of America to provide the above-described credit facility is subject to satisfaction or waiver of various conditions, including, among others:

•	Receipt of all necessary approvals and consents of the Securities and Exchange Commission and other applicable authorities, our Board of Directors and stockholders;

•	The merger shall be consummated substantially in accordance with the terms of a merger agreement that is reasonably satisfactory to Bank of America;

•	Payment of all reasonable and customary fees and expenses (including without limitation, legal fees and expenses) of Bank of America;

•	Negotiation, execution, and delivery of mutually satisfactory documentation among the Vulcan Merger Subsidiary, Plains Resources, the guarantors and Bank of America;

•	Consummation of the merger contemporaneously with the closing of the Bank of America senior guaranteed term loan and the Fleet senior secured credit facility;

•	The satisfactory organization of the Vulcan Merger Subsidiary, including a satisfactory review by Bank of America and its counsel of the Vulcan Merger Subsidiary’s organizational documents and its legal and tax structure; and

•	No material adverse change in the financial condition of Mr. Allen, or the operations or properties of his personal and business interests, taken as a whole.

MERGER AGREEMENT

On February 19, 2004, Plains Resources entered into the merger agreement with Vulcan Energy and the Vulcan Merger Subsidiary. The following is a brief summary of the material provisions of the merger agreement. The following description may not contain all of the information that is important to you. The following summary is qualified in its entirety by reference to the merger agreement, which we have attached as Appendix A to this proxy statement and which we incorporate by reference into this document. We encourage you to read the merger agreement in its entirety because it, not the proxy statement, is the legal document that governs the merger.

The Merger

The merger agreement provides that, at the effective time of the merger, the Vulcan Merger Subsidiary will merge with and into Plains Resources. Upon completion of the merger, the Vulcan Merger Subsidiary will cease to exist and Plains Resources will continue as the surviving corporation and a wholly owned subsidiary of Vulcan Energy under the name “Plains Resources Inc.”

Completion of the Merger

The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware. The parties have agreed to file the certificate of merger on or as promptly as practicable after the satisfaction or waiver of the closing conditions in the merger if the merger agreement has not been terminated, which closing conditions and termination provisions are described below. The parties may agree to a later time for the effective time of the merger and designate such effective time in the certificate of merger.

The parties expect to complete the merger as soon as practicable after Plains Resources’ stockholders approve and adopt the merger agreement and the merger and after satisfaction or waiver of the other conditions to the merger.

Certificate of Incorporation, Bylaws and Directors and Officers of Plains Resources and the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation of Plains Resources, as amended and restated in the form attached to the merger agreement, will become the certificate of incorporation of the surviving corporation;

•	the bylaws of Plains Resources, as amended and restated in the form attached to the merger agreement, will become the bylaws of the surviving corporation;

•	the directors of the Vulcan Merger Subsidiary immediately before the effective time of the merger will be the initial directors of the surviving corporation; and

•	the officers of the Vulcan Merger Subsidiary immediately before the effective time of the merger will be the initial officers of the surviving corporation.

Conversion of Common Stock

At the effective time of the merger,

•

each share of Plains Resources common stock outstanding immediately before the effective time of the merger (other than those shares held directly or indirectly by Plains Resources or by Vulcan Energy and other than those shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted automatically into the right to receive $16.75 in cash, without interest, less any applicable withholding taxes, such amount being referred to in this proxy statement as the “merger consideration.” All shares so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of shares shall cease to have any rights with respect to those shares, except the right to receive the merger consideration for the shares upon surrender of the certificate(s) representing the shares.

•	each share of Plains Resources common stock owned by Plains Resources as treasury stock and by the Vulcan Merger Subsidiary will automatically be canceled and extinguished and will cease to exist.

•	each outstanding share of common stock of the Vulcan Merger Subsidiary will be converted into one share of common stock of the surviving corporation.

Payment for Shares

Vulcan Energy will appoint a paying agent reasonably acceptable to Plains Resources to handle the exchange of stock certificates in the merger for cash. The surviving corporation will pay all expenses of the paying agent. Immediately prior to the effective time, the surviving corporation will deposit with the paying agent the aggregate merger consideration.

At the effective time of the merger, the surviving corporation will instruct the paying agent to mail to each record holder of Plains Resources common stock a letter of transmittal and instructions explaining how to surrender their certificate(s) for cash. Until properly surrendered to the paying agent with a properly executed letter of transmittal, each certificate will represent only the right to receive the merger consideration relating to the certificate. No interest or dividends will be paid or will accrue on any merger consideration.

If payment of the merger consideration is to be made to a person other than the person in whose name the certificate is registered, (1) the certificate so surrendered must be in proper form for transfer, and (2) the person requesting the payment must pay any required transfer or other taxes or establish to the satisfaction of the surviving corporation or the paying agent that the tax has been paid or is not applicable. If any certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration applicable to the lost or destroyed certificate upon delivery by the holder of an affidavit in lieu of the certificate and, if required by the surviving corporation, an indemnity bond of an amount directed by the surviving corporation.

Beginning six months after the effective time of the merger, any holder of certificates representing shares outstanding before the effective time of the merger that have not been surrendered must look directly to the surviving corporation for payment of any merger consideration to which they may be entitled, without interest, subject to any applicable unclaimed property, escheat or similar laws. None of Vulcan Energy, the surviving corporation or the paying agent or any employee, officer, director, agent or affiliate thereof will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

No transfer of shares of Plains Resources common stock will be made on Plains Resources’ stock transfer books after the completion of the merger.

Treatment of Options and Restricted Units

Immediately prior to the effective time of the merger, each outstanding share of restricted common stock, each outstanding Plains Resources restricted unit and each outstanding option to purchase Plains Resources common stock granted under any of Plains Resources’ option plans and each restricted unit of Plains Resources, other than the stock options and restricted units held by the Management Stockholders, will, in accordance with its terms, become fully vested and exercisable. Plains Resources will use reasonable efforts to cause, immediately prior to the effective time of the merger:

•	each stock option then outstanding, other than stock options held by Flores or Raymond, to be canceled and converted into the right to receive an amount in cash, equal to the excess of $16.75 over the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, net of any applicable withholding taxes; and

•	each restricted unit then outstanding, other than those held by Flores or Raymond, to be cancelled in exchange for an amount in cash, equal to $16.75, net of any applicable withholding taxes.

In addition, under the existing terms of the Plains Resources stock option plans holders of approximately 250,000 stock options may in lieu of receiving the amount described, elect to surrender the option in exchange for an amount equal to the excess of the highest closing price of Plains Resources common stock during the 90 day period before the special meeting (if the merger agreement is approved and adopted) over the per share exercise price of the option, multiplied by the number of shares subject to the option, net of any applicable withholding taxes. None of Plains Resources’ executive officers or directors will exercise these rights, and any options having this feature that they hold are excluded from the above number.

From and after the effective time of the merger, each then outstanding share of restricted common stock, restricted unit and option to purchase Plains Resources common stock, other than any share of restricted common stock, stock option or restricted unit held by Flores or Raymond, will be entitled to receive only a cash payment in accordance with its terms. The cash payment will be made by the surviving corporation when or as soon as practicable after the holder surrenders all of the Plains Resources options held by the holder or delivers a written agreement or acknowledgment that all Plains Resources options the holder holds have been canceled as a result of the merger in exchange for the cash payment.

Each stock option held by Flores or Raymond will be cancelled without payment of any consideration. Each restricted unit held by Flores or Raymond will be delivered to Vulcan Energy immediately prior to the closing of the merger as contemplated by the Subscription Agreement (See “Special Factors—Agreements with the Management Stockholders—Subscription Agreement”).

Prior to the closing of the merger, Plains Resources, its Board of Directors and each relevant committee of its board will

•	obtain the written consent of (1) the holders of stock options granted under stock option agreements that are not consistent with the form stock option agreements filed with the SEC and (2) the current directors of Plains Resources who hold stock options, including the consent of Flores, to the cancellation and payment of the stock options,

•	make any amendments to the three Plains Resources stock option plans or the stock option agreements and restricted stock unit agreements under the stock option plans that may be necessary or desirable to implement the terms of the merger agreement, and

•	adopt a resolution clarifying that the consideration each holder of outstanding stock options receives will be the merger consideration of $16.75 in cash.

All Plains Resources stock option plans and restricted unit agreements will terminate as of the effective time of the merger and the provisions in any stock option plan, restricted unit agreement or any other plan providing for the issuance, transfer or grant of any capital stock of Plains Resources or any interest in respect of any capital stock of Plains Resources will be deleted as of the effective time of the merger. Plains Resources will ensure that following the effective time no holder of a stock option or any participant in any Plains Resources stock option plan or any other plan will have any right to acquire any capital stock of Plains Resources or the surviving corporation or any interest in respect of any capital stock of Plains Resources or the surviving corporation.

Appraisal Rights

Shares of Plains Resources common stock outstanding immediately prior to the effective time of the merger and held by a holder who has not voted in favor of the approval and adoption of the merger agreement and the merger or consented to the approval and adoption of the merger agreement and the merger in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware will not be converted into the right to receive the merger consideration, unless and until the dissenting holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the effective time of the merger, a dissenting stockholder fails to perfect or effectively withdraws or loses his right to appraisal, his shares of Plains Resources common stock will be treated as if they had been converted as of the effective time of the merger into the right to receive the merger consideration without interest or dividends thereon.

Conditions to Completing the Merger

Conditions to Each Party’s Obligation. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement and the merger must have been approved and adopted by the holders of a majority of the outstanding shares of Plains Resources common stock;

•	all consents, approvals authorizations, and actions of, filings with, and notices to all governmental entities required of Vulcan Energy or Plains Resources or any of their subsidiaries in connection with the merger must have been obtained, except for those that would not, individually or in the aggregate, have a material adverse effect on Plains Resources, Vulcan Energy or the Vulcan Merger Subsidiary, if not obtained; and

•	there must be no law enacted or promulgated, and no action taken, by any governmental entity that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the closing of the merger or makes the merger illegal.

Additional Conditions to Plains Resources’ Obligation. The obligation of Plains Resources to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	Vulcan Energy and the Vulcan Merger Subsidiary must have performed in all material respects all their respective obligations under the merger agreement required to be performed by them prior to or at the closing of the merger; and

•	the representations and warranties of Vulcan Energy and the Vulcan Merger Subsidiary contained in the merger agreement must be true and correct in all material respects as of the closing date of the merger.

Additional Conditions to Vulcan Energy’s and the Vulcan Merger Subsidiary’s Obligations. The obligations of Vulcan Energy and the Vulcan Merger Subsidiary to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	Plains Resources must have performed in all material respects all of its obligations under the merger agreement required to be performed by it prior to or at the closing of the merger;

•	Plains Resources’ representations and warranties contained in the merger agreement relating to:

•	the capitalization of Plains Resources,

•	the corporate power and authority of Plains Resources to enter into the merger agreement, and the enforceability of the merger agreement,

•

the execution, delivery and performance of the merger agreement and the closing of the merger not violating the organizational documents of Plains Resources and its subsidiaries and the Partnership Agreements, any laws applicable to Plains Resources, its subsidiaries or their respective properties or any agreements to which Plains Resources or its subsidiaries is a party or by which any of their respective properties is bound,

•	the financial statements of Plains Resources,

•	Plains Resources’ reports and materials filed with the SEC or provided to its stockholders,

•	the accuracy of information provided by Plains Resources for inclusion in this proxy statement and the Schedule 13E-3, and

•	the assets and real property of Plains Resources and its subsidiaries,

must be true and correct in all material respects both when made and as of the closing date of the merger;

•	all other representations and warranties of Plains Resources contained in the merger agreement must be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” included in those representations and warranties) both when made and as of the closing of the merger, as if made at and as of such time, except where the failure of those representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect”) does not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Plains Resources;

•	the representations and warranties of each of the Management Stockholders contained in the subscription agreement must be true and correct in all material respects as of the date of the subscription agreement and as of the date of the consummation of the subscription (as defined in the subscription agreement) as though made on and as of the date of the consummation of the subscription;

•	each of the Management Stockholders must have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by the Management Stockholders under the subscription agreement at or prior to the date of the consummation of the subscription, and the subscription agreement shall be in full force and effect with respect to each of the Management Stockholders;

•	Vulcan Energy must have received the cash proceeds of the proposed financing;

•	there must not be pending any suit, action or proceeding by any governmental entity seeking to (1) prohibit or limit in any material respect the ownership or operation by Plains Resources, Vulcan Energy, the Vulcan Merger Subsidiary or any of their respective affiliates of a substantial portion of the business or assets of Plains Resources and its subsidiaries, taken as a whole, or to require any such person to dispose of or hold separate any material portion of the business or assets of Plains Resources and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement or (2) restrain, preclude, enjoin or prohibit the merger;

•	the number of dissenting shares must not exceed 10.0% of the outstanding shares of Plains Resources common stock;

•	since December 31, 2002, there must not have occurred nor continue to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably like to have a material adverse effect on the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of PAA and its subsidiaries taken as a whole, other than resulting from changes in general industry conditions or changes in general economic conditions, except in each case, to the extent any of the conditions affects PAA to a greater extent than other similarly situated companies generally;

•

PAA must have closed its acquisition of Shell Pipeline Company L.P.’s interests in SPLC Capline Company and SPLC Capwood Company on terms at least as favorable in all material respects as those described in the Current Reports on Form 8-K filed by PAA with the SEC on December 17, 2003; provided, however, that if the agreement to purchase the SPLC interests is terminated without consummation of that transaction, Vulcan Merger Subsidiary must, within seven business days after the public announcement of the termination of that agreement, terminate the merger agreement as a result of the failure of this condition to be satisfied and if Vulcan Merger Subsidiary does not so terminate the merger agreement, this condition shall be deemed to be waived;

•	since January 1, 2000, each of the financial statements of PAA filed with the SEC under the Exchange Act must have complied with applicable accounting requirements and with the published rules and regulations of the SEC with respect to those financial statements, except where the failure to comply has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Plains Resources; and each of those statements must have been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, except where the failure of those statements to have been so prepared has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Plains Resources;

•	as of their respective dates, all forms and documents required to be filed by PAA with the SEC since January 1, 2000 under the Exchange Act, including the financial statements and schedules provided in those filings or incorporated by reference in those filings, (1) must not have contained any untrue statement of a material fact or omitted to state a material fact required to be stated in the filings or necessary in order to make the statements in the filings, in light of the circumstances under which they were made, not misleading, except where such misstatement or omission has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Plains Resources and (2) must have complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC, except where the failure to so comply has not had, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Plains Resources; and

•	all material consents and approvals of any person, including consents and approvals from parties to loans, contracts, leases or other agreements, necessary to close the merger must have been obtained, and a copy of each such consent and approval must have been provided to Vulcan Energy at or prior to the closing of the merger.

As a result of the conditions to the completion of the merger, even if the requisite stockholders approval is obtained, there can be no assurance that the merger will be completed.

Material Adverse Effect

The merger agreement provides that a “material adverse effect” on Plains Resources means an effect that:

•	is materially adverse to the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of Plains Resources and its subsidiaries taken as a whole, other than resulting from changes in general industry conditions or changes in general economic conditions, except, in each case, to the extent any condition affects Plains Resources to a greater extent than other similarly situated companies, or

•	materially impairs the ability of Plains Resources and its subsidiaries to consummate the transactions contemplated by the merger agreement.

The merger agreement provides that a “material adverse effect” on Vulcan Energy and the Vulcan Merger Subsidiary means any circumstance, change, event or effect that materially impairs the ability of Vulcan Energy or the Vulcan Merger Subsidiary to consummate the transactions contemplated by the merger agreement.

Stockholders Meeting and Covenant to Recommend

The Board of Directors has agreed to call a meeting of its stockholders, as soon as practicable after the proxy statement is cleared by the SEC, for the sole purpose of seeking the approval and adoption of the merger agreement and the merger by the Plains Resources stockholders. Subject to Plains Resources’ rights to terminate the merger agreement described below under the heading “—Termination” and notwithstanding any withdrawal, amendment or modification by the Board of Directors of its recommendation of the merger agreement, the merger agreement must be submitted to the Plains Resources stockholders at a stockholder meeting for the purpose of approving and adopting the merger agreement and the merger.

Except as set forth below and permitted under “—Our Ability to Accept a Superior Proposal,” below, the Board of Directors has agreed to recommend that the stockholders of Plains Resources approve and adopt the merger agreement and the merger and to use its reasonable best efforts to solicit and obtain such approval and adoption. Neither the Board of Directors nor any committee of the Board of Directors will:

•	withdraw (or amend or modify in a manner adverse to Vulcan Energy or the Vulcan Merger Subsidiary), or publicly propose to withdraw (or amend or modify in a manner adverse to Vulcan Energy or the Vulcan Merger Subsidiary), the approval, recommendation or declaration of advisability by the board or directors or any of its committees of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

•	recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal (any action described in this clause being referred to as an “adverse recommendation change”); or

•	approve or recommend, or publicly propose to approve or recommend, or allow Plains Resources or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding; or

•	constituting or related to, or that is intended to or could reasonably be expected to lead to, any acquisition proposal; or

•	requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

At any time prior to obtaining the approval and adoption of the merger agreement and the merger by Plains Resources’ stockholders, the Board of Directors may make an adverse recommendation change if the Board of Directors determines in good faith:

•	based on the advice of its financial advisors, that it has received a superior proposal (as described below under “—No Solicitation of Other Offers”), provided that the superior proposal was not solicited by Plains Resources or any of its subsidiaries or any of their respective officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, and

•	based on the advise of its outside counsel, that it is required to do so in order to comply with its fiduciary duties under Delaware law to Plains Resources or any of its subsidiaries.

No Solicitation of Other Offers

The merger agreement provides that Plains Resources will not, and will cause its subsidiaries and representatives not to:

•	directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal (as defined below),

•

participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to Plains Resources or any of its subsidiaries or afford access to the properties, books or records of Plains Resources or any of its subsidiaries to, or take any action to provide or facilitate access to any non-public information or data of PAA, PAA GP or Plains AAP, LP to, any person that has made an acquisition proposal or to any person in contemplation of an acquisition proposal, or

•	except as described below, accept an acquisition proposal or enter into any agreement, including any letter of intent or agreement in principle, providing for or relating to an acquisition proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, Plains Resource to abandon, terminate or fail to consummate the merger or the other transactions contemplated by the merger agreement.

The merger agreement permits Plains Resources to take and disclose to its stockholders a position with respect to an acquisition proposal from a third party to the extent required under applicable federal securities laws. If Plains Resources receives a bona fide unsolicited acquisition proposal at any time prior to obtaining the required stockholder vote approving and adopting the merger agreement and the merger, Plains Resources and its Board of Directors may furnish non-public information to, and engage in negotiations with, the third party making the acquisition proposal if:

•	the Board of Directors or the special committee determines in good faith, after receiving the advice of its financial advisors, that the acquisition proposal constitutes, or would reasonably be likely to result in, a superior proposal (as defined below), and such acquisition proposal was not solicited, knowingly encouraged or facilitated by Plains Resources or any of its officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives,

•	a majority of either the Board of Directors or the special committee determines in good faith, after consultation with its outside counsel, that the failure to participate in negotiations or discussions with or to furnish information or data to, the third party would constitute, or would reasonably be expected to result in, a breach of its fiduciary duties under Delaware law, and

•	the person making the acquisition proposal has entered into a confidentiality agreement with Plains Resources on terms that are no less favorable to Plains Resources than its confidentiality agreement with Vulcan Energy.

Our Ability to Accept a Superior Proposal

At any time prior to obtaining the required stockholder vote approving and adopting the merger agreement and the merger, and subject to Plains Resource’s compliance at all times with the other non-solicitation provisions discussed above, with its obligations to hold a stockholders meeting and to recommend the merger agreement and the merger, and, if applicable, its termination right discussed below and its obligation to pay all amounts due to Vulcan Energy as described under “Expenses and Termination Fee,” the Board of Directors may make an adverse recommendation change or cause Plains Resources to terminate the merger agreement and concurrently enter into an acquisition agreement with respect to a superior proposal (provided that Plains Resources has paid all amounts due to Vulcan Energy as described under “Expenses and Termination Fee”) only after the Board of Directors:

•	provides written notice to Vulcan Energy (a “notice of superior proposal”):

•	advising Vulcan Energy that the Board of Directors or any of its committees has received a superior proposal,

•	specifying the material terms and conditions of the superior proposal,

•	identifying the person or group making such superior proposal and representing that such superior proposal was not solicited, facilitated or knowingly encouraged by Plains Resources or any of its officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, and

•	determines in good faith:

•	after receipt of advice from its financial advisors that any alternative transaction (including any modifications to the terms of the merger agreement) proposed by Vulcan Energy is not at least as favorable to Plains Resources and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the superior proposal and

•	after receipt of advice from its outside counsel that its failure to do so would be reasonably expected to result in a breach of its fiduciary duties under laws applicable to Plains Resources;

provided, however, that:

•	neither the Board of Directors nor any of its committee may make an adverse recommendation change until the fourth business day after receipt of a notice of superior proposal by Vulcan Energy,

•	any change in the financial or other material terms of a superior proposal will require a new notice of superior proposal and a new four business day period, and

•	Plains Resources will not be entitled to enter into any agreement, including any acquisition agreement, with respect to a superior proposal unless and until the merger agreement is terminated by Plains Resources if it has concurrently entered into an acquisition agreement (See—“Termination”) and Plains Resources has paid all amounts due to Vulcan Energy as described under “Expenses and Termination Fee.”

Plains Resources has also agreed to:

•	advise Vulcan Energy in writing of any request for information or any acquisition proposal received from any person, or any inquiry, discussions or negotiations with respect to any acquisition proposal, the terms and conditions of any request, acquisition proposal, inquiry, discussions or negotiations, and the identity of the person or group making any request or acquisition proposal or with whom any discussions or negotiations are taking place,

•	provide Vulcan Energy any non-public information concerning Plains Resources provided to any other person or group in connection with any acquisition proposal that was not previously provided to Vulcan Energy and copies of any written materials received from that person or group,

•	keep Vulcan Energy fully informed of the status of any acquisition proposals (including any changes to any terms and conditions), and

•	not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which Plains Resources is a party, and Plains Resources will use its best efforts to enforce those agreements at the request of or on behalf of Vulcan Energy.

Acquisition Proposal. For purposes of the merger agreement, “acquisition proposal” means any bona fide proposal, whether or not in writing, for the:

•	direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of Plains Resources and its subsidiaries, taken as a whole,

•	direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of Plains Resources or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of Plains Resources and its subsidiaries, taken as a whole,

•	direct or indirect acquisition or purchase of all or any portion of, or any interest in, the PAA GP Interest, or any entity that owns the PAA GP Interest, or

•	merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Plains Resource or any of its subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of Plains Resources and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

Superior Proposal. The term “superior proposal” means any bona fide written acquisition proposal that was not solicited by Plains Resources or any of its subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, made by a third party to purchase all or substantially all of the assets of Plains Resources or all of the outstanding equity securities of Plains Resources pursuant to a tender offer, exchange offer or merger:

•	on terms that a majority of the Board of Directors determines in good faith to be superior to Plains Resources and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated by the merger agreement and to any alternative transaction or changes to the terms of the merger agreement proposed by Vulcan Energy (after consultation with its financial advisors, and taking into account all financial, legal and regulatory terms and conditions of the acquisition proposal and the merger agreement, including any changes to the terms of the merger agreement offered by Vulcan Energy in response to the superior proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of the acquisition proposal and taking into account all other legal, financial and regulatory aspects of such proposal),

•	that the Board of Directors reasonably believes is likely to be consummated, and

•	for which all requisite financing is fully committed.

Termination

Plains Resources and Vulcan Energy may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

In addition, Plains Resources or Vulcan Energy may terminate the merger agreement by written notice to the other party before the effective time of the merger if:

•	the merger is not completed by August 31, 2004, provided that this right to terminate is not available to any party whose material breach of the merger agreement is the cause of or has resulted in the failure of the merger to occur on or before such date;

•	a court or other governmental entity has issued an order, statute, decree or regulation or taken any other action (and Vulcan Energy, Plains Resources and Vulcan Merger Subsidiary have used their commercially reasonable efforts to lift that order, statute, decree or regulation or other action) permanently restraining, enjoining or otherwise prohibiting the merger or making the merger illegal and such order or action is final and non-appealable, provided that the terminating party is not in breach of its obligation to use reasonable efforts to complete the merger;

•

the Plains Resources stockholders do not approve and adopt the merger agreement and the merger by the requisite vote, provided this right to terminate is not available to any party whose action, failure to act or breach of any provision of the merger agreement is a principal cause of the failure of the stockholders to approve and adopt the merger agreement and the merger; provided that Plains Resources is not entitled to terminate the merger agreement for the foregoing purposes if it has breached any of its obligations relating to non-solicitation of other offers described under “—No Solicitation of Other

Offers” or breached in any material respect its obligations relating to completing this proxy statement and convening a stockholders meeting described under “—Stockholders Meeting and Covenant to Recommend;”

•	if there has been a material breach of or any inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); provided, however, that neither party shall have the right to terminate the merger agreement for the foregoing purposes unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by the merger agreement; or

•	if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Vulcan Energy can terminate the merger agreement without Plains Resources’ consent if:

•	Plains Resources, or its Board of Directors has

•	entered into any agreement with respect to any acquisition proposal other than the merger or an acceptable confidentiality agreement (See “—No Solicitation of Other Offers”), or

•	approved or recommended, or, in the case of a committee, proposed to the Board of Directors, to approve or recommend, any acquisition proposal other than the merger, or

•	Plains Resources or its Board of Directors or any of its committees have resolved to do any of the foregoing,

•	an adverse recommendation change has occurred or the Board of Directors or any of its committees has resolved to make an adverse recommendation change, or

•	the acquisition of Shell Pipeline Company L.P.’s interests in SPLC Capline Company and SPLC Capwood Company does not occur and Vulcan Energy terminates the merger agreement as described under “Conditions to Vulcan Energy’s and the Vulcan Merger Subsidiary’s Obligations.”

Plains Resources can terminate the merger agreement without Vulcan Energy’s consent if, prior to obtaining the required vote of the Plains Resources stockholders approving and adopting the merger agreement and the merger, Plains Resources has concurrently entered into an acquisition agreement as described under “—No Solicitation of Other Offers;” provided, however that Plains Resources may only exercise its right to terminate the merger agreement if it has complied with its obligations described under “—No Solicitation of Other Offers” and complied in all material respects with its obligations described under “—Stockholders Meeting and Covenant to Recommend” and simultaneously paid the termination fee described under “Expenses and Termination Fees.”

Except for the survival of any obligations to pay the termination fee and expenses and to comply with the confidentiality agreement, if the merger agreement is terminated, then it will be of no further force or effect and there will be no liability or obligations on the part of Vulcan Energy, the Vulcan Merger Subsidiary or Plains Resources or their respective officers or directors; provided that no party shall be relieved from any liability or obligation with respect to any willful breach of the merger agreement.

Expenses and Termination Fee. Except for the termination fee set forth in the merger agreement or as described below, all fees, costs and expenses incurred in connection with the merger agreement and the merger will generally be paid by the party incurring such fees, costs and expenses.

Plains Resources must pay Vulcan Energy all of Vulcan Energy’s and the Vulcan Merger Subsidiary’s reasonable, documented out-of-pocket fees and expenses, including legal fees, if:

•	an acquisition proposal has been proposed by any person (other than Vulcan Energy and the Vulcan Merger Subsidiary or any of their respective affiliates) or such person has announced its intention (whether or not conditional) to make an acquisition proposal or such an acquisition proposal or intention has otherwise become known to the Plains Resources’ directors, officers or stockholders generally, and

•	the merger agreement is subsequently terminated by

•	either Plains Resources or Vulcan Energy for failure to close the merger on or before August 31, 2004, or failure of the Plains Resources stockholders to approve and adopt the merger agreement and the merger, or

•	by Vulcan Energy for a material breach by Plains Resources of its representations and warranties or covenants under the merger agreement.

In addition, if

•	the merger agreement is terminated as a result of the occurrence of the events described in the two clauses above, and

•	within 15 months after the termination of the merger agreement, Plains Resources or any of its subsidiaries enters into any definitive agreement providing for an acquisition proposal, or an acquisition proposal is closed.

Plains Resources must pay Vulcan Energy a termination fee of $15,000,000 in addition to all of Vulcan Energy’s and the Vulcan Merger Subsidiary’s reasonable, documented out-of-pocket fees and expenses, including legal fees.

Plains Resources must pay Vulcan Energy a termination fee of $15,000,000, plus all of its reasonable, documented out-of-pocket fees and expenses, including legal fees, if:

•	Vulcan Energy terminates the merger agreement because:

•	Plains Resources or its Board of Directors has (1) entered into any agreement with respect to any acquisition proposal other than the merger or an acceptable confidentiality agreement (See “—No Solicitation of Other Offers”) or (2) approved or recommended, or, in the case of a committee, proposed to the Board of Directors, to approve or recommend, any acquisition proposal other than the merger, or

•	Plains Resources or its Board of Directors or any of its committees has resolved to do any of the foregoing, or

•	an adverse recommendation change has occurred or the Board of Directors or any of its committees have resolved to make an adverse recommendation change; or

•	Plains Resources terminates the merger agreement and concurrently enters into an acquisition agreement as described above.

Conduct of Business Pending the Merger

Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, Plains Resources (1) must conduct its business in the ordinary course consistent with past practice, (2) will use its commercially best efforts to preserve its business organization and goodwill, and (3) has agreed that neither it nor any of its subsidiaries will take any of the following actions:

•	enter into any new line of business outside the Midstream Business (as defined in the Exclusivity Agreement described under “—Exclusivity Agreement”) and the operation of its oil and gas interests in Florida;

•	make any capital expenditures, or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities made in an amount not greater in the aggregate than, and during the same time period set forth in, Plains Resources’ current capital budget approved by its Board of Directors in November 2003;

•	amend the certificate of incorporation or bylaws of Plains Resources or similar organizational documents of its subsidiaries;

•	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock;

•	adjust, split, combine or reclassify any capital stock or issue, grant, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or any other such securities or agreements;

•	redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in the preceding bullet point;

•	except for normal increases in the ordinary course of business consistent with past practice with respect to non-officer employees, grant any increase in the compensation or benefits payable or to become payable by Plains Resources to any employee;

•	except as required to comply with law, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement;

•	enter into or amend any employment agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of Plains Resources;

•	change the accounting principles used by it unless required by GAAP;

•	acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any person or other business organization, division or business of that person or, other than in the ordinary course of business consistent with past practices, any assets of Plains Resources;

•	sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of its assets, except in the ordinary course of business consistent with past practice;

•	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other lien, any of its respective assets;

•	pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of material contracts as in effect on the date hereof;

•	compromise, settle or grant any waiver or release relating to litigation;

•	engage in any transaction with directly or indirectly, any of Plains Resources’ affiliates;

•	other than as required by law, make or change any tax election, amend any tax return or settle or compromise any tax liability;

•	take any action that would, or could reasonably be expected to, result in (1) any of its representations and warranties set forth in the merger agreement becoming untrue in any respect, (2) any of the conditions to the merger not being satisfied, or (3) a material adverse effect on Plains Resources;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Plains Resources or any agreement relating to a acquisition proposal;

•	incur or assume any long-term debt, or except in the ordinary course of business consistent with past practices and in no event exceeding $250,000 in the aggregate, incur or assume any short-term indebtedness;

•	incur or modify any material indebtedness or other liability;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate;

•	make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned subsidiaries of Plains Resources, or by such subsidiaries to Plains Resources, or customary loans or advances to employees in accordance with past practice and in no event exceeding $250,000);

•	enter into any material commitment or transaction except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000;

•	enter into any agreement, understanding or commitment that materially restrains, limits or impedes Plains Resources’ ability to compete with or conduct any business or line of business, including geographic limitations on Plains Resources’ activities;

•	modify or amend in any material respect or terminate any material contract to which it is a party, including any limited partnership agreements of Plains AAP, L.P. and PAA and the limited liability company agreement of PAA GP, or waive in any material respect or assign any of its material rights or claims; and

•	enter into an agreement, contract, commitment or arrangement to take any of the actions described above.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate existence, good standing and corporate authority to own, lease or operate assets and carry on its business;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement and the ancillary agreements;

•	absence of any conflict or violation or organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	accuracy of the information supplied for inclusion in this proxy statement and the Schedule 13E-3;

•	governmental and regulatory approvals required to complete the merger; and

•	brokers’ fees.

In addition, Plains Resources made additional representations and warranties related to the following subject matters:

•	compliance with laws;

•	capitalization, including the aggregate amount of cash expected to be necessary for Vulcan Energy and the Vulcan Merger Subsidiary to pay (1) the merger consideration for each outstanding share of common stock (other than those held by the Management Stockholders) and (2) the consideration in respect of the stock options and restricted units of Plains Resources (other than those held by Flores and Raymond), which amount will not exceed $385,661,498;

•	ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

•	filings and reports with the SEC;

•	the accuracy of its financial statements;

•	absence of specified changes or events with respect to Plains Resources and its subsidiaries;

•	Plains Resources and MLP tax matters;

•	employee benefit plans;

•	licenses and permits;

•	environmental matters;

•	assets, including Plains Resources’ membership interest in PAA GP and limited partnership interests in PAA and Plains AAP, L.P. and PAA GP’s general partnership interest in Plains AAP, L.P.;

•	labor and employment matters;

•	intellectual property;

•	material contracts, including the organizational agreements of Plains AAP, L.P., PAA and PAA GP;

•	undisclosed liabilities;

•	litigation;

•	insurance;

•	real property;

•	transaction with affiliates;

•	fullness of disclosure;

•	derivative transactions;

•	disclosure controls and procedures;

•	oil and gas assets and operations;

•	investment company status;

•	required stockholder vote;

•	brokers;

•	the Special Committee’s recommendation of the merger agreement; and

•	the opinion of its financial advisor.

The merger agreement also contains representations and warranties of Vulcan Energy and the Vulcan Merger Subsidiary relating to the availability of the interim operation of the Vulcan Merger Subsidiary and the financing necessary to complete their obligations under the merger agreement.

The representations and warranties contained in the merger agreement do not survive the completion of the merger.

Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would have a material adverse effect on the ability of Vulcan Energy or the Vulcan Merger Subsidiary to perform their respective obligations under the merger agreement. See “—Conditions to Completing the Merger.”

Covenants of Vulcan Energy and the Vulcan Merger Subsidiary

Financing. Vulcan Energy will use commercially reasonable efforts to obtain and effectuate the debt financing in the amounts set forth in the Commitment Letters and on terms no less favorable than those set forth in the Commitment Letters (See “—Financing for the Merger—Debt Commitment”).

Directors’ and Officers’ Indemnification and Insurance. The merger agreement provides that the surviving corporation will, so long as the applicable claim is made or asserted within six years after the effective time of the merger, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of Plains Resources in respect of acts or omissions or alleged acts or omissions occurring prior to the closing of the merger to the extent provided under Delaware law.

The merger agreement also provides that, prior to closing of the merger, Plains Resources will purchase, and after the effective time will maintain, a six-year pre-paid noncancellable directors’ and officers’ “tail” insurance policy covering Plains Resources’ current and former directors or officers with respect to claims arising from facts or events that occurred prior to the closing of the merger, and on the terms and conditions that are not less favorable to the directors and officers than those in effect on the date of the merger agreement. Plains Resources will not be required to purchase insurance policies with aggregate policy limits in excess of $15,000,000, and will not be required to pay aggregate annual premiums for the insurance at any time during the six-year period that exceed 200% of the per annum rate of premium currently paid by Plains Resources for insurance on the date of the merger agreement.

Covenants of Plains Resources

PAA GP Interest. Plains Resources agrees that if, at any time during the period from the date of the merger agreement until the closing of the merger or the date, if any, on which the merger agreement is earlier terminated, as described in “—Termination,” an opportunity to acquire any membership interests in PAA GP arises,

•	Plains Resources will promptly notify Vulcan Energy of such opportunity and

•	upon Vulcan Energy’s request, subject to Plains Resources having funds available to purchase the membership interests,

Plains Resources will purchase the amount of PAA GP membership interests as Vulcan Energy requests; provided, however, that if Plains Resources does not have funds with which to purchase such PAA GP membership interests, Plains Resources will consult with Vulcan Energy regarding funding options available to Plains Resources, and if a commercially reasonable funding option exists, Plains Resources will (1) promptly make all reasonable efforts to obtain the funding necessary to purchase such PAA GP membership interests, and (2), upon receipt of such funding (if obtained), purchase the number of PAA GP membership interests as Vulcan Energy requests.

If the merger does not close, under certain circumstances Plains Resources would have the right to put the additional membership interests acquired at Vulcan Energy’s request to Vulcan Energy, provided, however, that Plains Resources would not be able to put the additional membership interest to Vulcan Energy if the acquisition was in accordance with Plains Resources’ right of first refusal with respect to such membership interests under the Amended and Restated Limited Liability Company Agreement of Plains All American GP LLC, the general partner of Plains All American Pipeline, and other holders of at least 10% of PAA GP membership interests also exercised their right of first refusal. If Vulcan Energy were required to purchase the additional membership interests, it would pay Plains Resources the amount Plains Resources paid for those membership interests plus interest on that amount at the prime rate of Citibank, N.A. in effect from time to time.

‘40 Act Covenant. Plains Resources will use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain an order from the SEC declaring that Plains Resources is not, and at no time has been, subject to registration and regulation as an “investment company,” as that term is defined in the Investment Company Act or to obtain with respect to Plains Resources an extension of the period of time described in paragraph (a) of Rule 3a-2 under the Investment Company Act such that Plains Resources is entitled to claim the relief afforded by Rule 3a-2 for the entirety of the period commencing at the time determined in accordance with paragraph (b) of Rule 3a-2 and ending on the Closing Date.

Notification of Certain Matters. Plains Resources will give prompt notice to Vulcan Energy of:

•	any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any material respect (including Plains Resources’ receiving knowledge of any fact, event or circumstance that would be reasonably expected to cause any representation qualified as to the knowledge of Plains Resources to be or become untrue or inaccurate) or

•	the failure by Plains Resources to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the merger agreement.

Plains Resources also acknowledges in the merger agreement that if after the date of the merger agreement it receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to its knowledge to be or become untrue or inaccurate in any material respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

Covenants of All of the Parties

Preparation of Proxy Statement and Schedule 13E-3. As soon as reasonably practicable following the date of the merger agreement, Plains Resources will prepare and file with the SEC this proxy statement relating to the approval and adoption of the merger agreement and the merger. Each party will use its commercially reasonable efforts to have the proxy statement cleared by the SEC as promptly as practicable after it is filed.

Plains Resources will use commercially reasonable efforts to cause this proxy statement to be mailed to its stockholders as promptly as practicable following the date of the merger agreement. Each party will promptly notify the other parties of certain events relating to the proxy statement. In addition, all filings by Plains Resources and Vulcan Energy with the SEC in connection with the merger and transactions contemplated by the merger agreement are subject to the prior review and consent of the other party.

The parties will also cooperate with one another in the preparation and filing of a Rule 13E-3 Transaction Statement on Schedule 13E-3 and will use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party agrees to correct any information provided by it for use in the Schedule 13E-3 that becomes, or is, false or misleading.

Access to Information and Properties. The merger agreement provides that Plains Resources will, and will cause each of its subsidiaries to:

•	afford to the Vulcan Merger Subsidiary and its authorized representatives, including advisors, consultants, lenders and financing sources, reasonable access during normal business hours upon reasonable prior notice to all of its premises, properties, contracts, commitments, data, books and records and personnel;

•	use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to the Vulcan Merger Subsidiary, in order that the Vulcan Merger Subsidiary may have an opportunity to make such investigation as it shall reasonably deem necessary of Plains Resources’ affairs, provided that Plains Resources does not reasonably object to the contact;

•	deliver to the Vulcan Merger Subsidiary all data and information in its possession regarding PAA, subject to a confidentiality agreement between PAA and the special committee of Plains Resources, and use reasonable efforts to obtain from PAA for delivery to the Vulcan Merger Subsidiary information regarding PAA that may be reasonably requested by the Vulcan Merger Subsidiary.

In addition, Plains Resources will, and will cause each of its subsidiaries to, furnish promptly to the Vulcan Merger Subsidiary:

•	a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and

•	all other information concerning its business, properties and personnel as the Vulcan Merger Subsidiary may reasonably request.

The Vulcan Merger Subsidiary will hold any such information in accordance with the provisions of the confidentiality agreement between Plains Resources and Vulcan Investment Management.

The merger agreement also provides that the Vulcan Merger Subsidiary and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, may enter into and upon all or any portion of the real property of Plains Resources in order to investigate and assess, as the Vulcan Merger Subsidiary reasonably deems necessary or appropriate, the environmental condition of the real property, assets or business of Plains Resources. Plains Resources and each of its subsidiaries will:

•	cooperate with the Vulcan Merger Subsidiary in conducting any non-intrusive environmental investigation,

•	allow the Vulcan Merger Subsidiary full access to Plains Resources’ business, real property and assets, together with full permission to conduct any non-intrusive investigation, and

•	provide to the Vulcan Merger Subsidiary all environmental tests and investigation results, reports or assessments conducted or prepared by or on behalf of Plains Resources, and all information relating to environmental matters regarding Plains Resources’ business, real property and assets.

Public Announcements. The parties have agreed to consult with one another regarding, and provide one another a meaningful opportunity to review and comment on, any press releases or other announcements regarding the merger, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

Further Action; Reasonable Efforts. Each party agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the merger agreement, including using reasonable efforts to:

•	satisfy the conditions precedent to the obligations of any of the parties to the merger agreement,

•	obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings, and

•	assist Vulcan Energy and the Vulcan Merger Subsidiary in obtaining the Financing, including Plains Resources’ agreement to, at the reasonable request of Vulcan Energy, call for prepayment or redemption, or prepay or redeem, or attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of Plains Resources; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms will actually be made or become effective (nor will Plains Resources be required to incur any liability in respect of any such prepayment or redemption or call for the indebtedness or renegotiation) prior to the effective time of the merger.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its terms and that the parties will be entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or equity.

Amendment

The merger agreement may be amended only by written agreement of the parties (with the consent of their respective board of directors) at any time prior to the effective time of the merger. After the merger agreement and the merger are approved and adopted by Plains Resources’ stockholders, no amendment may be made that changes (1) the merger consideration, (2) any term of the certificate of incorporation of the surviving corporation or (3) any terms or conditions of the merger agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Plains Resources.

Waiver

Prior to the effective time of the merger, any party to the merger agreement may (1) extend the time for the performance of any obligation or other acts required by the merger agreement, (2) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document, certificate or writing delivered pursuant to the merger agreement and (3) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing. The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

PLAINS RESOURCES SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Selected Historical Consolidated Financial Data

Plains Resources

The following selected financial information was derived from, and is qualified by reference to, our consolidated financial statements. As a result of the spin-off the historical results of the operations of PXP are reflected in our financial statements as “discontinued operations”. As a result of the reduction in our ownership interest in PAA in 2001, our ownership interest in PAA is accounted for using the equity method of accounting effective January 1, 2001. In prior periods, PAA is included on a consolidated basis. This selected financial data should be read in conjunction with the consolidated financial statements, including the notes thereto, and “Item 7.—Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Plains Resources Form 10-Q for the quarter ended September 30, 2003 and Form 10-K for the year ended December 31, 2002 incorporated by reference in this document.

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Amounts in thousands, except per share data)
Statement of Income Data:
Revenues
Oil sales to Plains All American Pipeline, L.P.	$16,541	$14,289	$19,275	$17,211	$17,213	$16,136	$16,353
Hedging	(307)	(423)	(613)	(1,181)	(6,570)	(3,658)	6,135
Marketing, transportation, storage and terminalling	—	—	—	—	6,425,644	10,796,998	3,454,635
Gain on sale of assets	—	—	—	—	48,188	16,457	—

	16,234	13,866	18,662	16,030	6,484,475	10,825,933	3,477,123

Costs and expenses
Production expenses	6,313	4,675	6,536	7,397	5,912	5,118	8,004
Oil transportation expenses	2,945	2,776	3,775	4,449	3,752	3,740	5,241
General and administrative	4,883	4,687	5,747	11,083	44,468	27,035	7,560
Marketing, transportation, storage and terminalling	—	—	—	—	6,292,615	10,689,308	3,416,274
Unauthorized trading losses and related expenses	—	—	—	—	7,963	166,440	7,100
Depreciation, depletion, amortization and accretion	3,693	3,269	4,139	4,816	28,362	23,669	17,119
Reduction in carrying cost of oil and gas properties	—	—	—	—	—	—	130,954

	17,834	15,407	20,197	27,745	6,383,072	10,915,310	3,592,252

Other income (expense)
Equity in earnings of Plains All American Pipeline, L.P.	14,864	14,060	18,807	18,540	—	—	—
Gains on Plains All American Pipeline, L.P. unit transactions and public offerings	15,227	14,512	14,512	170,157	—	9,787	60,815
Loss on debt extinguishment	(2,958)	(10,319)	(10,319)	—	(15,148)	(1,545)	—
Interest expense	(1,636)	(5,801)	(5,866)	(8,974)	(39,943)	(31,466)	(26,902)
Interest and other income (expense)	127	263	239	(312)	7,068	1,150	760

Income from continuing operations before income taxes and minority interest	24,024	11,174	15,838	167,696	53,380	(111,451)	(80,456)
Minority interest in Plains All American Pipeline, L.P.	—	—	—	—	(35,565)	40,911	(786)
Income tax (expense) benefit	(10,712)	(5,219)	(6,106)	(67,072)	(5,628)	26,104	37,930

	Nine Months Ended September 30,		Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Amounts in thousands, except per share data)
Income (loss) from continuing operations	13,312	5,955	9,732	100,624	12,187	(44,436)	(43,312)
Income (loss) from discontinued operations, net of tax	—	21,500	27,800	54,693	28,749	19,105	(19,034)
Cumulative effect of accounting changes, net of tax	933	—	—	(1,986)	(121)	—	—

Net income (loss)	14,245	27,455	37,532	153,331	40,815	(25,331)	(62,346)
Cumulative preferred dividends	(603)	(1,050)	(1,400)	(27,245)	(14,725)	(10,026)	(4,762)

Net income (loss) available to common stockholders	$13,642	$26,405	$36,132	$126,086	$26,090	$(35,357)	$(67,108)

Basic earnings (loss) per share
Continuing operations	$0.54	$0.21	$0.35	$3.48	$(0.14)	$(3.16)	$(2.86)
Discontinued operations	—	0.90	1.16	2.59	1.61	1.11	(1.13)
Change in accounting policy	0.04	—	—	(0.09)	(0.01)	—	—

	$0.58	$1.11	$1.51	$5.98	$1.46	$(2.05)	$(3.99)

Diluted earnings (loss) per share
Continuing operations	$0.53	$0.20	$0.34	$2.81	$(0.14)	$(3.16)	$(2.86)
Discontinued operations	—	0.88	1.14	2.01	1.54	1.11	(1.13)
Change in accounting policy	0.04	—	—	(0.07)	(0.01)	—	—

	$0.57	$1.08	$1.48	$4.75	$1.39	$(2.05)	$(3.99)

As of September 30, 2003 Historical
(Amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$1,368
Working capital	(20,225)
Total assets	164,534
Total debt	55,000
Stockholders equity	93,979

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Plains Resources’ common stock is listed on the New York Stock Exchange under the symbol “PLX.” The following table sets forth the high and low trading prices per share of Plains Resources common stock on The New York Stock Exchange:

	PLX Common Stock
	High			Low
2002
First Quarter		$24.99			$22.35
Second Quarter		27.75			24.60
Third Quarter		26.95			21.92
Fourth Quarter		25.88			11.85	(1)
2003
First Quarter		$12.70			$10.41
Second Quarter		14.50			10.90
Third Quarter		14.54			12.45
Fourth Quarter		16.10			12.55
2004
First Quarter	$	[	]	$	[	]
Second Quarter (through [ ], 2004)	$	[	]	$	[	]

(1)	In December 2002, Plains Resources completed the spin-off of Plains Exploration & Production Company, its wholly owned subsidiary engaged primarily in oil and gas exploration and production.

As of February 27, 2004, there were 23.8 million shares of Plains Resources common stock, par value $0.10 per share, outstanding with 933 owners of record.

The price of $16.75 per share to be paid in the merger represents an approximate 25% premium over the $13.44 per share closing price of Plains Resources common stock on November 20, 2003, the last full trading day prior to the public announcement of the original proposal by Vulcan Energy to purchase all of the outstanding shares of Plains Resources common stock that they did not already own and an approximate 27% premium over the weighted-average closing price of $13.22 per share of Plains Resources common stock over the 30-day period ending on the same date.

You should obtain current market price quotations for Plains Resources common stock in connection with the voting of your Plains Resources common stock.

Dividend Information. Since becoming a public company, Plains Resources has never paid a dividend on its shares of common stock. The merger agreement prohibits Plains Resources from declaring, setting aside or paying dividends or distributions until the effective date of the merger without the prior written consent of Vulcan Energy and the Vulcan Merger Subsidiary.

INFORMATION REGARDING COMMON STOCK TRANSACTIONS

Purchases By Plains Resources

Except as set forth below, Plains Resources has not purchased any shares of its common stock during the past two years.

Quarterly Period	Shares Purchased	Range of Prices Paid	Average Price Paid
First Quarter of 2003	142,700	$10.95 to $12.04	$11.56
Second Quarter of 2003	677,275	10.00 to 12.00	10.82
Third Quarter of 2003	3,967	13.60 to 13.60	13.60

Purchases by Vulcan Energy, the Vulcan Merger Subsidiary, Mr. Flores and Mr. Raymond

None of Vulcan Energy, the Vulcan Merger Subsidiary, Mr. Flores and Mr. Raymond has purchased any shares of Plains Resources common stock during the past two years.

Securities Transactions Within 60 Days

None of Plains Resources, any executive officer or director of Plains Resources, any pension, profit-sharing or similar plan of Plains Resources or any associate or majority owned subsidiary of Plains Resources has effected any transactions with respect to Plains Resources common stock during the past 60 days.

None of Vulcan Energy, the Vulcan Merger Subsidiary or any of their respective executive officers, directors, controlling persons, pension, profit-sharing or similar plans or any associate or majority owned subsidiary, has effected any transactions with respect to Plains Resources common stock during the past 60 days.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF PLAINS RESOURCES

The following table sets forth certain information as of the date of this proxy statement regarding our executive officers. All of our executive officers hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Position
James C. Flores	44	Chairman of the Board
John T. Raymond	33	President and Chief Executive Officer
Stephen A. Thorington	48	Executive Vice President and Chief Financial Officer
John F. Wombwell	42	Executive Vice President, General Counsel and Secretary
William M. Hitchcock	64	Director
D. Martin Phillips	50	Director
Robert V. Sinnott	54	Director
J. Taft Symonds	64	Director
William C. O’Malley	66	Director

James C. Flores, Chairman of the Board	Director since May 2001

Mr. Flores has been our Chairman of the Board since December 2002. He was our Chairman of the Board and Chief Executive Officer from May 2001 until December 2002. He was co-founder and Chairman from inception of Ocean Energy, Inc., an oil and gas company, and at various times President and Chief Executive Officer from 1992 until March 1999. In March 1999, Ocean Energy, Inc. was merged with Seagull Energy Corporation, where Mr. Flores served as Chairman of the Board of the new Ocean Energy, Inc. from March 1999 until January 2000, and as Vice Chairman from January 2000 until January 2001. From January 2001 to May 2001, Mr. Flores managed various private investments. Mr. Flores has also been Chairman of the Board, Chief Executive Officer and a director of Plains Exploration & Production Company, or PXP, an oil and gas company that we spun off in December 2002, since September 2002.

John T. Raymond, Chief Executive Officer	Officer since May 2001

Mr. Raymond has been our President and Chief Executive Officer since December 2002. He was our President and Chief Operating Officer from November 2001 to December 2002. Previously, he was our Executive Vice President and Chief Operating Officer from May 2001 to November 2001. In addition, Mr. Raymond served as Director of Corporate Development of Kinder Morgan, Inc. from January 2000 to May 2001, and as Vice President of Corporate Development of Ocean Energy, Inc. from April 1998 to January 2000. Mr. Raymond also served as Vice President of Howard Weil Labouisse Friedrichs, Inc. from 1992 to April 1998. In addition, Mr. Raymond is a director of Plains All American GP LLC. Mr. Raymond has also been President and Chief Operating Officer of PXP since September 2002.

Stephen A. Thorington, Executive Vice President and Chief Financial Officer	Officer since December 2002

Mr. Thorington is our Executive Vice President and Chief Financial Officer. Mr. Thorington served as our Acting Executive Vice President and Chief Financial Officer from December 2002 to February 2003 when he was appointed to his current position. Mr. Thorington has also been Executive Vice President and Chief Financial Officer of PXP since September 2002. Previously, he was Senior Vice President—Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice President—Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001. He also served as Vice President, Finance and Treasurer of Seagull Energy Corporation from May 1996 to March 1999.

John F. Wombwell, Executive Vice President, General Counsel, and Secretary	Officer since September 2003

Mr. Wombwell is our Executive Vice President, General Counsel and Secretary. He also has been Plains Exploration & Production’s Executive Vice President, General Counsel and Secretary since September 2003. He was previously with two New York Stock Exchange traded companies, serving as General Counsel of ExpressJet Holdings, Inc. from April 2002 until September 2003 and prior to joining ExpressJet, Mr. Wombwell was General Counsel of Integrated Electrical Services, Inc. from January 1998 to April 2002. Prior to that time, Mr. Wombwell was a partner at the national law firm of Andrews & Kurth L.L.P. with a practice focused on representing public companies with respect to corporate and securities matters.

William M. Hitchcock	Director since 1977

Mr. Hitchcock is a partner and has been president, since December 1996, of Pembroke Financial Partners LLC, an investment firm. In addition, he is Chief Executive Officer of Camelot Oil & Gas, a private oil and gas company. He is also a director of Maxx Petroleum, Ltd., an oil and gas company, Thoratec Corporation, a medical device company, and Luna Imaging, Inc., a digital imaging company. From 1992 to 1995, Mr. Hitchcock served as President of Plains Resources International Inc., which was formerly one of our wholly-owned subsidiaries. In addition, he was our Chairman of the Board from August 1981 to October 1992, except for the period from April 1987 to October 1987, when he served as our Vice Chairman.

D. Martin Phillips	Director since June 2001

Mr. Phillips has been a Managing Director and principal of EnCap Investments L.P., or EnCap, a funds management and investment banking firm that focuses exclusively on the oil and gas industry, since November 1989. From 1978 to when he joined EnCap, Mr. Phillips served as Senior Vice President in the Energy Banking Group of NCNB Texas National Bank in Dallas, Texas. From 1999 to June 2003, Mr. Phillips served as a director of 3TEC Energy Corporation. Mr. Phillips also currently serves as a director of seven privately held EnCap portfolio companies, and Small Steps Nurturing Center. He formerly served as president of the Houston Producers’ Forum.

Robert V. Sinnott	Director since 1994

Mr. Sinnott has been Senior Vice President of Kayne Anderson Investment Management, Inc., an investment management firm, since 1992. He is also a director of Glacier Water Services, Inc., a vended water company, and Plains All American GP LLC, the general partner of Plains AAP, L.P., which is in turn the general partner of PAA. Mr. Sinnott was Vice President and Senior Securities Officer of the Investment Banking Division of Citibank from 1986 to 1992.

J. Taft Symonds	Director since 1987

Mr. Symonds has been Chairman of the Board of Symonds Trust Co. Ltd., an investment firm, and Chairman of the Board of Maurice Pincoffs Company, Inc., an international marketing firm, since 1978. He is also Chairman of the Board of Tetra Technologies, Inc., an oilfield service company, and a director of Plains All American GP LLC.

William C. O’Malley	Director since April 2003

Mr. O’Malley is a director of and former Chairman of the Board of Tidewater Inc., a public offshore marine transportation, shipyard facilities and containerized shipping company since 1994. He was Tidewater Inc.’s Chief Executive Officer from 1994 to 2002 and served as its President from 1994 to 2001. Mr. O’Malley has been a director of Hibernia Corporation, the holding company for Hibernia National Bank, since 1995. He is also a director of BE&K Inc., an engineering and construction contractor. Mr. O’Malley is a certified public accountant and a former partner with Arthur Young, a predecessor accounting firm to Ernst & Young LLP.

CURRENT EXECUTIVE OFFICERS AND DIRECTORS OF VULCAN ENERGY

AND VULCAN MERGER SUBSIDIARY

The following persons are the executive officers and directors of Vulcan Energy and Vulcan Merger Subsidiary as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his resignation or removal. None of these persons nor Vulcan Energy or Vulcan Merger Subsidiary has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons nor Vulcan Energy or Vulcan Merger Subsidiary has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. The executive officers and directors of Vulcan Energy and Vulcan Energy Subsidiary are citizens of the United States and, except as otherwise indicated below, can be reached at 505 5th Avenue South, Suite 900, Seattle, WA 98104, and their telephone number is (206) 342-2000:

Name	Age	Position
Paul G. Allen	51	Chairman of the Board
Jo Allen Patton	46	President and Director
David N. Capobianco	34	Vice President and Director
Richard E. Leigh, Jr.	44	Vice President and Secretary
Nathaniel T. Brown	53	Vice President and Chief Financial Officer
Nathan Troutman	46	Vice President
Allen D. Israel	57	Assistant Secretary

The following are the names and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years, of each executive officer and member of the board of directors of Vulcan Energy and Vulcan Merger Subsidiary.

Paul G. Allen, Chairman of the Board	Director Since February 2004

Mr. Allen has been Chairman of the Board of Directors of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Mr. Allen has also been Chairman of the Board of Directors of Charter Communications, Inc. since July 1999, Chairman of the Board of Directors of Charter Investment (a predecessor to, and currently an affiliate of, Charter Communications, Inc.) since December 1998, and founder and Chairman at Vulcan Inc. (f/k/a Vulcan Northwest). Mr. Allen, co-founder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen’s investments include Vulcan Productions, Inc., the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in TechTV Inc., DreamWorks LLC, and Oxygen Media. Mr. Allen is the brother of Jody Patton.

Jody Patton, President	Director and Officer Since February 2004

Ms. Patton has been President of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Ms. Patton has also been President and CEO of Vulcan Inc. since June 2001. Previously Ms. Patton served as Vice-Chairperson of Vulcan Inc. (f/k/a Vulcan Northwest) from 1989 to June 2001. She is also co-founder of both Experience Science Fiction and Experience Music Project museums in Seattle and an executive director of the six Paul G. Allen Foundations. Ms. Patton is the sister of Paul G. Allen.

Richard Leigh, Vice President and Secretary	Officer Since February 2004

Mr. Leigh has been vice President and Secretary of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Mr. Leigh has also served as the vice president and general counsel of Vulcan Inc. since

[            ]. Previously, Mr. Leigh was vice president and general counsel for the Seattle Seahawks, a company affiliated with Vulcan Inc., from September 1997 to December 2000 and a corporate attorney with the Seattle law firm of Foster Pepper & Shefelman, PLLC, where he was a partner, from January 1995 to September 1997.

Nathaniel T. Brown, Vice President and Chief Financial Officer	Officer since February 2004

Mr. Brown has been Vice President and Chief Financial Officer of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Mr. Brown has also been the Chief Financial Officer for First & Goal Inc., an affiliate of Vulcan Inc., since January 1998. Prior to joining Vulcan, Mr. Brown was the Chief Financial Officer for Administrative Systems, Inc. from 1994 to December 1997.

David Capobianco, Vice President	Director and Officer since November 2003

Mr. Capobianco has been Vice President of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Mr. Capobianco served as Vulcan’s president and sole director from November 2003 to February 2004. Mr. Capobianco has also been a Director of Vulcan Capital, an affiliate of Vulcan Inc., since April 2003. Previously, he was a vice president with Greenhill Capital from July 2001 to April 2003 and a vice president of Harvest Partners from July 1995 to January 2001.

Nathan Troutman, Vice President	Officer since February 2004

Mr. Troutman has been Vice President of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Mr. Troutman has also overseen all investment activities for Vulcan Capital since January 2002. Previously, Mr. Troutman was managing director at Greenbridge Partners LLC from September 1999 to January 2002 and before joining Greenbridge Partners, he was a founding member of a private equity fund focusing on Mexico and Latin America, sponsored by Grupo Financiero Bancomer (a holding of the Garza Sada family of Monterrey), for which he worked from May 1994 until March 1999.

Allen D. Israel, Assistant Secretary	Officer Since February 2004

Mr. Israel has been assistant secretary of Vulcan Energy and Vulcan Merger Subsidiary since February 2004. Mr. Israel is also a senior partner of the regional law firm of Foster Pepper & Shefelman PLLC based in Seattle, where he has practiced for over 25 years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

OF PLAINS RESOURCES

The following table sets forth, as of February 27, 2004, the beneficial ownership of our outstanding common stock by:

•	each of our directors and nominees;

•	each named executive officer; and

•	all of our executive officers and director nominees as a group.

Unless otherwise indicated, the persons listed in the table below have sole voting and investment powers with respect to the shares of our common stock indicated, and each person’s address is 500 Dallas Street, Suite 700, Houston, Texas 77002.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
James C. Flores	1,176,953	(4)	4.92%
William M. Hitchcock	447,023		1.88%
William C. O’Malley	15,829		(3)
D. Martin Phillips (5)	0	(8)	(3)
John T. Raymond	306,155		1.27%
Robert V. Sinnott (6)	16,698		(3)
J. Taft Symonds	34,662	(7)	(3)
Stephen A. Thorington	61,033	(8)	(3)
Directors and Executive Officers as a group (8 persons)	2,058,473		8.50%

(1)	Includes both outstanding shares of our common stock and shares of our common stock such person has the right to acquire within 60 days after February 27, 2004 by exercise of outstanding stock options.
(2)	Based on 23,768,332 shares of our common stock outstanding as of February 19, 2004.
(3)	Less than 1%.
(4)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member.
(5)	Mr. Phillips is a Managing Director of EnCap, which is the general partner of EnCap Energy Capital Fund III, L.P. and EnCap Energy Capital Fund III-B, L.P., the investment manager of Energy Capital Investment Company PLC, and the manager of BOCP Energy Partners, L.P. Mr. Phillips disclaims beneficial ownership of the 1,174,219 shares beneficially owned by EnCap.
(6)	Mr. Sinnott is Senior Vice President of Kayne Anderson Investment Management, Inc., the general partner of Kayne Anderson Capital Advisors, L.P., or Kayne Anderson. Mr. Sinnott disclaims beneficial ownership of the 1,755,916 shares beneficially owned by Kayne Anderson.
(7)	These shares include 32,662 shares that are held by Symonds Trust Co. Ltd. Mr. Symonds also owns 10,000 unvested restricted stock units.
(8)	Includes 30,000 shares of unvested restricted stock over which Mr. Thorington exercises voting power and 20,000 restricted stock units.

The following table lists the persons who, to our knowledge, may be deemed to be beneficial owners, as of February 27, 2004, of more than 5% of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
Barclays Global Investors, N.A. 45 Fremont Street San Francisco, CA 94105	1,294,411	(2)	7.38%

Kayne Anderson Capital Advisors, L.P. and Richard A. Kayne 1800 Avenue of the Stars, Second Floor Los Angeles, CA 90067	1,755,916	(3)	8.02%

Merrill Lynch & Co. World Financial Center, North Tower 250 Vesey Street New York, NY 10381	1,338,969	(4)	5.63%

Pershing Square, L.P. 110 East 42nd Street New York, NY 10017	1,258,500	(5)	5.29%

(1)	Based on 23,768,332 shares of our common stock outstanding as of February 19, 2004.
(2)	Based on the Schedule 13G filed by Barclays Global Investors, N.A. with the SEC on February 17, 2004, Barclays has sole voting and investment power over 1,216,029 shares.
(3)	Based on Amendment No. 14 to Schedule 13D filed by Kayne Anderson and Richard A. Kayne with the SEC on February 27, 2004, Kayne Anderson and Mr. Kayne have shared voting and investment power over 1,665,300 shares held by investment partnerships and managed accounts and Mr. Kayne has sole voting and investment power over 90,616 shares.
(4)	Based on the Schedule 13G filed by Merrill Lynch & Co. with the SEC on January 27, 2004, Merrill Lynch has shared voting and investment power over 1,338,969 shares. Merrill Lynch advised that all such shares are owned by various clients of Merrill Lynch.
(5)	Based on the Schedule 13D filed by Pershing Squire, L.P. on February 23, 2004, Pershing Square, L.P. shares voting and dispositive power over the shares with Pershing Square GP, LLC, Leucadia National Corporation and William Ackman.

INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

Plains Resources Inc.

Plains Resources Inc., a Delaware corporation, is an independent energy company. We are principally engaged in the “midstream” activities of marketing, gathering, transporting, terminalling, and storage of oil through our equity ownership in Plains All American Pipeline, L.P., or PAA. PAA is a publicly traded master limited partnership actively engaged in the midstream energy markets. As of February 16, 2004 we owned 44% of the general partner of PAA and 12.4 million, or 21%, of the limited partner units of PAA, which represented approximately 22% aggregate ownership interest in PAA. We also participate in the “upstream” activities of acquiring, exploiting, developing, exploring for and producing oil through our wholly owned subsidiary, Calumet Florida L.L.C., which has producing properties in the Sunniland Trend in south Florida. Plains Resources’ common stock trades on the NYSE under the symbol “PLX”. Plains Resources’ principal address is 700 Milam Street, Suite 3100, Houston, Texas 77002, and its telephone number is (832) 239-6000.

Vulcan Energy Corporation

Vulcan Energy Corporation, a Delaware corporation, was formed to acquire Plains Resources and has not carried on any activities other than in connection with the merger. The principal business address and principal office address of Vulcan Energy is 505 5th Avenue South, Suite 900, Seattle, WA 98104, and its telephone number is (206) 342-2000. For a description of the current executive officers and managers of Vulcan Energy, see “Current Executive Officers and Managers of Vulcan Energy and the Vulcan Merger Subsidiary.”

Vulcan Merger Subsidiary

Prime Time Acquisition Corporation, a Delaware corporation, was formed for the purpose of completing the merger. We refer to this entity as the Vulcan Merger Subsidiary. The Vulcan Merger Subsidiary is wholly owned by Vulcan Energy. The principal executive office for the Vulcan Merger Subsidiary is 505 5th Avenue South, Suite 900, Seattle, WA 98104, and its telephone number is (206) 342-2000. For a description of the current executive officers and directors of the Vulcan Merger Subsidiary, see “Current Executive Officers and Directors of the Vulcan Merger Subsidiary and the Vulcan Merger Subsidiary.”

Criminal Proceedings and Injunctions or Prohibitions Involving Securities Laws

None of Plains Resources, Vulcan Energy, the Vulcan Merger Subsidiary, or their respective directors, officers or managers has been convicted in a criminal proceeding during the past five years (other than traffic violations or similar misdemeanors).

None of Vulcan Energy, the Vulcan Merger Subsidiary or their respective directors and officers has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person or entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Past Contacts, Transactions, Negotiations and Agreements

Other than as set forth in this proxy statement, during the past two years, none of Vulcan Energy, the Vulcan Merger Subsidiary or the Management Stockholders has been involved in a transaction with Plains Resources in which the aggregate value of the transaction exceeded more than 1.0% of Plains Resources’ consolidated revenues during the fiscal year when the transaction occurred. Except as described more fully under “Special Factors—Background of the Merger,” there have not been any negotiations, transactions or material contacts during the past two years between Plains Resources or any of its subsidiaries, on the one hand, and Vulcan Energy, the Vulcan Merger Subsidiary or the Management Stockholders, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Plains Resources’ securities, election of Plains Resources’ directors or sale or other transfer of a material amount of Plains Resources’ assets.

Spin-Off of Plains Exploration & Production Company. On December 18, 2002, Plains Resources distributed 100% of the issued and outstanding common stock of its wholly owned subsidiary Plains Exploration & Production Company, or PXP, to the holders of Plains Resources’ common stock. Each Plains Resources stockholder received one share of PXP common stock for each share of Plains Resources common stock held. In this document we refer to this transaction as the “spin-off.” This spin-off was completed to, among other things, enable Plains Resources and PXP to obtain significant cost savings through access to capital to fund operations, capital expenditures, acquisitions and other business needs at a reduced borrowing cost. In contemplation of the spin-off, on July 3, 2002 Plains Resources contributed to PXP all of its oil and gas properties offshore California and in Illinois.

To effect the spin-off, Plains Resources entered into the following agreements with PXP:

•	Master Separation Agreement. The master separation agreement provides for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provides for, among other things, the separation; cross-indemnification provisions; allocation of fees related to these transactions between Plains Resources and PXP; other provisions governing Plains Resources’ relationship with PXP, including mandatory dispute arbitration, sharing information, confidentiality and other covenants; a noncompetition provision; and Plains Resources entering into the ancillary agreements discussed below with PXP.

•	Employee Matters Agreement. The employee matters agreement provided that the employees who worked for PXP after the spin-off were transferred to PXP immediately before the spin-off. This agreement does not address the treatment of Messrs. Flores and Raymond, except with respect to the treatment of their existing options to acquire Plains Resources common stock. Under this agreement, all outstanding options to acquire Plains Resources common stock at the time of the spin-off were “split” into (1) an equal number of options to acquire Plains Resources common stock and (2) an equal number of stock appreciation rights, or SARs, with respect to PXP’s common stock. The exercise price for the original Plains Resources stock options was also split between the new Plains Resources stock options and the SARs. Also, unless otherwise provided for in the agreement governing the restricted stock award, at the time of the spin-off all restricted stock awards for Plains Resources common stock were split into (1) restricted stock awards for an equal number of shares of Plains Resources common stock and (2) restricted stock awards for an equal number of shares of PXP’s common stock. Under this agreement (1) PXP established a nonqualified deferred compensation plan for certain executive officers and, to the extent that any of the executives are participants in the Plains Resources deferred compensation plan, the related assets and liabilities under the Plains Resources plan were transferred to PXP’s plan, (2) Plains Resources transferred its 401(k) plan and welfare benefit plans to PXP and formed a similar 401(k) plan and similar welfare benefit plans, and (3) PXP established plans that mirror the fringe benefits and company policies of Plains Resources.

•

Tax Allocation Agreement. The tax allocation agreement provides that, until the spin-off, PXP continued to be included in Plains Resources’ consolidated federal income tax group, and PXP’s federal income tax liability was included in the consolidated federal income tax liability of Plains Resources. The agreement also sets forth the manner in which the amount of taxes that PXP pays or receives with respect to consolidated or combined returns of Plains Resources in which PXP is included is to be determined. In addition, to the extent Plains Resources’ net operating losses are used in the consolidated return to offset PXP taxable income from operations during the period January 1, 2002 through the spin-off, PXP will reimburse Plains Resources for the reduction in PXP’s federal income tax liability resulting from the utilization of such net operating losses, up to $3 million. PXP will indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions or failures to take action by PXP. In addition, during the three years after the spin-off, PXP will not engage in transactions that could adversely affect the tax treatment of the spin-off unless PXP obtains a supplemental tax ruling from the IRS or a tax opinion that the transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure PXP would be able to comply with its obligation under this agreement.

•	Plains Exploration & Production Transition Services Agreement. The PXP transition services agreement provided that Plains Resources would provide PXP the following services, on an interim basis: management services, including managing PXP’s operations, evaluating investment opportunities for us, overseeing PXP’s upstream activities, and staffing; tax services; accounting services; payroll services; insurance services; employee benefits services; limited services for legal matters; and financial services. Through December 31, 2003 Plains Resources charged PXP $10.9 million to reimburse it for its costs of providing such services. Plains Resources will provide these services until June 16, 2004 unless Plains Resources and PXP decide to terminate the agreement earlier.

•	Plains Resources Transition Services Agreement. Under the Plains Resources transition services agreement, PXP will provide Plains Resources the following services on an interim basis: tax services; accounting services; payroll services; employee benefits services; limited services for legal matters; and financial services. PXP will charge Plains Resources on a monthly basis PXP’s costs of providing such services. In addition, PXP and Plains Resources may identify additional services that PXP will provide to Plains Resources. This agreement expires on June 8, 2004 unless Plains Resources and PXP decide to terminate the agreement earlier or to extend the term.

•	Technical Services Agreement. The technical services agreement provides that PXP will provide Calumet Florida L.L.C. certain engineering and technical support services required to support operation and maintenance of the oil and gas properties owned by Calumet, including geological, geophysical, surveying, drilling and operations services, environmental and other governmental or regulatory compliance related to oil and gas activities and other oil and gas engineering services as requested, and accounting services. Plains Resources will reimburse PXP for PXP’s costs to provide these services. In addition, Plains Resources and PXP may identify additional services that PXP will provide to Plains Resources. PXP will provide the services until (1) Calumet is no longer a subsidiary of Plains Resources, (2) Calumet transfers substantially all of its assets to a person that is not a subsidiary of Plains Resources, (3) July 3, 2005 or (4) when all the services are terminated as provided in the agreement. Plains Resources may terminate the agreement as to some or all of the services at any time by giving PXP 90 days’ written notice.

For the nine months ended September 30, 2003, PXP billed Plains Resources $0.4 million for services provided to Plains Resources under the Transition Services Agreement and the Technical Services Agreement and Plains Resources billed PXP $0.1 million for services Plains Resources provided under the spin-off agreements.

James C. Flores. Mr. Flores currently serves as our Chairman of the Board pursuant to an employment agreement dated September 19, 2002, as amended. Under that agreement, if his employment is terminated by Plains Resources without Cause (as defined in his new agreement), by Mr. Flores’ death or disability, or by Mr. Flores for Good Reason (as defined in his new agreement), Plains Resources will also pay Mr. Flores $2.5 million. Upon such termination, all then-outstanding stock-based awards Mr. Flores holds will become immediately exercisable and payable in full, with any performance goals associated with the employment agreement being deemed to have been achieved at the maximum levels. Mr. Flores’ 1.0 million share award under his Original Agreement would become immediately vested and he would be granted a number of shares to be determined by dividing the amount equal to the aggregate unpaid annual installments divided by the fair market value of a share on the date of termination. However, if the share price is less than $13.31 (as adjusted for the spin off) on the termination date, payment will be made in cash. Mr. Flores and his dependents will be entitled to continued health insurance benefits for three years made “whole” on a net after-tax basis.

To the extent triggered by the merger of Plains Resources and the Vulcan Merger Subsidiary, Mr. Flores has waived any right to the $2.5 million payment described above.

Under Mr. Flores’ employment agreement, if benefits to which Mr. Flores becomes entitled in connection with a change in control are considered “excess parachute payments” under Section 280G of the Code, then Plains Resources will pay Mr. Flores an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

John T. Raymond. Mr. Raymond currently serves as our Chief Executive Officer and President pursuant to an employment agreement dated September 19, 2002, as amended. Under that agreement, if his employment is terminated by Plains Resources without Cause (as defined in his new agreement), by Mr. Raymond’s death or disability, or by Mr. Raymond for Good Reason (as defined in his new agreement), Plains Resources will also pay Mr. Raymond $2.5 million. Upon such termination, all then-outstanding stock-based awards Mr. Raymond holds will become immediately exercisable and payable in full, with any performance goals associated with the employment agreement being deemed to have been achieved at the maximum levels. Mr. Raymond and his dependents will be entitled to continued health insurance benefits for three years made “whole” on a net after-tax basis.

Under Mr. Raymond’s employment agreement, if benefits to which Mr. Raymond becomes entitled in connection with a change in control are considered “excess parachute payments” under Section 280G of the Code, then Plains Resources will pay Mr. Raymond an amount equal to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

To the extent triggered by the merger of Plains Resources and the Vulcan Merger Subsidiary, Mr. Raymond has waived any right to the $2.5 million payment described above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Governance of PAA

We, along with Sable Investments, L.P. (which is owned by Mr. Flores, our Chairman, and Mr. Raymond, our President and Chief Executive Officer), Kafu Holdings, L.P. (which is controlled by Kayne Anderson Capital Advisors, L.P., which beneficially owned 7.4% of our outstanding common stock as of February 27, 2004 and which is controlled by Kayne Anderson Investment Management, Inc., of which Mr. Sinnott, one of our directors, is Senior Vice President), and E-Holdings III, L.P. (which is controlled by EnCap Investments L.L.C., which beneficially owned 4.9% of our outstanding common stock as of February 27 and of which Mr. Phillips, one of our directors, is a managing director and principal) are parties to a limited liability company agreement of Plains All American GP LLC, which is the general partner of Plains AAP, L.P., and a limited partnership agreement of Plains AAP, L.P., which is the general partner of PAA. These agreements govern the ongoing management of PAA.

In addition, the general partner of PAA is owned as follows:

Plains Resources	44.0%
Sable Investments, L.P.	20.0%
Kafu Holdings, L.P.	16.418%
E-Holdings, L.P.	9.0%
Others	10.582%

100.0%

Also, each of we, Sable Investments, Kafu Holdings, and E-Holdings may appoint one member of the Plains All American GP LLC board of directors. Sable Investments, L.P., or Sable, has entered into a voting agreement with Plains Resources under which Sable has agreed to use its right to appoint a member of the board of directors of Plains All American GP LLC to appoint a person designated by Plains Resources. This agreement will terminate on 30 days notice by Sable or Plains Resources.

Value Assurance Agreements

We entered into a value assurance agreement with each of Sable Investments, Kafu Holdings and E-Holdings with respect to the subordinated units they acquired from us in our June 2001 strategic restructuring. The value assurance agreements require us to pay to them an amount per fiscal year, payable on a quarterly basis, equal to the difference between $1.85 per unit and the actual amount PAA distributes during that period. The value assurance agreements expired on February 13, 2004, when the subordinated units converted to common units.

Our Relationship with PAA

We have ongoing relationships with PAA, including:

•	a marketing agreement that provides that PAA will purchase all of our equity crude oil production at market prices for a fee of $.20 per barrel. In 2002, PAA paid us $22.7 million for such equity production and we paid PAA $0.2 million in marketing fees. For the nine months ended September 30, 2003, sales of oil to PAA under the agreement totaled $19.5 million, and Plains Resources paid PAA $0.1 million in marketing fees; and

•	a separation agreement whereby, among other things, (1) we agreed to indemnify PAA, its general partner, and its subsidiaries against (a) any claims related to the upstream business, whenever arising, and (b) any claims related to federal or state securities laws or the regulations of any self-regulatory authority, or other similar claims, resulting from alleged acts or omissions by us, our subsidiaries, PAA, or PAA’s subsidiaries occurring on or before June 8, 2001, and (2) PAA agreed to indemnify us and our subsidiaries against any claims related to the midstream business, whenever arising.

We are currently negotiating a new marketing agreement with PAA to, among other things, add a definitive term to the agreement and provide that PAA will use its reasonably best efforts to obtain the best price for our crude production. There can be no assurance, however, that we will enter into a new marketing agreement with PAA.

Gulf Coast

We from time to time charter private jets from Gulf Coast Aviation Inc., or Gulf Coast, which is not affiliated with us or our employees. On occasion, the airplane that Gulf Coast charters for our trips is owned by Mr. Flores. In 2002, we paid approximately $425,000 to Gulf Coast in connection with airplane chartering services Gulf Coast provided to us using Mr. Flores’ airplanes. In the nine months ended September 30, 2003, Plains Resources paid Gulf Coast $10,000 for aircraft chartering services. The charters are arranged through arms-length dealings with Gulf Coast and the rates are market-based.

MISCELLANEOUS OTHER INFORMATION

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of Plains Resources’ stockholders. If the merger is not completed, Plains Resources’ stockholders will continue to be entitled to attend and participate in Plains Resources’ stockholder meetings. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements, and other documents with the SEC under the Exchange Act. Our SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at:

450 FIFTH STREET, NW

WASHINGTON, DC 20549

You may also obtain copies of this information by mail from the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, including Plains Resources, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Plains Resources at the offices of the NYSE.

Plains Resources, Vulcan Energy, the Vulcan Merger Subsidiary, Messrs. Flores and Raymond have filed with the SEC a Rule l3e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. The information contained in this proxy statement and information that we file with the SEC in the future and incorporate by reference in this proxy statement automatically updates and supersedes previously filed information. Such updated and superseded information shall not, except as so modified or superseded, constitute a part of this proxy statement.

We incorporate by reference into this proxy statement each document we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the special meeting. We also incorporate by reference into this proxy statement the following documents that we filed with the SEC (File No. 000-27817) under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2002;

•	our proxy statement for the Annual Meeting of Stockholders on May 15, 2003;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	our current reports on Form 8-K, filed on May 2, 2003, August 12, 2003, November 12, 2003, November 21, 2003, December 5, 2003, January 23, 2004 and February 20, 2004.

All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting will be deemed to be incorporated by reference in this proxy statement and to be a part of the proxy statement from the date of filing of those documents.

You should rely only on the information contained in this proxy statement, or to which Plains Resources has referred you, to vote your shares at the special meeting. Plains Resources has not authorized anyone to provide you with information that is different. This proxy statement is dated [            ], 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in such jurisdiction.

Documents incorporated by reference in this proxy statement are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit in this proxy statement). You may obtain documents incorporated by reference by requesting them in writing or by telephone as follows:

PLAINS RESOURCES INC.

700 MILAM STREET, SUITE 3100

HOUSTON, TEXAS 77002

ATTENTION: INVESTOR RELATIONS

TELEPHONE: (832) 239-6000

If you would like to request documents from us, please do so by [            ], 2004 in order to ensure timely receipt before the special meeting. You should be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

By Order of The Board of Directors,

John F. Wombwell

Executive Vice President, General Counsel and Secretary

[            ], 2004

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

VULCAN ENERGY CORPORATION

PRIME TIME ACQUISITION CORPORATION

and

PLAINS RESOURCES INC.

dated as of

February 19, 2004

TABLE OF DEFINED TERMS

Acceptable Confidentiality Agreement	41
Acquisition Agreement	42
Acquisition Proposal	43
Adverse Recommendation Change	42
Advisers Act	34
affiliates	60
Assets	26
Balance Sheet	13
beneficial ownership	60
Board	1
Business Day	60
Bylaws	2
Calumet Florida	61
Capital Budget	38
Certificate of Incorporation	2
Certificate of Merger	2
Certificates	4
Claim	49
Closing	2
Closing Date	2
Code	61
Commitment Letters	37
Company	1
Company Common Stock	3
Company Disclosure Letter	8
Company SEC Documents	11
Confidentiality Agreement	45
Derivative Transaction	31
Dissenting Shares	7
E&P Company	61
Effective Time	2
Employment and Withholding Taxes	23
Environmental Claim	25
Environmental Laws	26
ERISA	15
ERISA Affiliate	15
ERISA Plans	15
Exchange Act	11
Expenses	61
Financing	61
Flores	61
GAAP	12
Governmental Entity	10
Hazardous Substance	26
Hydrocarbons	33
Indemnified Parties	49
Intellectual Property	19
Investigation	45
Investment Company Act	33
Laws	10

Leased Real Property	28
Leases	28
Liens	61
Litigation	61
LP	61
LP Agreement	61
LP Interest	27
made available	60
Management Stockholders	61
Material Adverse Effect	61
Material Contract	20
Merger	1
Merger Consideration	3
Midstream Business	62
MLP	62
MLP Agreement	62
MLP Companies	62
MLP Units	27
MLPGP	62
MLPGP Agreement	62
MLPGP Interest	27
Notice of Superior Proposal	42
Oil and Gas Interests	62
Owned Real Property	28
Parent	1
Partnership Agreements	21
Partnership Interests	27
Paying Agent	4
Permits	18
Permitted Liens	62
Person	63
Plans	15
Preferred Stock	8
Proxy Statement	47
Purchaser	1
Purchaser Common Stock	3
Purchaser Disclosure Letter	36
Raymond	63
Real Property	29
Release	26
Required Vote	34
Reserve Report	33
Restricted Units	8
Return	23
Rule	51
Schedule 13E-3	47
SEC	11
SEC Order	34
Secretary of State	2
Securities Act	11
Shares	3
SPD	15

Special Committee	1
Special Meeting	48
Spin-Off	63
Stock Option	63
Stock Option Plans	5
Subscription Agreement	63
Subsidiary	63
Superior Proposal	43
Surviving Corporation	1
Tax	23
Technology	19
Termination Fee	57
WARN Act	30

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 19, 2004, by and among Plains Resources Inc., a Delaware corporation (the “Company”), Vulcan Energy Corporation, a Delaware corporation (“Parent”) and Prime Time Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (the “Purchaser”).

WHEREAS, the Board of Directors of the Company (the “Board”), based on the unanimous recommendation of a special committee (the “Special Committee”) of the Board formed for the purpose of representing the Company in connection with the transactions contemplated hereby, and the Boards of Directors of Parent and the Purchaser have each approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the merger of the Company and the Purchaser upon the terms and subject to the conditions set forth herein; and

WHEREAS, in furtherance of the Merger, the Boards of Directors of Parent, the Purchaser and the Company have each approved this Agreement and the merger of the Purchaser with and into the Company in accordance with the terms of this Agreement and the DGCL.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger.

Upon the terms and subject to conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company (the “Merger”). Upon the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”). The Merger shall have the effect as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and the Purchaser shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

1.2    Effective Time.

Subject to the provisions of this Agreement, on or as promptly as practicable following the Closing Date, the Purchaser and the Company will cause an appropriate Certificate of Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware (the “Secretary of State”) in such form and executed as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such other time as is agreed upon by the parties hereto and specified in the Certificate of Merger, and such time is hereinafter referred to as the “Effective Time.”

1.3    Closing.

Unless this Agreement shall have been terminated and the transactions contemplated herein abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Houston time, on a date to be specified by the parties hereto, which shall be no later than the third Business Day after satisfaction or waiver (by the party entitled to waive the condition) of all of the conditions set forth in Article VI (except for those conditions that can by their nature be satisfied only at the time of the Closing) (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 1600 Smith Street, Suite 4400, Houston, Texas 77002, unless another date and/or place is agreed to in writing by the parties hereto.

1.4    Certificate of Incorporation; Bylaws.

Pursuant to the Merger, (a) the Certificate of Incorporation of the Company shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by applicable Law, and (b) the Bylaws of the Company shall be amended at the Effective Time to be in the form of Exhibit B and, as so amended, such Bylaws shall be the Bylaws of the Surviving Corporation (the “Bylaws”) until thereafter changed or amended as provided therein or by applicable Law.

1.5    Directors and Officers of the Surviving Corporation.

(a) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws. Immediately prior to the Closing, the Company shall deliver to Parent the notices of resignation of each of the then-current members of the Board, other than Flores, and each such resignation shall be effective as of the Effective Time.

(b) The officers of the Purchaser immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES

2.1    Conversion of Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $0.l0 per share, of the Company (referred to herein as “Shares” or “Company Common Stock”) or the common stock, par value $0.01 per share, of the Purchaser (the “Purchaser Common Stock”):

(a) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares covered by Section 2.4) shall be converted into the right to receive $16.75 per share in cash, payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate in accordance with Section 2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by Law; provided that, with respect to any such payment to be made to any Person, the Purchaser shall withhold from such payment an amount equal to 10% thereof and pay over such amount to the Internal Revenue Service if such Person (i) has, at any time during the shorter of the periods described in section 897(c)(1)(A)(ii) of the Code and the Treasury Regulations thereunder, beneficially owned more than five percent, taking into account the constructive ownership rules described in section 897(c)(6)(C) of the Code and the Treasury Regulations thereunder, of the fair market value of any class of stock of the Company, and (ii) has not, prior to the time for making such payment, delivered to the Purchaser a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that such Person is not a foreign Person within the meaning of the Code and applicable Treasury Regulations. With respect to the foregoing sentence, the Purchaser shall not be deemed to be in default of any of its obligations under this Agreement by virtue of having withheld such amount and the amount so withheld shall be deemed to have been paid to such Person for all purposes under this Agreement.

(b) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(c) All shares of Company Common Stock that are held by the Company or any of its Subsidiaries as treasury stock and any shares of Company Common Stock owned by Parent or the Purchaser shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

2.2    Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall designate the Company’s registrar and transfer agent or such other bank or trust company reasonably acceptable to the Company as may be selected by Parent, to act as paying agent for the holders of Shares in connection with the Merger (the “Paying Agent”), to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). Immediately prior to the Effective Time, Parent and the Purchaser will cause to be deposited in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1(a) with respect to shares of Company Common Stock.

(b) At the Effective Time, the Surviving Corporation will instruct the Paying Agent to promptly, and in any event not later than 5 Business Days following the Effective Time, mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid to the Paying Agent in advance any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent, the Purchaser or any of their respective Subsidiaries or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2. No interest or dividends shall be paid or will accrue on any Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as the Surviving Corporation may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II, subject to Section 262 of the DGCL.

(e) If any cash deposited with the Paying Agent for purposes of payment in exchange for Shares remains unclaimed for six months after the Effective Time, such cash, together with all interest and earnings thereon shall be returned to the Surviving Corporation, upon demand, and any such holder who has not theretofore complied with this Article II prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property, escheat or similar Laws.

(f) Any portion of the Merger Consideration, together with all interest and earnings thereon, made available to the Paying Agent to pay for Shares for which dissenter’s rights have been perfected shall be returned to the Surviving Corporation upon demand.

2.3    Company Option Plans.

(a) Immediately prior to the Effective Time, each share of restricted Common Stock, Stock Option and each Restricted Unit held by or issued or granted to any current or former employee, consultant or director that is outstanding immediately prior to the consummation of the Merger, other than the Stock Options and Restricted Units held by Flores and Raymond, whether granted under the 1992 Stock Incentive Plan, the 1996 Stock Incentive Plan or the 2001 Stock Incentive Plan, each as amended (collectively, the “Stock Option Plans”), or otherwise, shall, in accordance with its terms, become fully vested and/or exercisable. The Company shall use reasonable efforts to cause, immediately prior to the Effective Time, each then outstanding Stock Option, other than those Stock Options held by Flores or Raymond, to be cancelled in exchange for an amount in cash (less any applicable withholding), payable at the Effective Time, equal to the product of (i) the number of unexercised shares of Company Common Stock subject to such Stock Option and (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option. The Company shall use reasonable efforts to cause, immediately prior to the Effective Time, each then outstanding Restricted Unit, other than those Restricted Units held by Flores or Raymond, to be cancelled in exchange for an amount in cash (less any applicable withholding), payable at the Effective Time, equal to the Merger Consideration. From and after the Effective Time, each then outstanding share of restricted Common Stock, Stock Option and Restricted Unit, other than any share of restricted Common Stock, Stock Option or Restricted Unit held by Flores or Raymond, shall, upon exercise, surrender or payment thereof, as the case may be, be entitled to receive only a cash payment in accordance with its terms. As of the Effective Time, (i) with respect to the Stock Options held by Flores or Raymond, such Stock Options shall be cancelled without payment of any consideration in respect thereof to Flores or Raymond and (ii) with respect to the Restricted Units held by Flores or Raymond immediately prior to the consummation of the Merger, such Restricted Units shall be delivered to Parent as contemplated in the Subscription Agreement. Except as provided in Section 2.3(a) of the Company Disclosure Letter, prior to the consummation of the Merger, the Company, the Board and each relevant committee of the Board shall (i) obtain the written consent of the holder of each Stock Option, including the consent of Flores or Raymond, to the cancellation and payment of the Stock Options in accordance with this Section 2.3, (ii) make any amendments to the Stock Option Plans or the stock option agreements and restricted stock unit agreements thereunder that may be necessary or desirable to implement the foregoing, and (iii) adopt a resolution in the form and substance set forth in Section 2.3(a) of the Company Disclosure Letter with respect to each Stock Option Plan and stock option agreement.

(b) All Stock Option Plans shall terminate as of the Effective Time and the provisions in any Stock Option Plan or any other plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective

Time, and the Company shall ensure that following the Effective Time no holder of a Stock Option or any participant in any Stock Option Plan or any other plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any interest in respect of any capital stock of the Company or the Surviving Corporation.

(c) Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) to or acquisitions of equity securities of Parent or the Purchaser (including derivative securities with respect to equity securities of Parent or the Purchaser) resulting from the transactions contemplated by this Agreement by each officer or director of Parent or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of Parent or the Company.

2.4    Dissenter’s Rights.

Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Shares in the Merger (“Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, as provided in Section 2.1(a), unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands, and the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demand for payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and the Purchaser as follows:

3.1    Organization.

(a) Each of the Company and each of its Subsidiaries is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required.

(c) The Company has previously delivered to Parent a complete and correct copy of each of its certificate of incorporation and bylaws in each case as amended (if so amended) to the date of this Agreement, and has delivered the certificate of incorporation, bylaws or other organizational documents of each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar governing documents.

(d) Section 3.1(d) of the disclosure letter delivered by the Company to Parent on or prior to the date of this Agreement (the “Company Disclosure Letter”) sets forth a true and correct list of all of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization. Other than as set forth in Section 3.1(d) of the Company Disclosure Letter, the respective certificates or articles of incorporation and bylaws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

3.2    Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). As of the date of this Agreement, (i) 28,446,204 shares of Company Common Stock are issued and outstanding, (ii) 4,677,872 shares of Company Common Stock are issued and held in the treasury of the Company, (iii) there are no shares of Preferred Stock issued and outstanding or held in treasury, (iv) 136,500 restricted stock units (the “Restricted Units”) are issued and outstanding, and (v) 3,810,785 shares of Company Common Stock are reserved for issuance upon exercise of previously issued Stock Options under the Option Plans. No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding. All issued and outstanding shares of the Company’s capital stock are, and all shares that may be issued or granted pursuant to the exercise of Stock Options or upon the vesting of the Restricted Units will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The aggregate amount of net cash expected to be necessary for Parent, the Purchaser and/or the Company (without regard to any cash available at the Company or any of its Subsidiaries) to pay (i) the Merger Consideration to each holder of shares of Common Stock (other than Flores and Raymond) and (ii) the required cash consideration in respect of the Stock Options and Restricted Units (other than Stock Options and Restricted Units held by Flores or Raymond) in accordance with their terms, will not exceed $385,661,498. The information set forth in Section 3.2(a)-1 of the Company Disclosure Letter is true, complete and correct. Except as set forth in the second sentence of this Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Letter, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. At the Effective Time, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character by which the Company or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Letter (i) all of the issued and outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company’s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, other than such restrictions as may exist under applicable statute and all such shares or other ownership interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

(c) Except as set forth in Section 3.2(c) of the Company Disclosure Letter, no indebtedness of the Company or any of its Subsidiaries contains any restriction upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

3.3    Authorization; Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 5.5, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board (including the unanimous approval of the Special Committee). The Board has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for approval and adoption at a meeting of such stockholders and, except for the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) The Board has adopted such resolutions as are necessary so that the provisions of Section 203 of the DGCL are inapplicable to the Merger or any of the other transactions contemplated by this Agreement. Except for Section 203 of the DGCL (which has been rendered inapplicable), no “moratorium,” “control share,” “fair price” or other antitakeover laws are applicable to the Merger or any of the other transactions contemplated by this Agreement.

3.4    No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will (i) violate any provision of the certificate of incorporation or the bylaws of the Company, the Partnership Agreements or the certificate of incorporation, bylaws or similar governing documents of any of the Company’s Subsidiaries, (ii) except as set forth in Section 3.4(a) of the Company Disclosure Letter, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, “Laws”) applicable to the Company, any of its Subsidiaries or any of their respective properties or assets; except in the case of clause (ii) for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate would not have or result in a Material Adverse Effect on the Company.

(b) Except as disclosed in Section 3.4(b) of the Company Disclosure Letter, no material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, arbitral, legislative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger or any other transactions contemplated hereby, except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Schedule 13E-3 and the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and (ii) the filing of the Certificate of Merger with the Secretary of State.

3.5    SEC Reports and Financial Statements.

(a) The Company has timely filed with the SEC all forms and documents required to be filed by it since January 1, 2000 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K for the years ended December 31, 2000, December 31, 2001 and December 31, 2002, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2003, (iii) all proxy statements relating to meetings of stockholders of the Company since January 1, 2000 (in the form mailed to stockholders) and (iv) all other forms, reports and registration statements required to be filed by the Company with the SEC since January 1, 2000. The documents described in clauses (i)-(iv) above, as amended (whether filed before, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Company SEC Documents.” As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b) The December 31, 2002 consolidated balance sheet of the Company and the related consolidated statements of income, comprehensive income changes in stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, and the unaudited consolidated balance sheets of the Company and its Subsidiaries (including the related notes, where applicable) as of September 30, 2002 and September 30, 2003 and the related (i) unaudited consolidated statements of income and comprehensive income for the three and nine-month periods then ended and (ii) unaudited consolidated statements of cash flows and changes in stockholders’ equity for the nine-month periods then ended (in each case including the related notes, where applicable), as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 filed with the SEC under the Exchange Act, fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects in accordance with GAAP, the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the

Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.6    Absence of Certain Changes.

(a) Except as disclosed in Section 3.6(a) of the Company Disclosure Letter, since December 31, 2002, (i) the Company and its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company, and (iii) except as disclosed in any Annual Report on Form 10-K, Current Report on Form 8-K or Quarterly Report on Form 10-Q filed by the Company with the SEC after December 31, 2002 and prior to the date of this Agreement (to the extent the disclosure in such Company SEC Documents is clearly and directly responsive to the matters set forth in this Section 3.6(a)(iii)) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would constitute a violation of Section 5.1 (other than clause (a) thereof).

(b) Except as set forth in Section 3.6(b) of the Company Disclosure Letter or disclosed in any Annual Report on Form 10-K, Current Report on Form 8-K or Quarterly Report on Form 10-Q filed by the Company with the SEC after December 31, 2002 and prior to the date of this Agreement (to the extent the disclosure in such Company SEC Documents is clearly and directly responsive to the matters set forth in this Section 3.6(b)), since December 31, 2002, neither the Company nor any of its Subsidiaries has (i) increased or agreed to increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2002 (which amounts have been previously disclosed to Parent), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, entered into or made any loans to any of its officers, directors, employees, affiliates, agents or consultants or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to an employee benefit plan or otherwise, or granted, issued, accelerated, paid, accrued or agreed to pay or make any accrual or arrangement for payment of salary or other payments or benefits pursuant to, or adopt or amend, any new or existing Plan (except, in the case of non-officer employees, for increases in the ordinary course of business consistent with past practices), (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of the Company’s capital stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock, except for issuances of Company Common Stock upon the exercise of Company Stock Options, in each case awarded prior to the date of this Agreement in accordance with their present terms, (iv) changed, or has knowledge of any reason that would have required or would require changing, any accounting methods (or underlying assumptions), principles or practices of the Company or its Subsidiaries, including any reserving, renewal or residual method, practice or policy, (v) made any tax election or settled or compromised any income tax liability, (vi) made any change in the policies and procedures of the Company or its Subsidiaries in connection with trading activities, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities, (x) sold, leased, exchanged, transferred or otherwise disposed of any of its Assets other than in the ordinary course consistent with past practices, (xi) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Assets, including writing down the value of any Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, or (xii) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.7    Absence of Undisclosed Liabilities.

Except (a) as and to the extent reflected or reserved against in the balance sheet dated as of December 31, 2002 included in the Company’s Annual Report on Form 10-K for the term ended December 31, 2002 (the “Balance Sheet”) or in the notes thereto, or (b) as and to the extent disclosed in Section 3.7 of the Company

Disclosure Letter, neither the Company nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) that would be material to the Company and its Subsidiaries taken as a whole. Except as set forth in the Balance Sheet or disclosed in any Annual Report on Form 10-K, Current Report on Form 8-K or Quarterly Report on Form 10-Q filed by the Company with the SEC after December 31, 2002 and prior to the date of this Agreement (to the extent the disclosure in such Company SEC Documents is clearly and directly responsive to the matters set forth in this Section 3.7) or in Section 3.7 of the Company Disclosure Letter, since the date of the Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations (accrued, contingent or otherwise) that would be required to be reflected or reserved against in an audited consolidated balance sheet of the Company and its Subsidiaries or the notes thereto prepared in accordance with GAAP, or that would be material to the Company and its Subsidiaries taken as a whole, except for liabilities and obligations resulting from the execution and delivery of this Agreement. Neither the Company nor any of its Subsidiaries is in default in respect of the terms and conditions of any indebtedness or other agreement which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

3.8    Proxy Statement; Schedule 13E-3; Merger Documents.

(a) The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied to the Company by Parent or Purchaser for inclusion in the Proxy Statement.

(b) None of the information provided by the Company specifically for use in the Schedule 13E-3 required to be filed with the SEC under the Exchange Act and/or mailed to the stockholders of the Company in connection with the Merger will at the time the Schedule 13E-3 or any amendments thereto are so filed and/or mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.9    Employee Benefit Plans; ERISA.

(a) Section 3.9(a) of the Company Disclosure Letter contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other equity-based incentive, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, ever sponsored, maintained or contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any ERISA Affiliate or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any material liability (matured or unmatured, absolute or contingent) (the “Plans”). Section 3.9(a) of the Company Disclosure Letter identifies each of the Plans that is an “employee benefit plan,” subject to ERISA (the “ERISA Plans”).

(b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of each of the following documents (including all amendments to such documents):

(i) the Plans or a written description of any Plans not in writing;

(ii) a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii) a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement;

(iv) a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

(v) if the Plan or any obligations thereunder are funded through a trust or any other funding vehicle, the trust or other funding agreement and the latest financial statements thereof;

(vi) all contracts relating to the Plans with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code; and

(viii) communications that the Company or any of its ERISA Affiliates or Subsidiaries has received from or sent to the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any comparable agency of any foreign Governmental Entity concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or comparable legislation of a foreign jurisdiction with respect to any plan, including any existing written description of any such oral communication.

(c) At no time has the Company, any of its Subsidiaries or any ERISA Affiliate ever maintained, established, sponsored, participated in or contributed to any ERISA Plan that is subject to Title IV of ERISA.

(d) Except as disclosed in Section 3.9(d) of the Company Disclosure Letter, no ERISA Plan is a “multiemployer plan,” as defined in section 3(37) of ERISA, nor is any ERISA Plan a plan described in section 4063(a) of ERISA.

(e) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(f) All contributions and premiums that the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company or its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the Assets or any assets of an ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

(g) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including ERISA and the Code.

(h) Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. The Company has applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred which would affect such qualified status. Any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements.

(i) Except as disclosed in Section 3.9(i) of the Company Disclosure Letter, no amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any liability is reasonably expected to fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code.

(j) Except as disclosed in Section 3.9(j) of the Company Disclosure Letter, no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, its Subsidiaries or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable laws, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, any of its Subsidiaries or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(k) Except as provided in this Agreement or disclosed in Section 3.9(k) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer or director of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(l) There are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan or otherwise involving any such Plan (other than routine claims for benefits).

(m) Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or the Health Insurance Portability Accountability Act of 1996, as amended, or any similar provision of state law applicable to their employees.

3.10    Litigation; Compliance with Law.

(a) Except as set forth in Section 3.10(a) of the Company Disclosure Letter, (i) there is no Litigation pending or, to the knowledge of the Company, threatened against, relating to or naming as a party thereto the Company or any of its Subsidiaries, any of their respective properties or assets or any of the Company’s officers or directors (in their capacities as such) or seeking to restrain, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement, and (ii) there is no agreement, order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon the Company, any of its Subsidiaries or any of the Company’s officers or directors (in their capacities as such) that would be reasonably expected to prevent, enjoin, alter or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that would have a Material Adverse Effect on the Company. There is no Litigation that the Company or any of its Subsidiaries has pending against other parties.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries has complied, and is in compliance, in all material respects with all Laws and Permits which affect the respective businesses of the Company or any of its Subsidiaries, the Real Property and/or the Assets, and the Company and its Subsidiaries have not been and are not in violation of any such Law or Permit; nor has any written notice, charge, claim or action been received by the Company or any of its Subsidiaries or been filed, commenced, or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of the foregoing.

(c) The Company and its Subsidiaries hold and have held all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property, the Assets and the conduct of their respective businesses as currently conducted (“Permits”), except where the failure to hold such Permits, individually or in the aggregate, has not had and would not have or result in a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewals thereof.

3.11    Intellectual Property.

(a) The Company and its Subsidiaries own, or possess sufficient and legally enforceable licenses or other sufficient and legally enforceable rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, computer software, trademarks, trade dress, trade names, logos, Internet domain names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how, data and other proprietary rights and information (all of the foregoing, referred to as “Technology” and together with trademarks, trade names and service marks, referred to as “Intellectual Property“) necessary for the conduct of, or otherwise material to, the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of any Liens (except for any Permitted Liens). The Intellectual Property owned by the Company or any of its Subsidiaries, and to the knowledge of the Company, used by the Company or any of its Subsidiaries, is valid and enforceable, in full force and effect, and has not been cancelled, expired or abandoned.

(b) Except as disclosed in Section 3.11(b) of the Company Disclosure Letter, the conduct of the business of the Company and its Subsidiaries as currently or previously conducted does not infringe, conflict with or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such infringement, conflict or other violation.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, to the knowledge of the Company, no Person is infringing, conflicting with or otherwise violating any Intellectual Property owned or used by the Company or any of its Subsidiaries, and no such claims, suits or other proceedings have been brought or threatened against any Person by the Company or any of its Subsidiaries. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or any Lien on, the rights of the Company or any of its Subsidiaries with respect to the Intellectual Property owned or used by the Company or any of its Subsidiaries.

3.12    Contracts.

(a) Except as disclosed in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is an employment agreement, (ii) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, the Purchaser, the Company or the Surviving Corporation or any of their respective Subsidiaries to any officer, director, consultant or employee thereof, (iii) which requires remaining payments by the Company or any of its Subsidiaries in excess of $250,000 and is not terminable by the Company or its Subsidiaries, as the case may be, on notice of six months or less, (iv) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (v) which materially restrains, limits or impedes the Company’s or any of its Subsidiaries’, or will materially restrain, limit or impede the Surviving Corporation’s, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ or the Surviving Corporation’s activities, (vi) between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s affiliates) on the other hand, (vii) which is a joint venture agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses, (viii) which is an agreement governing the terms of indebtedness or any other obligation of third parties owed to the Company or any of its Subsidiaries, other than receivables arising from the sale of goods or services, or loans or advances not exceeding $250,000 in the aggregate made to employees of the Company or any of its Subsidiaries, by the Company or such Subsidiary in the ordinary course of business consistent with past practice, (ix) which is an agreement governing the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of its Subsidiaries, (x) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (xi) which is a shareholder rights agreement or which otherwise provides for the issuance of any securities in respect of the Merger Agreement or the Merger, or (xii) which is material to the Company and its Subsidiaries taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the Company Disclosure Letter, is referred to herein as a “Material Contract.” The Company has previously made available to Parent true, complete and correct copies of each Material Contract.

(b) (i) Each Material Contract is valid and binding and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract and (iv) to the knowledge of the Company, no other party to such Material Contract is in default in any respect thereunder.

(c) (i) Each of the MLPGP Agreement, the LP Agreement and the MLP Agreement (collectively, the “Partnership Agreements”) is valid and binding and in full force and effect in the form previously made available to Parent, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Partnership Agreement, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries under any such Partnership Agreement and (iv) to the knowledge of the Company, no other party to such Partnership Agreement is in default in any respect thereunder. The Company has previously made available to Parent true, complete and correct copies of each Partnership Agreement.

3.13    Taxes.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Letter, (i) all Returns required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Company and its Subsidiaries have (or by the Closing Date shall have) been filed in accordance with all applicable laws and all such returns are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have (or by the Closing Date shall have) timely paid all Taxes that have become due and payable; (iii) the Company and its Subsidiaries have (or by the Closing Date shall have) made provision in accordance with GAAP in the Balance Sheet for all Taxes that are or may become payable by the Company and its Subsidiaries relating to periods on or prior to the Closing Date for which no Return has (or will have) been filed or in respect of which a final determination has been made; (iv) all Employment and Withholding Taxes have been either duly and timely paid to the proper governmental authority or properly set aside in accounts for such purpose in accordance with applicable Laws; (v) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; (vi) no deficiencies for any Taxes have been asserted or assessed, or, to the knowledge of the Company, proposed, against the Company or any of its Subsidiaries that are not subject to adequate reserves in accordance with GAAP in the Balance Sheet; and (vii) as of the Closing Date, there is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Company, threatened, against or with respect to the Company or any of its Subsidiaries in respect of any Tax.

(b) Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired.

(c) Except as set forth in Section 3.13(c) of the Company Disclosure Letter, there are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate of any of them and any other party under which the Company or any of its Subsidiaries could be liable for any Taxes of any party other than the Company or any Subsidiary of the Company.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries have, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

(e) There are no Liens for Taxes on any asset of the Company or its Subsidiaries, including any and all interests in the MLP and the MLPGP directly or indirectly owned by the Company or its Subsidiaries, except for Permitted Liens.

(f) With respect to the distribution of the common stock of E&P Company to the shareholders of the Company as of December 18, 2002, all statements, representations, supporting documents and any other information provided to the Internal Revenue Service in connection with the rulings by the Internal Revenue Service dated May 22, 2002 and November 5, 2002 were true, correct and complete as of December 18, 2002 and remain true, correct and complete in all material respects.

(g) The Second Amended and Restated Tax Allocation Agreement, dated as of November 20, 2002, by and between the Company and E&P Company is the sole Tax sharing, allocation, indemnification or similar agreement in effect between such parties and (i) there have never been any, and (ii) there are no outstanding or pending, in either case, claims or payments pursuant to such agreement.

(h) Each of the Company and its Subsidiaries has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(i) Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority, except as contemplated by Section 3.13(f) above.

(j) Neither the Company nor its Subsidiaries has entered into, has any liability in respect of, or has any filing obligations with respect to, any “reportable transactions,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign tax law); and (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax law) executed on or prior to the Closing Date.

(l) Since January 1998, neither the Company nor any of its Subsidiaries has undergone an “ownership change” as defined pursuant to Section 382(g) of the Code.

(m) Section 3.13(m) of the Company Disclosure Letter sets forth (i) the basis of the Company and any of its Subsidiaries in the partnership units of the MLP and the MLPGP as of the date set forth thereon and (ii) the amount of any deferred gain or loss allocable to the Company or any of its Subsidiaries arising out of any deferred intercompany transaction as defined in the Treasury Regulations under Section 1502 of the Code.

(n) “Employment and Withholding Taxes” mean any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all taxes required to be withheld by or on behalf of each of the Company and any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof (including all interest and penalties thereon and additions thereto whether disputed or not). “Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that relates to the business or assets of the Company and any of its Subsidiaries. “Tax” means any federal, state, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto).

3.14    Environmental Matters.

(a) Except as disclosed in Section 3.14(a) of the Company Disclosure Letter, the Company and its Subsidiaries have complied, and are in compliance, in all material respects with all applicable Environmental Laws, which compliance includes the possession of all Permits required under applicable Environmental Laws and compliance with the terms and conditions thereof and the making and filing with all applicable Governmental Entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by it under any Environmental Law. All Permits and other governmental authorizations currently held by the Company and each of its Subsidiaries pursuant to Environmental Laws are identified in Schedule 3.14(a)(1) of the Company Disclosure Letter. All such Permits and other governmental authorizations required to be held by the Company or any of the Subsidiaries but not yet held or not current and in force are identified on Section 3.14(a)(2) of the Company Disclosure Letter. Except as disclosed in Section 3.14(a)(3) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any communication (written or oral) from any Person, whether a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in compliance with Environmental Laws, and, to the knowledge of the Company, there are no circumstances that could reasonably be expected to prevent or interfere with such compliance in the future.

(b) Except as disclosed in Section 3.14(b) of the Company Disclosure Letter, there are no Environmental Claims pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(c) Except as disclosed in Section 3.14(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any liability or obligation (accrued, contingent or otherwise), including the obligation, liability or commitment to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) environmental conditions on, under, or about any of the properties or assets owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such properties, or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances, whether on-site at any Real Property, or at any off-site location. The Company has provided to Parent all material or relevant information, including such studies, analyses and test results, in the possession, custody or control of or otherwise known and available to the Company or any of its

Subsidiaries relating to (1) the environmental conditions on, under or about any of the properties or assets owned, leased, operated or used by any of the Company and its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (2) any Hazardous Substances used, managed, handled, transported, treated, generated, stored or Released by any Person on, under, about or from, or otherwise in connection with the use or operation of, any of the properties, assets and businesses of the Company or any of its Subsidiaries.

(d) Any records referred to, disclosed or incorporated in this Section 3.14 or Section 3.14 of the Company Disclosure Letter comply, and as of their respective dates, the reports, forms and documents referred to in Section 3.14(a) complied, in each case, in all material respects, with all applicable requirements of any Environmental Law and the applicable rules and regulations of any Governmental Entity thereunder.

(e) Except as disclosed in Section 3.14(e) of the Company Disclosure Letter, to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Letter, and without in any way limiting the generality of the foregoing, (i) there are no underground storage tanks located at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, (ii) there is no asbestos contained in or forming part of any building, building component, structure or office space currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries, and (iii) no polychlorinated biphenyls (PCBs) or PCB-containing items are used or stored at any property currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries.

(g) Including and in addition to the information referenced in Section 3.14(c), the Company has provided to Parent all material or relevant assessments, reports, data, results of investigations or audits, and other information that is in the possession, custody or control of or otherwise known and available to the Company and its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of its Subsidiaries, or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

(h) Neither the Company nor any of its Subsidiaries is required by virtue of the transactions contemplated by this Agreement, or as a condition to the effectiveness of any transactions contemplated by this Agreement, (i) to perform a site assessment for Hazardous Substances, (ii) to remove or remediate any Hazardous Substances, (iii) to give notice to or receive approval from any Governmental Entity, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(i) As used in this Agreement:

(i) the term “Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to the Company or any of its Subsidiaries by any Person or entity alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (A) the presence, or Release into the environment, of any Hazardous Substance (as hereinafter defined) at any location, whether or not owned, leased, operated or used by the Company or its Subsidiaries, or (B) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law;

(ii) the term “Environmental Laws” means all Laws, including common law, relating to pollution, cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health or safety, including (A) Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, generation, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, and (B) the Occupational Safety and Health Act;

(iii) the term “Hazardous Substance” means (A) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (B) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, fungus or mold, (C) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as hazardous, toxic or otherwise actionable or dangerous under any Environmental Laws, or (D) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous; and

(iv) the term “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting, placing and the like, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

3.15    Assets.

(a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (real, personal or mixed, tangible or intangible) (the “Assets”). The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets, including all such Assets reflected in the Balance Sheet or acquired since the date thereof (except as may have been disposed of since December 31, 2002 or may be disposed of after the date of this Agreement in accordance with this Agreement in either case in the ordinary course of business consistent with past practice), in each case, except as set forth in Section 3.15(a) of the Company Disclosure Letter, free and clear of any Lien, except Permitted Liens. All properties and assets (including the Real Property) reflected in the Balance Sheet, taken as a whole, have a fair market and realizable value at least equal to the value thereof as reflected therein. Section 3.15(a) of the Company Disclosure Letter sets forth all appraisals of the tangible properties and assets received by the Company or any of its Subsidiaries within the last three years, true, correct and complete copies of which have been delivered to Parent. The Assets constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing, and all significant operating equipment of the Company and its Subsidiaries is in good operating condition in accordance with industry practice, ordinary wear and tear excepted.

(b) As of the date of this Agreement, the Company, through its Subsidiaries, owns (i)(A) 11,087,912 units of the Common Units, and (B) 1,307,609 units, or 100%, of the Class B Common Units of the MLP (such MLP ownership interests, the “MLP Units”), (ii) a membership interest in the MLPGP equal to 44% of the aggregate membership interest of the MLPGP (such membership interest, the “MLPGP Interest”), and (iii) a limited partnership interest in the LP equal to 43.56% of the aggregate partnership interest of the LP (such limited partnership interest, the “LP Interest,” and collectively with the MLP Units and the MLPGP Interests, the “Partnership Interests”), in each case free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such Partnership Interests owned by the Company and its Subsidiaries), except as set forth in the Partnership Agreements or Section 3.15(b) of the Company Disclosure Letter, and duly authorized, validly issued and fully paid and non-assessable. Except as provided for in this Agreement, the Subscription Agreement and as set forth in Section 3.15(b) of the Company Disclosure Letter, there are no outstanding options or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or any of its Subsidiaries, to sell or to dispose of, any Partnership Interests owned by the Company and its Subsidiaries, other than as set forth in the Partnership

Agreements. Except as set forth in Section 3.15(b) of the Company Disclosure Letter, the Company and its Subsidiaries have sole power of disposition of their respective Partnership Interests, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws), other than as set forth in the Partnership Agreements.

(c) The MLPGP owns 100% of the general partner interest of the LP, which represents 1% of the aggregate partnership interests of the LP, free and clear of any Liens (including any restriction on the right to vote, sell or otherwise dispose of such general partner interests owned by MLPGP except as provided in the Partnership Agreements) and duly authorized, validly issued and fully paid and non-assessable (other than any liability of the general partner, acting in its capacity as such, to third parties arising by operation of law). Except as set forth in Section 3.15(c) of the Company Disclosure Letter, there are no outstanding options or other rights to acquire from the MLPGP, or obligations of the MLPGP, to sell or to dispose of, any general partner interests of the LP owned by the MLPGP, other than as set forth in the Partnership Agreements. Except as set forth in Section 3.15(c) of the Company Disclosure Letter, the MLPGP has sole power of disposition of the general partner interest of the LP, with no limitations, qualifications or restrictions on such rights (subject to applicable securities laws), other than as set forth in the Partnership Agreements.

3.16    Real Property.

(a) Section 3.16(a) of the Company Disclosure Letter contains a complete and correct list of all Owned Real Property setting forth information sufficient to specifically identify such Owned Real Property and the legal owner thereof. The Company and its Subsidiaries have good, valid and marketable fee simple title to the Owned Real Property, free and clear of any Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein. Without limiting the generality of the foregoing, the Company and its Subsidiaries have good and defensible title to all oil and gas properties forming the basis for the reserves reflected in the Reserve Report as attributable to interests owned by the Company and its Subsidiaries and free and clear of all Liens, except for (i) Permitted Liens, (ii) Liens associated with obligations reflected in the Reserve Report, and (iii) Liens disclosed in Section 3.23(e) of the Company Disclosure Letter. Each Lease grants the lessee under the Lease the exclusive right to use and occupy the premises and rights demised thereunder free and clear of any Lien other than Permitted Liens. Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under its respective Leases of its respective Leased Real Property free and clear of any Lien other than Permitted Liens. Without limiting the generality of the foregoing, except as disclosed in Section 3.23(e) of the Company Disclosure Letter, the oil and gas leases and other agreements that provide the Company and its Subsidiaries with operating rights in the oil and gas properties reflected in the Reserve Report are legal, valid and binding and in full force and effect, the rentals, royalties and other payments due thereunder have been properly paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) The Real Property constitutes all the fee, leasehold and other interests in real property held by the Company and its Subsidiaries, and constitutes all of the fee, leasehold and other interests in real property, necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted. The use and operation of the Real Property in the conduct of the business of the Company and its Subsidiaries does not violate any instrument of record or agreement affecting the Real Property, except for such violations as individually or in the aggregate would not have or result in a Material Adverse Effect on the Company. No current use by the Company and its Subsidiaries of the Real Property is dependent on a nonconforming use or other Governmental Approval.

(c) “Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein. “Leased Real Property” means all interests in real property pursuant to the Leases. “Owned Real Property” means the real property, and interests in real property, owned by the Company and its Subsidiaries. “Real Property” means the Owned Real Property and the Leased Real Property.

3.17    Insurance.

Section 3.17 of the Company Disclosure Letter contains a complete and correct list and summary description of all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is suitable for the business and operations of the Company and its Subsidiaries.

3.18    Labor Matters.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is, or has ever been, a party to or bound by a collective bargaining agreement with any labor union or labor organization applicable to the employees of the Company or any of its Subsidiaries, and no such agreement is currently being negotiated. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, no representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries, nor is such a petition or application pending with the National Labor Relations Board or any Governmental Entity, and no labor union is currently engaged in or, to the knowledge of the Company, threatening, organizational efforts with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in Section 3.18(a) of the Company Disclosure Letter, since January 1, 2000, no labor dispute, strike, slowdown, picketing, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries has occurred or is in progress or, to the knowledge of the Company, has been threatened against the Company or any of its Subsidiaries.

(b) Except as set forth in Section 3.18(b) of the Company Disclosure Letter, each of the Company and its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and is not engaged in any unfair labor practice; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(c) Except as set forth in Section 3.18(c) of the Company Disclosure Letter, there are no actions, suits, claims, labor disputes, grievances or controversies, pending, or to the knowledge of the Company, threatened involving the Company or any of its Subsidiaries and any of their respective employees or former employees. Except as set forth in Section 3.18(c) of the Company Disclosure Letter, there are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the knowledge of the Company, threatened by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging any claim for damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment or workplace discrimination and harassment. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company or any of its Subsidiaries and disclosing to the Company or any such Subsidiary or using Technology of any other Person.

(d) To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. Neither the Company nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(e) Except as set forth in Section 3.18(e) of the Company Disclosure Letter, since January 1, 2000, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the Worker Adjustment Retraining and Notification (the “WARN Act”), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law or regulation similar to the WARN Act. To the knowledge of the Company, neither the Company’s nor any of its Subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

(f) Section 3.18(f) of the Company Disclosure Letter contains a true and complete list of the names of all directors, officers and employees of each of the Company and its Subsidiaries, together with such Person’s (i) position or function, annual base salary or wages and (ii) except as set forth in Section 3.9(a) of the Company Disclosure Letter, any incentives or bonus arrangement with respect to such Persons.

3.19    Affiliate Transactions.

Section 3.19 of the Company Disclosure Letter contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect during the past 12 months or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole.

3.20    Disclosure.

The Company has not failed to disclose to Parent any facts material to the business, assets, liabilities, prospects, results of operations, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole. No representation or warranty by the Company in this Agreement and no statement contained in any document (including financial statements and the Company Disclosure Letter), certificate, or other writing furnished or to be furnished by the Company to Parent or any of its representatives pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

3.21    Derivative Transactions.

(a) Section 3.21 of the Company Disclosure Letter contains a complete and correct list of all Derivative Transactions entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement. All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and each of its Subsidiaries have, and will have, duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are and will be no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b) For purposes of this Agreement, the term “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.22    Disclosure Controls and Procedures.

Except as set forth in Section 3.22 of the Company Disclosure Letter, since December 31, 2001, the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed and maintained to ensure in all material respects that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principals and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (e) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (f) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. The Company’s disclosure controls and procedures ensure that information required to be disclosed by the Company in the reports filed with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Except as set forth in Section 3.22 of the Company Disclosure Letter, none of the Company’s or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

3.23    Oil and Gas.

(a) Except for wells with respect to proved undeveloped reserves that have not been drilled, all wells included in the Reserve Report have been drilled and (if completed) operated and produced substantially in accordance with generally accepted oil and gas field practices and in compliance with applicable oil and gas leases and applicable Law.

(b) Except as set forth in Section 3.23(b) of the Company Disclosure Letter, proceeds from the sale of crude oil, natural gas liquids and other hydrocarbons produced from crude oil or natural gas (“Hydrocarbons”) produced from the Company’s Oil and Gas Interests are being received by the Company and its Subsidiaries in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

(c) The Company has furnished Parent prior to the date of this Agreement with the report of Netherland Sewell & Associates, Inc. estimating the Company’s and its Subsidiaries’ proved oil and gas reserves as of

December 31, 2002 (the “Reserve Report”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the factual, non-interpretive data on which the Reserve Report was based for purposes of estimating the oil and gas reserves set forth in the Reserve Report was accurate in all material respects.

(d) Neither the Company nor any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements.

(e) [Intentionally Omitted]

(f) No claim, notice or order from any Governmental Entity or other Person has been received by the Company or any of its Subsidiaries due to hydrocarbon production in excess of allowables or similar violations that could result in curtailment of production after the Closing Date, reformation, amendment, cancellation or other alteration of any unit or taking (whether permanent, temporary, whole, or partial) of any part of the oil and gas properties of the Company or any of its Subsidiaries by reason of eminent domain or otherwise, except any such violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. There are no wells on any lease in which the Company or any of its Subsidiaries currently has or previously had an interest that have been permanently plugged and abandoned that were not plugged and abandoned in accordance in all material respects with applicable Laws or contracts, except any such violations which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The Company has the ability and right to obtain access to, produce, treat, transport, process and otherwise market hydrocarbons from all of the oil and gas properties for which reserves are shown in the Reserve Report.

3.24    Investment Company.

Neither the Company nor any of its Subsidiaries is an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”). On February 19, 2004, prior to the execution and delivery of this Agreement, the Company filed an application with the SEC under Section 6(c) of the Investment Company Act to obtain an order declaring that the Company is not, and at no time has been, subject to registration and regulation as an “investment company,” as such term is defined in the Investment Company Act (such order, the “SEC Order”).

3.25    Required Vote by Company Stockholders.

The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote hereon (the “Required Vote”) is the only vote of any class of capital stock of the Company required by the DGCL or the certificate of incorporation or the bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

3.26    Brokers.

Except for Petrie Parkman & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries. The Company is solely responsible for the fees and expenses of Petrie Parkman & Co. as and to the extent set forth in the engagement letter dated as of November 23, 2003. The Company has previously delivered to Parent true and correct copies of such engagement letter.

3.27    Recommendation of Special Committee and Board of Directors; Opinion of Financial Advisor.

(a) The Special Committee, at a meeting duly called and held, unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and are fair to, and in the best interests of, the stockholders of the Company other than Flores and Raymond and their respective affiliates, and (ii) resolved to recommend approval and adoption of this Agreement and the Merger by the Board of Directors.

(b) The Board of Directors, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, (i) determined that this Agreement and the transactions contemplated hereby are advisable and are fair to, and in the best interests of, the stockholders of the Company other than Flores and Raymond and their respective affiliates, (ii) approved this Agreement and transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(c) The Company has received an opinion of Petrie Parkman & Co. to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Shares, other than Flores and Raymond and their respective affiliates, in the Merger is fair, from a financial point of view, to such holders. The Company has previously delivered to Parent a true and correct copy of such opinion. The Company has received the approval of Petrie Parkman & Co. to permit the inclusion of a copy of its written opinion in its entirety in the Proxy Statement, subject to Petrie Parkman & Co.’s review of the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser, jointly and severally, represent and warrant to the Company as follows:

4.1    Organization.

(a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted.

(b) Each of Parent and the Purchaser is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary. Each of Parent and the Purchaser has previously delivered to the Company complete and correct copies of its certificate of incorporation and bylaws as currently in effect.

4.2    Authorization; Validity of Agreement.

Each of Parent and the Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Board of Directors of Parent and the Purchaser and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement by Parent and the Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and the Purchaser enforceable against it in accordance with its terms, except that such enforcement may be subject to or limited by (a) bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at Law or in equity).

4.3    Consents and Approvals; No Violations.

(a) Neither the execution, delivery and performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the respective certificate of incorporation or bylaws of Parent and the Purchaser, (ii) except as set forth in Section 4.3(a) of the disclosure letter delivered by Parent and the Purchaser to the Company on or prior to the date of this Agreement (the “Purchaser Disclosure Letter”), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or the Purchaser under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected or (iii) conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; except in the case of clause (ii) for such conflicts, violations, breaches, defaults or Liens which individually or in the aggregate would not have or result in a Material Adverse Effect on Parent or the Purchaser.

(b) Assuming that the representations and warranties of the Company set forth in Section 3.4(b) are true and correct, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required in connection with the execution, delivery and performance of this Agreement by Parent and the Purchaser or the consummation by Parent and the Purchaser of the transactions contemplated hereby, except (i) the filing with the SEC of the Schedule 13E-3 and the Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary of State, and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not have or result in a Material Adverse Effect on Parent or the Purchaser.

4.4    Information in Proxy Statement; Schedule 13E-3; Merger Documents.

None of the information supplied by, and pertaining to, Parent and the Purchaser in writing for inclusion in the Proxy Statement (including any amendments or supplements thereto), the Schedule 13E-3 (including any amendments or supplements thereto), or any other statement or schedule filed with the SEC by the Company, Parent or the Purchaser will contain, at the date mailed to stockholders and at the time of the Special Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and any statement or schedule filed by Parent or the Purchaser will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent or the Purchaser with respect to statements made in such statement or schedule based on information supplied to Parent and the Purchaser by the Company for inclusion in such statement or schedule.

4.5    Interim Operations of Purchaser.

Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

4.6    Financing.

An affiliate of Parent has executed and agreed to (a) a binding commitment letter from Fleet National Bank and Fleet Securities, Inc. and, whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amount of $175,000,000 and (b) a binding commitment letter from Bank of America, N.A. and, whereby such financial institution have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing in the amount of $65,000,000 (collectively, the “Commitment Letters”). Parent has delivered a complete and correct copy of each letter referred to in this Section 4.6 together with an agreement of Paul G. Allen to guarantee the Bank of America, N.A. loan as in effect on the date hereof to the Company, and Parent will deliver to the Company correct and complete copies of the definitive agreements for the Financing.

4.7    Broker.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Purchaser, that is or will be payable by the Company or any of its Subsidiaries other than following the occurrence of the Effective Time.

ARTICLE V

COVENANTS

5.1    Interim Operations of the Company.

The Company covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (x) expressly contemplated by this Agreement, (y) required by applicable Law, or (z) agreed to in writing by Parent, after the date of this Agreement and prior to the Effective Time:

(a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practices, and the Company shall use its commercially best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, officers, employees and creditors;

(b) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new line of business outside the Midstream Business and the operation of the Oil and Gas Interests, or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities incurred or committed to in an amount not greater in the aggregate than, and during the same time period set forth in, the Company’s current capital budget approved by the Board in November 2003, the amount of which has been furnished to Parent prior to the date of this Agreement (the “Capital Budget”);

(c) the Company shall not, nor shall it permit any of its Subsidiaries to, amend its certificate of incorporation or bylaws or similar organizational documents, except as contemplated by the transactions contemplated hereby;

(d) except as set forth in Sections 5.1(d) and 5.1(e) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to its capital stock; and the Company shall not, nor shall it permit any of it Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments or rights existing at the date of this Agreement and previously disclosed to Parent in writing; or (ii) except as provided in Section 2.3, redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(d);

(e) except as set forth in Sections 5.1(d) and 5.1(e) of the Company Disclosure Letter, the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except for normal increases in the ordinary course of business consistent with past practice with respect to non-officer employees, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any employee; (ii) except as required to comply with applicable Law or as expressly provided in this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under any bonus, incentive compensation, deferred compensation, severance, termination, change in control, retention, hospitalization or other medical, life, disability, insurance or other welfare, profit sharing, stock option, stock appreciation right, restricted stock or other equity based, pension, retirement or other employee compensation or benefit plan, program agreement or arrangement; or (iii) enter into or amend any employment agreement or, except in accordance with existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

(f) the Company shall not, nor shall it permit any of its Subsidiaries to, change the accounting principles used by it unless required by GAAP;

(g) the Company shall not, nor shall it permit any of its Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than in the ordinary course of business consistent with past practices, any assets;

(h) the Company shall not, nor shall it permit any of its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Assets, except in the ordinary course of business consistent with past practice;

(i) the Company shall not, nor shall it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets;

(j) the Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as set forth in clause (ii) below, pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Material Contracts as in effect on the date of this Agreement, or (ii) compromise, settle, grant any waiver or release relating to any Litigation;

(k) the Company shall not, nor shall it permit any of its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.19 of the Company Disclosure Letter), or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s affiliates;

(l) other than as required by Law, the Company and its Subsidiaries shall not make or change any Tax election, amend any Return or settle or compromise any Tax liability;

(m) the Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or could reasonably be expected to, result in (i) any of its representations and warranties set forth in this Agreement becoming untrue in any respect, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, or (iii) a Material Adverse Effect on the Company;

(n) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except as provided for in Section 5.2;

(o) the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur or assume any long-term debt, or except in the ordinary course of business consistent with past practice and in no event exceeding $250,000 in the aggregate, incur or assume any short-term indebtedness; (ii) incur or modify any material indebtedness or other liability; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000 in the aggregate; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company, or by such Subsidiaries to the Company, or customary loans or advances to employees in accordance with past practice and in no event exceeding $250,000); or (v) enter into any material commitment or transaction, except in the ordinary course of business and consistent with past practice and in no event exceeding $250,000; provided, however, that the foregoing $250,000 limit shall not apply to (x) any payment required to be made by the Company or any of its Subsidiaries in respect of any MLP general partner capital commitment under the terms of the MLPGP Agreement, the LP Agreement or the MLP Agreement or (y) any purchase and sale of crude from Calumet Florida in the ordinary course of business consistent with past practices;

(p) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(q) the Company shall not, and shall not permit any of its Subsidiaries to, modify or amend in any material respect or to terminate any material contract to which it is a party, including any Partnership Agreement, or waive in any material respect or assign any of its rights or claims; and

(r) the Company shall not, nor shall it permit any of its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

5.2    Acquisition Proposals.

(a) The Company agrees that, except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries shall, and the Company shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives not to (x) directly or indirectly initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (y) participate or engage in discussions or negotiations with, or disclose any non-public information or data relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, or take any action to provide or facilitate access to any non-public information or data of the MLP Companies to, any Person that has made an Acquisition Proposal or to any Person in contemplation of an Acquisition Proposal, or (z) accept an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the next sentence), providing for or relating to an Acquisition Proposal or enter into any agreement, including any letter of intent or agreement in principle, that would require, or would have the effect of causing, the Company to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any representatives of the Company or any of its Subsidiaries, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a willful breach of this Agreement by the Company. Notwithstanding anything to the contrary in this Agreement, the Company and the Board may take any actions described in clause (y) of this Section 5.2(a) with respect to a third party if at any time prior to obtaining the Required Vote (A) the Company receives an unsolicited written Acquisition Proposal from such third party, (B) the Board or the Special Committee determines in good faith that such proposal constitutes, or is reasonably likely to result in, a Superior Proposal, after receiving such advice of its financial advisors (and such Acquisition Proposal was not solicited, knowingly encouraged or facilitated by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives), and (C) the Board or the Special Committee determines in good faith, after consultation with its outside counsel, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would be reasonably expected to result in a breach of the Board’s or the Special Committee’s fiduciary duties under applicable Law, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement (an “Acceptable Confidentiality Agreement“) on terms no less favorable to the Company than the Confidentiality Agreement. Nothing contained in this Section 5.2 shall prohibit the Company or the Board from taking and disclosing to the Company’s stockholders a position with respect to an Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

(b) Neither the Board nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or the Purchaser), the approval, recommendation or declaration of advisability by the Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.2(a)) (each an “Acquisition Agreement”) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the Required Vote, and subject to the Company’s compliance at all times with the provisions of this Section 5.2 and Section 5.5 and, if applicable, Sections 7.1(d) and 8.1(b), the Board may (A) make an Adverse Recommendation Change or (B) cause the Company to terminate this Agreement pursuant to Section 7.1(d) and concurrently enter into an Acquisition Agreement with respect to a Superior Proposal (provided that the Company has paid all amounts due to Parent pursuant to Section 8.1), in the case of either clause (A) or clause (B) only after the Board (x) provides written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and representing that such Superior Proposal was not solicited, facilitated or knowingly encouraged by the Company or any of its Subsidiaries or any of their respective officers or directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, and (y) determines in good faith, (1) after receipt of advice from its financial advisors that any alternative transaction (including any modifications to the terms of this Agreement) proposed by Parent is not at least as favorable to the Company and its stockholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the Superior Proposal, and (2) after receipt of advice from its outside counsel that its failure to do so would be reasonably expected to result in a breach of its fiduciary duties under Laws applicable to the Company; provided, however, that (I) neither the Board nor any committee thereof may make an Adverse Recommendation Change until the fourth Business Day after receipt of a Notice of Superior Proposal by Parent, (II) any change in the financial or other material terms of a Superior Proposal shall require a new Notice of Superior Proposal and a new four Business Day period under this Section 5.2(b), and (III) the Company shall not be entitled to enter into any agreement, including any Acquisition Agreement, with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 7.1(d) and the Company has paid all amounts due to Parent pursuant to Section 8.1(b).

(c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, as promptly as practicable after receipt thereof (but in no event more than the later of 24 hours after the Company’s receipt thereof and one Business Day after disclosure thereof to any member of the Special Committee), the Company shall advise Parent in writing of any request for information or any Acquisition Proposal received from any Person, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, and the terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company in connection with any of the foregoing, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company or the MLP provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent fully informed of the status of any Acquisition Proposals (including the identity of the parties and price involved and any changes to any terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

(d) For purposes of this Agreement, “Acquisition Proposal” shall mean any bona fide proposal, whether or not in writing, for the (i) direct or indirect acquisition or purchase of a business or assets that constitutes 10% or more of the net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of 10% or more of any class of equity securities or capital stock of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) direct or indirect acquisition or purchase of all or any portion of, or any interest in, the MLPGP Interest, or any entity that owns the MLPGP Interest, or (iv) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that if consummated would result in any Person or Persons beneficially owning 10% or more of any class of equity securities of the Company or any of its Subsidiaries whose business constitutes 10% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal” shall mean any bona fide written Acquisition Proposal that was not solicited by the Company or any of its Subsidiaries or any of their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents or other representatives, made by a third party to purchase all or substantially all of the Assets or all of the outstanding equity securities of the Company pursuant to a tender offer, exchange offer or merger (i) on terms which a majority of the Board determines in good faith to be superior to the Company and its stockholders (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby and to any alternative transaction or changes to the terms of this Agreement proposed by Parent pursuant to Section 5.2(b) (after consultation with its financial advisors, and taking into account all financial, legal and regulatory terms and conditions of the Acquisition Proposal and this Agreement, including any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal, including any conditions to and expected timing of consummation, and any risks of non-consummation, of such Acquisition Proposal and taking into account all other legal, financial and regulatory aspects of such proposal), (ii) which the Board reasonably believes is likely to be consummated on its terms and (iii) for which all requisite financing is fully committed.

(e) Immediately after the execution and delivery of this Agreement, the Company and its Subsidiaries will, and will instruct their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The Company agrees that it shall (i) take the necessary steps to promptly inform its officers, directors, investments bankers, attorneys, accountants, financial advisors, agents or other representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in Section 5.2(a) and (ii) request each Person who has heretofore executed a confidentiality agreement in connection with such Person’s consideration of acquiring the Company or any portion thereof to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

5.3    Access to Information and Properties.

(a) From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) afford to the Purchaser and its authorized representatives, including consultants, advisors, lenders and financing sources, reasonable access during normal business hours upon reasonable prior notice to all of its premises, properties, contracts, commitments, data, books and records and personnel, (ii) shall use its reasonable efforts to cause its customers, suppliers, lenders and other creditors to be available to the Purchaser in order that the Purchaser may have an opportunity to make such investigation as it shall reasonably deem necessary of the Company’s and its Subsidiaries’ respective affairs; provided that Purchaser shall consult with the Company prior to contacting such customers, suppliers, lenders and other creditors and not contact any such customer, supplier, lender or creditor to which the Company shall have reasonably objected and (iii) subject to any applicable requirements of that certain confidentiality agreement between the Special Committee and the MLP, dated as of January 12, 2004, shall deliver to the Purchaser all data and information in its possession regarding the MLP and its Subsidiaries as Purchaser shall reasonably request, and shall use its reasonable efforts to obtain from the MLP for delivery to the Purchaser such information regarding the MLP and its Subsidiaries as the Purchaser shall reasonably request; provided that such investigation shall not affect the representations and warranties made by the Company in this Agreement. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to the Purchaser (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Purchaser may reasonably request. Until the Effective Time, the Purchaser will hold any such information in accordance with the provisions of the confidentiality agreement between the Company and Vulcan Investment Management, the Investment Management Division of Vulcan Inc., dated as of August 22, 2003 (the “Confidentiality Agreement”).

(b) From the date of this Agreement until the Effective Time, the Purchaser and its authorized representatives, including engineers, advisors and consultants, lenders and financing sources, may enter into and upon all or any portion of the Real Property in order to investigate and assess, as the Purchaser reasonably deems necessary or appropriate, the environmental condition of the Real Property, the Assets or the businesses of the Company or any of its Subsidiaries (the “Investigation”). The Investigation may include a “phase 1” study, or similar or related investigation, but shall not without the Company’s consent, which shall not be unreasonably withheld, include the performance of soil and surface or ground water sampling, monitoring, borings, or testing, and any other tests, investigations, audits, assessments, studies, inspections or other procedures relating to environmental conditions or Hazardous Substances relating to the respective businesses of the Company or any of its Subsidiaries, the Real Property or the Assets. The Company and each of its Subsidiaries shall cooperate with the Purchaser in conducting any such Investigation, shall allow the Purchaser full access to the Company’s and its Subsidiaries’ respective businesses, the Real Property and the Assets, together with full permission to conduct any such Investigation, and shall provide to the Purchaser all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of the Company, its Subsidiaries, or any of their predecessors, and all information relating to environmental matters regarding the Company’s and its Subsidiaries’ respective businesses, the Real Property and the Assets.

5.4    Further Action; Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings and to assist Parent and the Purchaser in obtaining the Financing. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(b) The Company agrees to, and to cause its Subsidiaries and its and their respective officers, employees, advisors and accountants to, reasonably cooperate with Parent and its affiliates in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, obtaining comfort letters from the Company’s accountants, and obtaining legal opinions from the Company’s outside counsel, as may be reasonably requested by Parent. In conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay or redeem, or to attempt to renegotiate the terms of, any then existing indebtedness for borrowed money of the Company; provided, however, that no such prepayment or redemption or call for prepayment or redemption or renegotiated terms shall actually be made or become effective (nor shall the Company be required to incur any liability in respect of any such prepayment or redemption or call therefor or renegotiation thereof) prior to the Effective Time.

(c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Surviving Corporation shall take or cause to be taken all such necessary action.

(d) Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Notwithstanding the foregoing provisions of this Section 5.4, neither Parent nor the Purchaser shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Parent, the Purchaser or any of their respective affiliates or any of the respective businesses of the Company or any of its Subsidiaries, the Assets or the Real Property.

5.5    Proxy Statement; Schedule 13E-3; Stockholders’ Meeting.

(a) As soon as reasonably practicable following the date of this Agreement, and in no event later than 12 days after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement in preliminary form (together with any amendments or supplements thereto, the “Proxy Statement“) in connection with the Merger, and the parties shall file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser shall use their respective commercially reasonable efforts to furnish the information required to be included by the SEC in the Proxy Statement and any such statement or schedule. After consultation with Parent, the Company shall respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive Proxy Statement to be mailed to its stockholders as promptly as practicable following the date of this Agreement, and the parties shall respond promptly to any comments with respect to any other statement or schedule filed by them. No filing of, or amendment or supplement to, the Proxy Statement or any other statement or schedule will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon, and no filing of any statement or schedule will be made by Parent or the Purchaser without providing the Company a reasonable opportunity to review and comment thereon. If at any time after the date the Proxy Statement is mailed to the Company’s stockholders and prior to the Special Meeting any information relating to the Company, Parent, the Purchaser or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or the Purchaser which is required to be set forth in an amendment or supplement to the Proxy Statement or any other statement or schedule, including the Schedule 13E-3, so that none of the Proxy Statement and any such statement or schedule will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(b) Each of Parent and the Purchaser agrees that (i) it will provide the Company with all information concerning Parent and the Purchaser necessary or reasonably appropriate to be included in the Proxy Statement and (ii) at the Special Meeting, if held, or any postponement or adjournment thereof (or at any other meeting at which the Merger or this Agreement are considered by stockholders), it will vote, or cause to be voted, all of the Shares then owned by it or any of its Subsidiaries, if any, in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

(c) The Company, Parent and the Purchaser shall cooperate with one another in the preparation and filing of a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments or supplements thereto, the “Schedule 13E-3”) and shall use all reasonable efforts to promptly obtain and furnish the information required to be included in the Schedule 13E-3 and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party to this Agreement shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and the Purchaser each agrees to correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is, false or misleading.

(d) The Company, acting through the Board, shall, in accordance with its certificate of incorporation and bylaws and with applicable Law, promptly and duly call, give notice of, convene and hold, as soon as practicable following the date upon which the Proxy Statement is cleared by the SEC, and in no event later than 45 days after such date, a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (the “Special Meeting”), and shall, except as otherwise provided in Section 5.2(b), (i) recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (ii) use its reasonable efforts to solicit and obtain such adoption. Notwithstanding any withdrawal, amendment or modification by the Board or any committee thereof of its recommendation of this Agreement in accordance with Section 5.2(b) or the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal, or any other fact or circumstance, unless the Company has terminated this Agreement in accordance with Section 7.1(d), this Agreement shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of adopting this Agreement. At any such Special Meeting following any such withdrawal, amendment or modification of the Board’s recommendation of this Agreement, the Company may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Board may not be rescinded or amended), in which event the Board may, subject to Section 5.2(b), communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto.

5.6    Notification of Certain Matters.

The Company shall give prompt notice to Parent of (a) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect (including the Company’s receiving knowledge of any fact, event or circumstance that would be reasonably expected to cause any representation qualified as to the knowledge of the Company to be or become untrue or inaccurate) or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. The Company acknowledges that if after the date of this Agreement the Company receives knowledge of any fact, event or circumstance that would cause any representation or warranty that is conditioned as to the knowledge of the Company to be or become untrue or inaccurate in any material respect, the receipt of such knowledge shall constitute a breach of the representation or warranty that is so conditioned as of the date of such receipt.

5.7    Directors’ and Officers’ Insurance and Indemnification.

(a) After the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and any of its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by applicable Law against any losses, damages, expenses or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any of its Subsidiaries and arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time.

(b) In the event any Indemnified Party becomes involved in any capacity in any action, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Effective Time, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Parties and upon such assumption the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for such Indemnified Party reasonably advises that there are issues that raise conflicts of interest between the Surviving Corporation and such Indemnified Party, such Indemnified Party may retain counsel reasonably satisfactory to him/her after consultation with the Surviving Corporation, and the Surviving Corporation shall as promptly as practicable pay the reasonable fees and expenses of such counsel for such Indemnified Party, (ii) the Surviving Corporation shall in all cases be obligated pursuant to this Section 5.7(b) to pay for only one firm of primary counsel and one firm of local counsel for all Indemnified Parties, (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent and (iv) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. Any Indemnified Party wishing to claim Indemnification under this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify promptly the Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of the Surviving Corporation under this Section 5.7 except to the extent such failure to notify prejudices the Surviving Corporation. The Surviving Corporation’s obligations under this Section 5.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(c) No Indemnified Party shall settle any Claim without the prior written consent of the Surviving Corporation, nor shall the Surviving Corporation settle any Claim without either (i) the written consent of all Indemnified Parties against whom such Claim was made, or (ii) obtaining an unconditional general release from the party making the Claim for all Indemnified Parties as a condition of such settlement. The provisions of this Section 5.7 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties.

(d) Prior to the Closing, the Company shall purchase, and after the Effective Time the Surviving Corporation shall maintain, directors’ and officers’ liability insurance covering, for a period of six years after the Effective Time, the directors and officers of the Company and its Subsidiaries who are currently covered by the Company’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that notwithstanding the foregoing (i) the Company shall not purchase, and the Surviving Corporation shall not be required to maintain, directors’ and officers’ liability insurance policies with aggregate policy limits in excess of $15 million and (ii) the aggregate annual premiums for such insurance at any time during such period shall not exceed 200% of the per annum rate of premium currently paid by the Company and its Subsidiaries for such insurance on the date of this Agreement.

5.8    Publicity.

Neither the Company, Parent, the Purchaser nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

5.9    MLPGP Interests.

(a) The Company agrees that if, at any time during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, an opportunity to directly or indirectly acquire any membership interests in MLPGP (including acquiring any additional membership interest in MLPGP pursuant to Section 9.8 of the MLPGP Agreement) arises, (a) the Company shall promptly notify Parent of such opportunity and (b) upon Parent’s request and only upon Parent’s request, subject to the Company having funds available to purchase such membership interests in accordance with Section 5.1, the Company shall purchase the amount of such MLPGP membership interests as Parent requests; provided, however, that if the Company does not have funds with which to purchase such MLPGP membership interests, the Company shall consult with Parent regarding funding options available to the Company, and if a commercially reasonable funding option exists, the Company shall (x) promptly make all reasonable efforts to obtain the funding necessary to purchase such MLPGP membership interests, and (y) upon receipt of such funding (if obtained), purchase the amount of such MLPGP membership interests as Parent requests.

(b) If this Agreement is terminated (i) pursuant to 7.1(a), (ii) pursuant to Section 7.1(b)(i), 7.1(b)(ii), or 7.1(b)(iii), and (A) in each case, the Company is then entitled to terminate this Agreement under such Section, (B) in the case of termination pursuant to 7.1(b)(i) or 7.1(b)(iii), prior to such termination, no Person (other than Parent and the Purchaser or any of their respective affiliates) has proposed any Acquisition Proposal or has announced its intention (whether or not conditional) to make an Acquisition Proposal and no Acquisition Proposal or any such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally, and (C) in the case of termination pursuant to Section 7.1(b)(iii), no Adverse Recommendation Change has occurred and neither the Board nor any committee thereof shall have resolved to make an Adverse Recommendation Change, or (iii) by the Company pursuant to Section 7.1(b)(iv) or 7.1(b)(v), then Parent agrees to purchase from the Company, at the Company’s written request made at any time within three Business Days after the date of such termination, the MLPGP membership interests purchased by the Company pursuant to Section 5.9(a) on the terms and conditions set forth in this Section 5.9(b); provided, however, that Parent shall have no such purchase obligation in any case where (x) the purchase of the MLPGP membership interests by the Company under Section 5.9(a) was made pursuant to Section 9.8 of the MLPGP Agreement and (y) the holders of at least 10% of the MLPGP membership interests (other than the Company and its Subsidiaries) also purchased MLPGP membership interests pursuant to Section 9.8 of the MLPGP Agreement in such transaction. If Parent is required to purchase any MLPGP membership interests pursuant to this Section 5.9(b), the purchase price shall be the purchase price paid for such membership interests by the Company, together with interest on such amount at the prime rate of Citibank, N.A., in effect from time to time, and the Company shall deliver to Parent good and valid title to such membership interests, free and clear of any Liens.

5.10     ‘40 Act Covenant.

The Company hereby agrees to use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain the SEC Order or to obtain with respect to the Company an extension of the period of time described in paragraph (a) of Rule 3a-2 under the Investment Company Act (the “Rule“) such that the Company is entitled to claim the relief afforded by the Rule for the entirety of the period commencing at the time determined in accordance with paragraph (b) of the Rule and ending on the Closing Date.

5.11     Financing.

Parent shall use commercially reasonable efforts to obtain and effectuate the Financing.

ARTICLE VI

CONDITIONS

6.1    Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal; and

(c) Other than filing the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained individually or in the aggregate would not have or result in a Material Adverse Effect on any party to this Agreement.

6.2    Conditions to the Obligation of the Company to Effect the Merger.

The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of each of Parent and the Purchaser contained in this Agreement shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and

(b) Each of Parent and the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and the Purchaser by the Chief Executive Officer of each of Parent and the Purchaser to such effect.

6.3    Conditions to Obligations of Parent and the Purchaser to Effect the Merger.

The obligations of Parent and the Purchaser to effect the Merger are further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Sections 3.2, 3.3, 3.4(a), 3.5, 3.8, 3.15 and 3.16 shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3, 3.4(a), 3.5, 3.8, 3.15 and 3.16) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

(b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement, and the Purchaser shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer to such effect;

(c) The representations and warranties of each of the Management Stockholders contained in the Subscription Agreement shall be true and correct in all material respects as of the date of the Subscription Agreement and as of the date of the consummation of the Subscription (as defined in the Subscription Agreement) as though made on and as of the date of the consummation of the Subscription; each of the Management Stockholders shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by such Management Stockholder under the Subscription Agreement at or prior to the date of the consummation of the Subscription; and the Subscription Agreement shall be in full force and effect with respect to each of the Management Stockholders;

(d) Parent shall have received the cash proceeds of the Financing;

(e) There shall not be pending any suit, action or proceeding by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by the Company, Parent, the Purchaser or any of their respective affiliates of a substantial portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(f) The number of Dissenting Shares shall not exceed 10.0% of the outstanding shares of Company Common Stock;

(g) Since December 31, 2002, there shall not have occurred nor continue to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have a material adverse effect on the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the MLP and its Subsidiaries taken as a whole, other than resulting from changes in general industry conditions or changes in general economic conditions, except, in each case, to the extent any such condition affects the MLP to a greater extent than other similarly situated companies generally;

(h) The MLP shall have consummated the acquisition of Shell Pipeline Company LP’s interests in SPLC Capline Company and SPLC Capwood Company on terms at least as favorable in all material respects as those described in the Current Reports on Form 8-K filed by the MLP with the SEC on December 17, 2003; provided, however, that if the agreement to purchase such interests shall be terminated without consummation, Purchaser shall have seven Business Days after the public announcement of the termination of such agreement to terminate this Agreement as a result of the failure of this condition to be satisfied and if Purchaser does not so terminate this Agreement, this condition shall be deemed to be waived;

(i) Since January 1, 2000, each of the financial statements of the MLP filed with the SEC under the Exchange Act (including the related notes, where applicable) shall have complied with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, except where the failure to comply has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and each of such statements (including the related notes, where applicable) shall have been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q, except where the failure of such statements to have been so prepared has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(j) As of their respective dates, all forms and documents required to be filed by the MLP with the SEC since January 1, 2000 under the Exchange Act, including the financial statements and schedules provided therein or incorporated by reference therein, (i) shall not have contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except where such misstatement or omission has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) shall have complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, except where the failure to so comply has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

(k) All material consents and approvals of any Person, including consents and approvals from parties to loans, contracts, leases or other agreements, necessary to the consummation of the Merger shall have been obtained, and a copy of each such consent and approval shall have been provided to Parent at or prior to the Closing.

ARTICLE VII

TERMINATION

7.1    Termination.

Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder adoption of this Agreement:

(a) By the mutual consent of Parent and the Company in a written instrument.

(b) By either the Company or Parent upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before August 31, 2004; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action (which statute, rule, order, decree, regulation or other action the parties hereto shall have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and not-appealable (provided that the terminating party is not then in breach of Section 5.4);

(iii) the stockholders of the Company fail to adopt this Agreement by the Required Vote at the Special Meeting (including any postponement or adjournment thereof); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(b)(iii) if it has breached any of its obligations under Section 5.2 or breached in any material respect any of its obligations under Section 5.5;

(iv) there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.3(a) (in the case of a breach of representation or warranty by the Company) or Section 6.2(a) (in the case of a breach of representation or warranty by Parent or the Purchaser); or

(v) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein).

(c) By Parent, upon written notice to the Company, (i) if the Company, or the Board, as the case may be, shall have (A) entered into any agreement with respect to any Acquisition Proposal other than the Merger or an Acceptable Confidentiality Agreement as permitted by Section 5.2 or (B) approved or recommended, or, in the case of a committee, proposed to the Board, to approve or recommend, any Acquisition Proposal other than the Merger, or (ii) if the Company or the Board or any committee thereof shall have resolved to do any of the foregoing, or (iii) if an Adverse Recommendation Change shall have occurred or the Board or any committee thereof shall have resolved to make an Adverse Recommendation Change, or (iv) in accordance with Section 6.3(h).

(d) Prior to obtaining the Required Vote, by the Company upon written notice to the Purchaser if the Company shall have concurrently entered into an Acquisition Agreement in accordance with Section 5.2 hereof; provided, however that the Company may only exercise its right to terminate this Agreement pursuant to this Section 7.1(d) if the Company has complied with its obligations under Section 5.2 and complied in all material respects with its obligations under Section 5.5 and simultaneously paid the applicable termination fee under Section 8.1(b).

7.2    Effect of Termination.

In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this Section 7.2, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Parent, the Purchaser or the Company, except as set forth in Section 8.1 of this Agreement and except with respect to the requirement to comply with the Confidentiality Agreement; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1    Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Sections 8.1(b) and 8.1(c).

(b) If this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), (c)(ii) or (c)(iii) or by the Company pursuant to Section 7.1(d), then the Company shall (i) reimburse Parent for all reasonable Expenses of Parent and the Purchaser and (ii) pay to Parent in immediately available funds a termination fee in an amount equal to $15 million (the “Termination Fee”).

(c) In the event that (i) an Acquisition Proposal has been proposed by any Person (other than Parent and the Purchaser or any of their respective affiliates) or any Person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally and (ii) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), by Parent pursuant to Section 7.1(b)(iv) or 7.1(b)(v), then the Company shall reimburse Parent for all of the Expenses of Parent and the Purchaser. Furthermore, if (x) the events in clauses (i) and (ii) in the first sentence of this Section 8.1(c) occur and (y) within 15 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (y) of this sentence.

(d) Any payment of the Expenses and the Termination Fee pursuant to Section 8.1(b) shall be made within one Business Day after termination of this Agreement by wire transfer of immediately available funds to an account designated by Parent; provided, however, that in the case of a termination by the Company pursuant to Section 7.1(d) such payment shall be made simultaneously with such termination. Any payment of the Expenses pursuant to Section 8.1(c) shall be made upon the termination of this Agreement, and any payment of the Termination Fee pursuant to Section 8.1(c) shall be made prior to the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal, in either case. In circumstances where Section 8.1 requires a reimbursement of Expenses, the Company shall reimburse Parent for the Expenses incurred to the Termination Date on the later of (i) the day that is one Business Day after the Termination Date and (ii) the day that is one Business day after the delivery by Parent to the Company of documents reflecting Expenses incurred. The Company acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Purchaser would enter into this Agreement; accordingly, if the Company fails promptly to pay or cause to be paid the amounts due pursuant to this Section 8.1, and, in order to obtain such payment, Parent or the Purchaser commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.1, the Company shall pay to Parent and the Purchaser (as the case may be) its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(e) This Section 8.1 shall survive any termination of this Agreement.

8.2    Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective boards of directors, at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the stockholders of the Company if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Certificate of Incorporation or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

8.3    Survival.

The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

8.4    Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company, to:

Plains Resources Inc.

700 Milam St.

Suite 3100

Houston, Texas 77002

Telephone: 832-239-6000

Facsimile: 832-239-6200

Attention: John F. Wombwell

         General Counsel

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Telephone: 713-229-1330

Facsimile: 713-229-7730

Attention: R. Joel Swanson

and

(b) if to Parent or the Purchaser, to:

Vulcan Energy Corporation

505 Fifth Ave S

Suite 900

Seattle, Washington 98104

Telephone: 206-342-2034

Facsimile: 206-342-3000

Attention: David Capobianco

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

1600 Smith Street

Suite 4400

Houston, Texas 77002

Telephone: 713-655-5100

Facsimile: 713-655-5200

Attention: Frank Ed Bayouth II

8.5    Interpretation; Definitions.

When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”. The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

The following terms have the following definitions:

(a) “Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware or New York.

(b) “Calumet Florida” means Calumet Florida, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “E&P Company” means Plains Exploration & Production Company, a Delaware corporation.

(e) “Expenses” means documented out-of-pocket fees and expenses incurred or paid in connection with the negotiation of this Agreement or the consummation of any of the transactions contemplated by this Agreement, including all due diligence and financing costs, filing fees, printing fees and fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

(f) “Financing” means debt financing in the amounts set forth in the Commitment Letters and on terms not less favorable to the borrower than those set forth in the Commitment Letters.

(g) “Flores” means James C. Flores, an individual.

(h) “Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

(i) “Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

(j) “LP” means Plains AAP, L.P., a Delaware limited partnership.

(k) “LP Agreement” means the Amended and Restated Limited Partnership Agreement of LP, dated June 8, 2001, as such agreement may be amended or modified from time to time in accordance with its terms.

(l) “Management Stockholders” means, collectively, Flores and Raymond.

(m) “Material Adverse Effect” means (i) with respect to the Company, an effect which (A) is materially adverse to the business, assets, liabilities, prospects, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, other than resulting from changes in general industry conditions or changes in general economic conditions, except, in each case, to the extent any such condition affects the Company to a greater extent than other similarly situated companies generally, or (B) materially impairs the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, and (ii) with respect to Parent or the Purchaser, any circumstance, change, event or effect which materially impairs the ability of Parent or the Purchaser to consummate the transactions contemplated hereby.

(n) “Midstream Business” means the gathering, transportation, terminalling, storage, and marketing of Hydrocarbons and all operations related thereto, including (i) the acquisition, construction, installation, maintenance or remediation and operation of pipelines, gathering lines, compressors, facilities, storage facilities and equipment, and (ii) the gathering of Hydrocarbons from fields, interstate and intrastate transportation by pipeline, trucks or barges, tank storage of Hydrocarbons, transferring Hydrocarbons from pipelines and storage facilities to trucks, barges or other pipelines, acquisitions of Hydrocarbons at the well or bulk purchase at pipeline and terminal facilities and subsequent resale thereof.

(o) “MLP” means Plains All American Pipeline, L.P., a Delaware limited partnership.

(p) “MLP Agreement” means the Third Amended and Restated Agreement of Limited Partnership of MLP, dated June 27, 2001, as such agreement may be amended or modified from time to time in accordance with its terms.

(q) “MLP Companies” means the MLPGP, the LP and the MLP and each of their respective Subsidiaries.

(r) “MLPGP” means Plains All American GP LLC, a Delaware limited liability company.

(s) “MLPGP Agreement” means the Amended and Restated Limited Liability Company Agreement of MLPGP, dated June 8, 2001, as amended September 16, 2003, as such agreement may be amended or modified from time to time in accordance with its terms.

(t) “Oil and Gas Interests” means the upstream activities of acquiring, exploring, developing, exploring for and producing oil through Calumet Florida.

(u) “Permitted Liens” “ means (a) Liens reserved against or identified in the Balance Sheet, to the extent so reserved or reflected or described in the notes thereto, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company’s books in accordance with GAAP, (c) in the case of oil and gas leases, those interests customarily reserved to the surface owner or grantor of such individual interest, and (d) those Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used, or otherwise have or result in a Material Adverse Effect on the Company.

(v) “Person” means any natural Person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity.

(w) “Raymond” means John T. Raymond, an individual.

(x) “Spin-Off” means the distribution of the common stock of the E&P Company to the stockholders of the Company as of December 18, 2002.

(y) “Stock Option” means any option to purchase shares of Company Common Stock outstanding as of the date of this Agreement, whether granted under any Stock Option Plan or otherwise.

(z) “Subscription Agreement” means the Amended and Restated Subscription Agreement by and among Paul G. Allen, an individual, Flores and Raymond, dated as of February 19, 2003, as such agreement may be amended or modified from time to time in accordance with its terms.

(aa) “Subsidiary” means with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person; and in addition, with respect to any representation and warranty of the Company, the term Subsidiary shall mean any such other Persons of which 50% or more of such securities or other interests are or were at any time directly or indirectly owned by the Company, provided that the Company’s representation and warranty with respect to such Subsidiary shall only relate to the period during which the Company directly or indirectly owned such Subsidiary.

8.6    Headings; Schedules.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Section of the Company Disclosure Letter or the Purchaser Disclosure Letter shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

8.7    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

8.8    Entire Agreement.

This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

8.9    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.10     Governing Law.

This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

8.11     Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided that each of Parent and the Purchaser may assign this Agreement to any of its Subsidiaries, or to any lender to each of Parent and the Purchaser or any Subsidiary or affiliate thereof as security for obligations to such lender, and provided, further, that no assignment to any such lender shall in any way affect Parent’s or the Purchaser’s obligations or liabilities under this Agreement.

8.12    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Sections 5.7 and 8.11) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing,, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any director, officer, employee, representative, agent or other controlling Person of each of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

8.13    Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

******

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

VULCAN ENERGY CORPORATION

By:	/s/ DAVID N. CAPOBIANCO

Name:	David N. Capobianco
Title:	Vice President

PRIME TIME ACQUISITION CORPORATION

By:	/s/ DAVID N. CAPOBIANCO

Name:	David N. Capobianco
Title:	Vice President

PLAINS RESOURCES INC.

By:	/s/ STEPHEN A. THORINGTON

Name:	Stephen A. Thorington
Title:	Executive Vice President

APPENDIX B

PETRIE PARKMAN & Co.

600 Travis, Suite 7400

Houston, Texas 77002

713/650-3383 • Fax: 713/650-8461

February 18, 2004

The Special Committee of the Board of Directors and

The Board of Directors

Plains Resources Inc.

700 Milam Street

Suite 3100

Houston, Texas 77002

Gentlemen:

Vulcan Energy Corporation, a Delaware corporation (“Parent”), Prime Time Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), and Plains Resources Inc., a Delaware corporation (“Plains”) or the “Company”), propose to enter into an agreement and plan of merger (the “Merger Agreement”) which provides for, among other things, the merger (the “Merger”) of the Purchaser with and into Plains, as a result of which Plains will become a wholly owned subsidiary of Parent. Upon consummation of the Merger, each issued and outstanding share of Plains common stock, par value $0.10 per share (the “Plains Common Stock”), owned by Plains stockholders (the “Public Stockholders”) will be converted into the right to receive $16.75 per share in cash (the “Merger Consideration”).

You have requested our opinion as to whether the Merger Consideration is fair from a financial point of view to the Public Stockholders other than James C. Flores and John T. Raymond and their respective affiliates.

In arriving at our opinion, we have, among other things:

1.	reviewed certain publicly available business and financial information relating to the Company, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

2.	reviewed certain information prepared and provided by the Company, including operation statements and unaudited financial statements for the fiscal year ended December 31, 2003;

3.	reviewed certain publicly available business and financial information relating to Plains All American Pipeline, L.P. (“PAAP”), including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and (ii) its Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended September 30, 2003;

4.	reviewed estimates of the Company’s proved, probable and possible oil and gas reserves, prepared by the independent engineering firm of Netherland, Sewell & Associates, Inc. as of December 31, 2002;

DENVER	LONDON
475 Seventeenth Street, Suite 1100 Denver, Colorado 80202 303/292-3877 • Fax: 303/292-4284	35 Abbotsbury Road London, W14 8EL 4420/7460-0902 • Fax: 4420/7460-0906

5.	analyzed certain historical and projected financial and operating data of the Company prepared by the management and staff of the Company;

6.	reviewed certain historical and projected financial and operating data of PAAP prepared by the management and staff of PAAP;

7.	discussed the current and projected operations and prospects of the Company and PAAP with the management and staff of the Company;

8.	reviewed the historical trading history of Plains Common Stock and PAAP common units;

9.	compared recent stock market capitalization indicators for the Company and PAAP with recent stock market capitalization indicators for certain other publicly traded independent energy companies;

10.	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed to be relevant;

11.	participated in discussions and negotiations among the representatives of the Special Committee of the Board of Directors, Plains, Parent and their respective legal and financial advisors;

12.	reviewed a draft dated February 17, 2004 of the Merger Agreement; and

13.	reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of all information supplied or otherwise made available to us by the Company and PAAP. We have further relied upon the assurances of representatives of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and PAAP relating to the future financial and operational performance of the Company and PAAP, respectively. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of Netherland, Sewell & Associates, Inc., relating to the oil and gas properties of Plains. We have not made an independent evaluation or appraisal of the assets or liabilities of the Company, nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. We have also assumed that the Merger Agreement executed and delivered by the parties will contain identical financial and economic terms and otherwise be substantially similar to the last draft reviewed by us, and that the conditions precedent in the Merger Agreement are not waived.

Our opinion relates solely to the fairness, from a financial point of view, of the Merger Consideration to the Public Stockholders of Plains Common Stock other than James C. Flores and John T. Raymond and their respective affiliates and we have not considered the consideration to be received by James C. Flores and John T. Raymond in connection with the Merger. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with its consideration of the Merger and our opinion does not constitute a recommendation to any holder of Plains Common Stock as to how such stockholder should vote on the Merger. Our opinion does not address the underlying business decision of the Company to engage in the Merger. We have not been asked to consider, and this opinion does not address, the tax consequences of the Merger to any particular stockholder of Plains, or the prices at which the Plains Common Stock will actually trade at any time, including following the announcement or consummation of the Merger. We are not rendering any legal or accounting advice and we understand the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger. As you are aware, we are acting as financial advisor to the Special Committee of the Board of Directors of Plains and we will receive a fee from Plains for our services, a portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to Plains, and have received customary fees for such services. Furthermore, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of the Company for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

Our opinion in rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of the Company as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders other than James C. Flores and John T. Raymond and their respective affiliates.

Very truly yours,

PETRIE PARKMAN & CO., INC.

By:	/s/ JON C. HUGHES

APPENDIX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262 — APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PLAINS RESOURCES INC.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS – [                    ], 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE PLAINS RESOURCES INC.

BOARD OF DIRECTORS

The undersigned hereby appoints Stephen A. Thorington and John F. Wombwell, and each of them, as proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote all shares of Plains Resources common stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Plains Resources Inc. to be held in Houston, Texas, on [day], [                    ], 2004, at [time], Central Daylight Time, or at any adjournment(s) thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS ON EACH PROPOSAL.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

SPECIAL MEETING OF STOCKHOLDERS OF

PLAINS RESOURCES INC.

[                    ], 2004

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯                                                 ¯

Please detach and mail in

the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR

VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 19, 2004, by and among Vulcan Energy Corporation, the Vulcan Merger Subsidiary and Plains Resources Inc., and the merger of the Vulcan Merger Subsidiary with and into Plains Resources Inc.		For [ ]	Against [ ]	Abstain [ ]

2. To grant to the proxyholders the authority to vote in their discretion with respect to the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of the approval and adoption of the Agreement and Plan of Merger and the merger if there are not sufficient votes for approval and adoption of the Agreement and Plan of Merger and the merger at the special meeting.		For [ ]	Against [ ]	Abstain [ ]

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT THEREOF.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder                                                                                                                                             Date:

Signature of Stockholder                                                                                                                                             Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.